UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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ORRSTOWN FINANCIAL SERVICES, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 4, 2025
Dear Shareholder:
On behalf of the Board of Directors, management and employees of Orrstown Financial Services, Inc. (the “Company”), the holding company for Orrstown Bank, I cordially invite you to participate in our 2025 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will again be held virtually via live webcast on Tuesday, May 6, 2025, at 9:00 a.m., local time. Shareholders will not be able to attend the Annual Meeting in person. The proxy statement included with this letter details how you can participate in the Annual Meeting.
The attached Notice of Annual Meeting and Proxy Statement describe the formal business we expect to act upon at the Annual Meeting. We will also report on our results of operations. Our directors and officers, as well as representatives of Crowe LLP, our independent registered public accounting firm, will be present to respond to shareholder questions.
The Board of Directors of the Company has determined that the affirmative vote "FOR" all nominees for director and "FOR" all proposals to be considered at the Annual Meeting is in the best interests of the Company and its shareholders and unanimously recommends a vote "FOR" all nominees and proposals.
Your vote is important, regardless of the number of shares you own. We encourage you to vote by proxy so that your shares will be represented and voted at the Annual Meeting. We offer several ways for shareholders to vote. Voting can be completed by returning the enclosed proxy card, online, or by using your mobile device. Voting by proxy will not prevent you from voting during the Annual Meeting, but will ensure that your vote is counted if you cannot participate.
On July 1, 2024, we completed a transformational merger of equals transaction with Codorus Valley Bancorp, Inc. and immediately began the difficult work of integrating the two companies, while continuing to focus on growing our business and providing exceptional client service. We successfully completed our core conversion in November. With the integration behind us, we look forward to returning our focus to growing the company, enhancing shareholder value, and building the premier community banking franchise in our Pennsylvania and Maryland markets. We are proud of the people within the Company who have made the merger's success possible and who will be critical to our continued success.
We thank you for your continued support of the Company and Orrstown Bank, and look forward to your participation at the Annual Meeting.

Sincerely,

Thomas R. Quinn, Jr. President and Chief Executive Officer

4750 Lindle Road
Harrisburg, Pennsylvania 17111

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 6, 2025

The Annual Meeting of Shareholders of Orrstown Financial Services, Inc. (the “Company”), the holding company for Orrstown Bank, will be held virtually on Tuesday, May 6, 2025, at 9:00 a.m. local time, to consider and take action on the following matters:

1.	To elect five Class B director nominees to serve on our Board of Directors for a three-year term expiring in 2028;

2.	To approve a non-binding advisory vote regarding the compensation paid to our Named Executive Officers (“Say-On-Pay”);

3	To approve the Orrstown Financial Services, Inc. 2025 Stock Incentive Plan; and

4	To ratify the Audit Committee’s selection of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.
Your Board of Directors recommends a vote “FOR” the election of all nominees as directors listed in the enclosed proxy statement; “FOR” approval of the non-binding advisory vote regarding the compensation paid to our Named Executive Officers; "FOR" approval of the Orrstown Financial Services, Inc. 2025 Stock Incentive Plan; and “FOR” ratification of the Audit Committee’s selection of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.
This Notice of Annual Meeting of Shareholders, the proxy statement and the enclosed proxy card are being mailed on or about April 4, 2025 to shareholders of record at the close of business on March 3, 2025. A copy of the Annual Report on Form 10-K for the year ended December 31, 2024 is also enclosed.

Sincerely,

Robert G. Coradi
Secretary
April 4, 2025

Important Notice Regarding Internet Availability of Proxy Materials
for the Annual Meeting of Shareholders to be Held Virtually on May 6, 2025 at 9:00 a.m.
The Proxy Statement and Annual Report on Form 10-K are available on the Internet at
www.proxyvote.com

Information About Executive Officers	23
Compensation Discussion and Analysis	25
Executive Summary	25
Shareholder Engagement	28
How We Set Compensation	28
2024 Compensation of Our Named Executive Officers	29
Pay Versus Performance	50
2024 Pay Ratio Disclosure	53
Proposal 2 – Advisory Vote Regarding the Compensation Paid to Named Executive Officers	54
Proposal 3 – Consider the approval of the Orrstown Financial Services, Inc. 2025 Stock Incentive Plan	53
Proposal 4 – Ratification of The Audit Committee's Selection of Crowe LLP as the Company's Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2025	61
Relationship with Independent Registered Public Accounting Firm	62
Involvement in Certain Legal Proceedings	62
Annual Report on Form 10-K	62
Annex A	A-1
Annex B	B-1

ABOUT ORRSTOWN
Orrstown Financial Services, Inc. (NASDAQ: ORRF) ("Orrstown" or the "Company"), a Pennsylvania corporation, is the financial holding company for its wholly-owned subsidiary Orrstown Bank (the "Bank"). The Company’s principal executive offices are located at 4750 Lindle Road, Harrisburg, Pennsylvania. The Company was organized on November 17, 1987 for the purpose of acquiring the Bank and such other banks and bank-related activities as are permitted by law and desirable. The Company provides banking and financial advisory services located in south central Pennsylvania, principally in Berks, Cumberland, Dauphin, Franklin, Lancaster, Perry and York Counties, Pennsylvania, and in Anne Arundel, Baltimore, Howard and Washington Counties, Maryland, as well as Baltimore City, Maryland. The Company’s lending area also includes adjacent counties in Pennsylvania, Maryland, Delaware, Virginia, and West Virginia, as well as the District of Columbia.
A TRANSFORMATIONAL YEAR FOR ORRSTOWN
2024 was a transformational year for the Company. During the year, the Company took several steps designed to create long-term shareholder value. These steps are described below.
Completion of Merger of Equals with Codorus Valley Bancorp, Inc.
On July 1, 2024, the Company completed a transformational merger of equals with Codorus Valley Bancorp. At the effective time of the merger, Codorus Valley Bancorp was merged with and into the Company, with the Company as the surviving corporation, which was promptly followed by the merger of Codorus Valley’s wholly-owned bank subsidiary, PeoplesBank, A Codorus Valley Company (“PeoplesBank”) with and into the Bank with the Bank as the surviving bank. The merger created a community banking company with $5.4 billion in total assets and $3.2 billion of assets under management as of December 31, 2024.
During the first half of 2024, the Company’s management focused first on closing the merger and then on conversion and integration planning matters to ensure the Company would achieve the announced strategic and financial benefits of the transaction for our shareholders, employees, clients and communities, which are expected to include, among others:
•Significantly enhanced scale and liquidity;
•Peer leading performance with substantially increased pro forma profitability;
•Expanded footprint across south central Pennsylvania and the greater Baltimore area; and
•Built a top-tier overall talent pool to drive further growth and enhancement of client service.

After the completion of the merger, the Company immediately began the difficult work of integrating the two companies, while continuing to focus on growing our business. We successfully completed our core conversion in November 2024.
Financial Highlights
Our financial highlights for 2024 include the following:
•Net income, adjusted to exclude merger-related expenses and other non-recurring charges, was $56.1 million for the year ended December 31, 2024 compared to adjusted net income of $36.6 million for 2023.
•Net interest margin remained strong at 3.92% for 2024 compared to 3.80% for 2023;
•Total assets increased by $2.3 billion, or 74%, to $5.4 billion;
•Loans held for investment increased by $1.6 billion, or 70%, to $3.9 billion;
•Total deposits increased by $2.0 billion, or 77%, to $4.6 billion;
•Credit quality remained strong as total nonaccrual loans to total loans decreased to 0.61% at December 31, 2024 from 1.11% at December 31, 2023 and total nonperforming assets to total assets decreased to 0.45% at December 31, 2024 from 0.83% at December 31, 2023; and
•All four capital ratios applicable to the Company were above regulatory minimum levels to be deemed “well capitalized” under current bank regulatory guidelines at December 31, 2024.

The Company’s financial results for 2024 were significantly impacted by the merger with Codorus Valley Bancorp. For additional information regarding the Company’s financial performance for 2024, please see our Annual Report on Form 10-K for the year ended December 31, 2024 as filed with the Securities and Exchange Commission, which accompanies this proxy statement. For reconciliations of the non-GAAP financial measures discussed above to GAAP financial measures, please see page 70 within Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations of the Form 10-K.
Building Long-Term Shareholder Value
In January 2025, the Company noted that the previously announced cost save target of 18% has been achieved for the go-forward normalized operating run rate as of December 31, 2024.

In addition, since the completion of the merger, the Company has twice increased the quarterly dividend payable by the Company for a total increase of $0.06 per share, or 30%, in the aggregate to $0.26 per share.
Focused on the Future
The Board of Directors is focused on driving the long-term growth and profitability of the Company in future years. With the integration behind us, we look forward to returning our attention to growing the Company, enhancing long-term shareholder value, and establishing ourselves as the premier community banking franchise in our Pennsylvania and Maryland markets.
Governance Changes
At the effective time of the merger, Thomas D. Longenecker, Meera R. Modi, Andrea L. Pugh and Floyd E. Stoner tendered their resignations as members of the Boards of Directors of the Company and the Bank, and Codorus Valley Bancorp and PeoplesBank directors Brian D. Brunner, Sarah M. Brown, Scott V. Fainor, John W. Giambalvo, Craig L. Kauffman and J. Rodney Messick were appointed to the Boards of Directors of the Company and the Bank. Mr. Kauffman subsequently resigned as an officer and director of the Company and the Bank on September 30, 2024.
CORPORATE SOCIAL RESPONSIBILITY AND ESG
We understand the importance of corporate social responsibility and environmental, social and governance (“ESG”) matters to our stakeholders and are working diligently to have a positive social impact and contribute to environmental sustainability inside and outside of our communities.
The Board of Directors plays an important role in assessing our corporate social responsibility and ESG efforts and understanding the various risks and potential impact that these issues may have on our businesses. The Board of Directors monitors our corporate social responsibility and ESG practices directly and through its various standing committees. The Board and its committees receive periodic updates on the status of our corporate social responsibility and ESG initiatives, and review and manage the risks associated with these areas.
Highlights of our corporate social responsibility and ESG initiatives in 2024, as well as the impact these efforts have had, are discussed below.
Community Engagement and Impact. At Orrstown Bank, our dedication to our clients, employees and the communities we serve is deeply embedded in our ethos. For over 105 years, addressing social issues has been a fundamental part of our mission. As clearly articulated in our mission statement, we create value for our shareholders by providing outstanding client experiences through community engagement and local decisions from people you know and trust.
Our community-focused initiatives include supporting first-time homebuyer programs, participating in Baltimore’s Healthy Neighborhoods program, and taking proactive, boots-on-the-ground approaches to disaster relief. We also offer the BankOn certified checking account to increase access to the unbanked and underbanked through a no fee account offering. In 2024, our employees contributed thousands of hours of volunteer service, demonstrating our encouragement of active community involvement.
Since the Bank was established in 1919, we have been committed to supporting our communities. In 2006, we created the Orrstown Bank Foundation (the "Foundation") to continue this legacy. The Foundation aims to enhance the quality of life within our market area by providing financial assistance to a wide variety of charitable organizations addressing humanitarian and civic needs. In 2024, the Foundation donated $92,000 to various charitable organizations. The Foundation also places an emphasis on developing future leaders through an active scholarship program that promotes higher education by offering scholarships to high school students within the communities that we serve who wish to further their education. The Foundation awarded approximately $23,500 in scholarship money to such students in 2024.
In addition to these efforts, the Bank made over $1.4 million in contributions or sponsorship commitments to local organizations in 2024, including $1.2 million to qualifying entities through the Commonwealth’s Educational Improvement Tax Credit program.
Our commitment to community and a culture of caring was further demonstrated when Hurricane Helene devastated Lansing, North Carolina. Responding to a call from the North Carolina Bankers Association, the Bank, the Foundation, and its employees rallied to support the town. The Foundation donated $10,000 to aid in the town's recovery. Our employees quickly mobilized, collecting and donating essential supplies, including personal care items, basic needs for use without electricity, cleanup supplies, and pet food. Orrstown employees filled an entire 18-wheeler with relief materials. When Lansing shared their inability to celebrate Christmas, our employees once again stepped up, filling another truck with toys and wrapping supplies to bring holiday cheer to the community.

Environmental. Environmental issues and concerns have risen in prominence with investors in recent years. While, as a financial services provider, the Company does not engage in activities resulting in the risk of significant environmental degradation, as a community bank, we are conscious that we have an obligation to serve as a good steward for the environment. We continue to engage in alternative energy (solar) lending, employ recycling programs at substantially all facilities, and have no direct exposure to fracking or the fossil fuel extraction industry.
The Company often receives inquiries regarding its policies on various social and environmental issues. The following table answers many of the questions asked, whether or not they are relevant to the banking industry.
Environmental, Social, and Governance Matters Q&A

Inquiries	Yes/No/NA	Explanation
Does the Company have an enterprise level environmental policy?	No
Although the Company lacks an enterprise-wide environmental policy, as a financial services provider, the Company does not engage in activities resulting in the risk of significant environmental degradation.

If the Company suffered a major environmental controversy, has it failed to provide an adequate response?	NA	The Company has never been involved with a major environmental controversy.
Does the Company disclose a Code of Vendor Conduct?	No	The Company’s policies regarding vendor contracts provide that contracts may be terminated if a vendor does not comply with federal, state, and local laws and regulations.
Does the Company make investments in low carbon opportunities?	Yes
As of December 31, 2024, the Company had approximately ten solar-related investments aggregating to $4.0 million and had approximately $51.3 million of solar-related loans outstanding. During 2022, the Company purchased one issuer green designation bond in the aggregate principal amount of $8.1 million. The bond proceeds are being used for public improvements in a densely populated Midwestern city. In 2021, the Company purchased four issuer green designation bonds of which we continue to own an aggregate principal amount of $9.2 million. One such bond is being utilized to finance certain capital improvements to, and conservation programs for, a major West Coast city’s municipal light and power plant system. Two such bonds are being utilized to expand the recycled water system as well as make other infrastructure improvements for a southern California municipality. The fourth bond is being utilized by a major Midwestern state university to construct and improve the campus.

Does the Company have policy surrounding carbon emissions?	No	At present, Orrstown does not have a policy regarding greenhouse emission or carbon footprint goals. The Company lacks measurement systems to fully assess carbon emissions.
Does the Company disclose a clear framework for evaluating projects in critical habitats or other areas with recognized high biodiversity value?	NA
Orrstown Bank has not undertaken any projects in critical habitats or other areas with recognized high biodiversity value. That said, all loans made to clients require compliance with federal, state, and local environment laws and regulations including, but not limited to, environmental impact statements as required by various authorities.

Does the Company have a hazardous waste policy/procedure?	No
Though the Company does not have a written policy or procedure regarding hazardous waste, the Company is not a significant producer of hazardous waste. Additionally, the Company’s HVAC systems that do rely on hazardous materials are maintained by third-party vendors bound by federal, state, and local laws and regulations regarding material handling.

Does the Company have a non-hazardous waste policy/procedure?	Yes	Substantially all facilities are equipped with systems for recycling appropriate materials and are required to use such systems.
Does the Company have a water use policy?	Yes	The Company does not use water on an industrial or agricultural scale. All wastewater is disposed of in accordance with local wastewater standards as governed by federal and state regulations.
If the Company suffered a major controversy linked to human rights or corruption, has it failed to provide an adequate response?	NA	The Company has not experienced any controversy (major or otherwise) linked to human rights.

Inquiries	Yes/No/NA	Explanation
Does the Company have an enterprise level human rights policy?	No	As a matter of policy, the Company abides by all federal, state, and local laws including U.S. Code, Title 22, Chapter 78. Employees are encouraged to report any misconduct via an anonymous whistleblower hotline.
Does the Company disclose a formal grievance reporting process for concerns related to human rights?	Yes	The formal grievance process is detailed in the employee handbook and Human Resources periodically advises the employees of their rights.
Does the Company supplier policy prohibit the use of child and / or forced labor?	Yes	The Company’s vendor engagement policy mandates that all vendors be in compliance with all federal, state, and local laws.
Has the Company suffered a controversy related to labor standards or a “living wage?”	No	The Company has not experienced any labor-related controversies. The Company’s pay structure is on par with peers in our marketplace and reviewed periodically to remain competitive.
What is the scope of the Company's disclosed training or professional development programs for employees?	Yes	We encourage and support the growth and development of our employees. Continuous learning and career development is advanced through ongoing performance and development conversations with employees, internally created training programs, including development and advancement training offered through Orrstown University, customized corporate training engagements and educational reimbursement and certification programs. Training opportunities are available both online and in-person, and all employees have online access to courses for professional development provided by a third party. We also have established a Management Associate Program which provides a structured learning experience that focuses on the commercial line of business and credit administration, and then progresses into rotations within other lines of business.
Does the Company monitor employee satisfaction and engagement?	Yes	The Company periodically conducts employee surveys.
Does the Company disclose a labor rights or other formal policy that encompasses freedom of association and the right to collective bargaining?	Yes	All employment law data, including rights, is included in legal postings at each location.
Does the Company disclose a policy that specifically addresses occupational health and safety?	Yes	The Company complies with all U.S. Occupational Safety and Health Administration policies, as well as any applicable state and local regulations. All OSHA disclosures are placed in each location in a manner that is easily accessible to all employees, including general safety guidelines and reporting requirements.
Does the Company’s occupational health and safety policy extend to vendors?	Yes	The Company’s vendor engagement policy mandates that all vendors be in compliance with all federal, state, and local laws.
Does the Company have a publicly disclosed Business Ethics Policy or Code of Conduct?	Yes	The Company has adopted a Code of Conduct, a copy of which is available on its investor relations page.
What is the highest level of executive oversight for the Company's anti-bribery or anti-corruption program?	Yes	The Company’s anti-bribery and anti-corruption program are described within its Code of Conduct, which is overseen by the Board of Directors.
Does the Company's anti-bribery or anti-corruption policy specifically prohibit personnel from receiving and giving gifts, bribes, or facilitation payments?	Yes	The Company’s Code of Conduct addresses permissible and impermissible gifts and entertainment expenditures and prohibits “facilitation” payments.
Does the Company provide anti-corruption training to all employees, including management?	Yes	Every employee is required to complete training related to, and to acknowledges familiarity and compliance with, the Company's Code of Conduct.

Inquiries	Yes/No/NA	Explanation
Does the Company maintain internal monitoring, whistleblower, or reporting systems, which include metrics related to the number of inquiries, complaints, or issues received by the legal or compliance office?	Yes	A report, which includes metrics related to the number of inquiries, is provided annually to the Audit Committee of the Board of Directors. A follow-up report on each complaint received is also provided as needed.
Does the Company use corporate funds for the purposes of political advocacy, including lobbying, campaign contributions, and contributions to tax-exempt groups including trade associations?	Yes	The Company maintains membership in the Pennsylvania Bankers Association and American Bankers Association, which advocate for the banking industry in general. Specific issues for which these associations advocate may or may not be beneficial to the Company; however, the Company views the industry-wide lobbying efforts to be favorable. The Company itself does not provide campaign contributions.
Does the Company operate an anti-money laundering program, including customer due diligence (Know Your Customer)?	Yes	The Company has a well-documented and regulated program covering the Bank Secrecy Act, Anti-Money Laundering, and Know Your Customer. The programs are periodically reviewed in detail by bank regulators. The Company does not disclose details of the program as a matter of prudence to avoid providing nefarious agents too much information.
What is the Company’s approach to identifying and addressing data security risks?	Yes	The Company has a Chief Information Security Officer ("CISO") who reports to the Chief Risk Officer. The CISO is responsible for implementing a multi-layer approach to data threats the Company receives, focused on detection and prevention including firewalls, intrusion prevention, and anti-malware technologies. Additionally, to limit the risk from the Company’s own employees the Company uses the principal of least privilege, meaning users only receive access to systems and information needed to complete their role within the Company. In addition, the Company is a regulated depository institution. As such, all data security measures are examined by appropriate bank regulators.
Does the Company disclose information on data security breaches?	Yes
The Company discloses data security breaches to clients and regulators in compliance with all bank regulations and state laws. The Company has disclosed data breaches in public filings with the Securities and Exchange Commission as required, most recently in 2018.

Ethics
Since our founding in 1919, we have grown to employ over 600 employees, operating 38 full-service banking offices, seven limited purpose branch offices, two limited purpose banking offices and nine standalone ATMs in Cumberland, Dauphin, Franklin, Lancaster, Perry and York counties in Pennsylvania, Washington County, Maryland and the Baltimore metropolitan area. Over our 105-year history we have seen numerous exciting changes, both in our Company and in the banking industry as a whole. However, despite these changes, our focus and values have remained the same; they guide us as we conduct our daily business. Our Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers have been developed to provide guidance to all of our employees and directors on these values, proper behavior within the Company, and to aid in the maintenance of a responsible and ethical work environment. Our Code of Ethics is a critical element of our culture of compliance and ethics. All of our decisions must be driven by the following core values:
•We are accountable to our clients and each other.
•We strive to communicate timely and clearly with openness and respect.
•We are actively engaged in our communities.
•We constantly strive to innovate and are committed to continuous improvement.
•We act with integrity to earn the trust of our clients and the communities we serve.
Maintaining high standards of honesty, integrity, impartiality and personal conduct is essential to assure the performance of our business and the preservation of the public’s confidence and trust.

Risk Oversight
The Board of Directors considers a rigorous risk management program to be a critical component of the Company’s operations. The Company has adopted a comprehensive risk management policy which establishes a framework for the development and maintenance of an enterprise-wide risk management program. The enterprise risk management policy applies to all activities and functions within the organization and its business lines and is designed to ensure an integrated, consistent approach to risk management in the alignment of risks against expected returns. The enterprise risk management program is designed to ensure that all elements of the risk management process are in place and operating effectively across all risk categories, and that the management of all risks is well integrated into the operations and culture of the organization.
Our Board-level Enterprise Risk Management Committee oversees risk reporting to the Board of Directors and plays an important role in our risk management program. Our risk management program is overseen by our Chief Risk Officer, who is responsible for effectuating effective risk management oversight, identification, measurement, monitoring and reporting across the entire organization. The Chief Risk Officer chairs our management-level Enterprise Risk Management Committee, which provides integrated oversight of the many risks affecting our organization, including strategic, reputational, financial, credit, market and interest rate, liquidity, operational, compliance, technological, climate and other external risks. The Chief Risk Officer has direct access to the Board-level Enterprise Risk Management Committee and full Board of Directors to communicate any current or emerging risks, as well as the performance of risk management activities throughout the organization.
The Board of Directors, Board-level Enterprise Risk Management Committee, management-level Enterprise Risk Management Committee and executive management team all devote significant time and attention to managing the risks with the highest potential to affect our clients and reputation. We are committed to protecting client information and complying with applicable privacy and data security law and regulations. Under the ultimate direction of our Chief Executive Officer and executive management team, our Information Security Core Committee has primary responsibility for overseeing our management of cybersecurity risks. This committee is chaired by our Chief Information Security Officer, or CISO, who reports directly to our Chief Risk Officer. Other members of the committee include representatives from Information Technology, Operations, Privacy, Compliance, BSA, Audit, Business Continuity, Vendor Management, Human Resources, Physical Security, Unified Fraud, Retail, Wealth Management, Lending, and Enterprise Risk Management. In addition to frequent electronic communication, the committee meets monthly and as circumstances warrant to discuss and monitor prevention, detection, mitigation and remediation of risks from cybersecurity threats. When appropriate, meetings will also include our Chief Risk Officer, Chief Financial Officer, General Counsel and members of our disclosure committee. On a regular basis, the CISO also updates the executive management team on developments within the cybersecurity sphere.
The Board of Directors has delegated oversight of the Company’s cybersecurity program to the Enterprise Risk Management Committee of the Board of Directors. The Enterprise Risk Management Committee is responsible for reviewing reports on data management and security initiatives and significant existing and emerging cybersecurity risks, including cybersecurity incidents, the impact on the Company and its stakeholders of any significant cybersecurity incident and any disclosure obligations arising from any such incidents. Our CISO meets quarterly with the Enterprise Risk Management Committee of the Board of Directors to discuss management’s ongoing cybersecurity risk management programs. He provides information about the sources and nature of risks the Company faces, how management assesses such risks – including in terms of likelihood and severity of impact, progress on vulnerability remediation and current developments in the cybersecurity landscape. This presentation is shared with the full Board of Directors to enable discussion of cybersecurity risk management at the full Board level.
We have implemented policies, procedures, and internal controls that are designed to comply with anti-money laundering requirements. These policies, procedures and internal controls focus on compliance with the Bank Secrecy Act and the USA PATRIOT Act, which contain anti-money laundering and financial transparency provisions intended to detect and prevent the use of the U.S. financial system for money laundering and terrorist financing activities. We provide our employees with anti-money laundering training, have a designated Bank Secrecy Act compliance officer, and undergo an annual, independent audit to assess the effectiveness of our anti-money laundering program.
We also comply with the numerous laws and regulations designed to protect consumers, including the Community Reinvestment Act (“CRA”) and fair lending laws. The CRA is intended to encourage banks to help meet the credit needs of their service areas, including low- and moderate-income neighborhoods, consistent with safe and sound business practices. The Bank received a CRA rating of “Satisfactory” in its most recent examination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, we may make other written and oral communications, from time to time, that contain such statements. Such forward-looking statements reflect the current views of the Company's management with respect to, among other things, future events and the Company's financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. Forward-looking statements are statements that include projections, predictions, expectations, estimates or beliefs about events or results or otherwise are not statements of historical facts, many of which, by their nature, are inherently uncertain and beyond the Company's control, and include, but are not limited to, statements related to new business development, new loan opportunities, growth in the balance sheet and fee-based revenue lines of business, merger and acquisition activity, cost savings initiatives, reducing risk assets, and mitigating losses in the future. Accordingly, the Company cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements and there can be no assurances that the Company will achieve the desired level of new business development and new loans, growth in the balance sheet and fee-based revenue lines of business, and cost savings initiatives and continued reductions in risk assets or mitigation of losses in the future. Factors which could cause the actual results to differ from those expressed or implied by the forward-looking statements include, but are not limited to, the following: interest rate changes or volatility; general economic conditions (including inflation and concerns about liquidity) on a national basis or in the local markets in which the Company operates; ineffectiveness of the Company’s strategic growth plan due to changes in current or future market conditions; the effects of competition and how it may impact our community banking model, including industry consolidation and development of competing financial products and services; changes in consumer behavior due to changing political, business and economic conditions, or legislative or regulatory initiatives; changes in, and evolving interpretations of, existing and future laws and regulations; changes in credit quality; inability to raise capital, if necessary, under favorable conditions; volatility in the securities markets; the demand for our products and services; deteriorating economic conditions; geopolitical tensions; operational risks including, but not limited to, cybersecurity incidents, fraud, natural disasters and future pandemics; expenses associated with litigation and legal proceedings; the possibility that the anticipated benefits of the merger with Codorus Valley Bancorp are not realized when expected or at all; and other risks and uncertainties, including those set forth under the heading "Risk Factors" in the Company's 2024 Annual Report on Form 10-K and subsequent filings.
The foregoing list of factors is not exhaustive. If one or more events related to these or other risks or uncertainties materialize, or if the Company's underlying assumptions prove to be incorrect, actual results may differ materially from what the Company anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and the Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for the Company to predict those events or how they may affect it. In addition, the Company cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this proxy statement are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on the Company's behalf may issue.

ORRSTOWN FINANCIAL SERVICES, INC.
4750 Lindle Road
Harrisburg, Pennsylvania 17111

PROXY STATEMENT

General Information About the Annual Meeting
This proxy statement contains information about the Annual Meeting of Shareholders (the “Annual Meeting”) of Orrstown Financial Services, Inc. (the “Company”), the holding company for Orrstown Bank (the "Bank"), to be held virtually on Tuesday, May 6, 2025, beginning at 9:00 a.m. local time. This proxy statement was prepared at the direction of the Company’s Board of Directors to solicit your proxy for use at the Annual Meeting. This proxy statement and the enclosed form of proxy were mailed to shareholders on or about April 4, 2025.
Why are you holding a virtual Annual Meeting?
We began holding our Annual Meeting of Shareholders virtually in 2020 due to the continuing impacts of COVID-19 and out of concern for the health and safety of our shareholders and employees. While the impact of the pandemic has receded, we have decided to hold the Annual Meeting virtually going forward because the Board of Directors believes that the virtual format allows a greater number of shareholders to participate. As more fully described below, shareholders will have the opportunity to engage management by submitting questions at the Annual Meeting.
Who is entitled to vote?
Shareholders owning shares of the Company’s common stock, no par value per share (the “Company Common Stock”), as of the close of business on March 3, 2025, the record date, are entitled to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. If you are a holder of Company Common Stock as of the record date, you may vote the shares that you held on the record date even if you sell such shares after the record date. Each outstanding share of Company Common Stock as of the record date entitles its holder to cast one vote for each matter to be voted upon and, with respect to the election of directors, one vote for each director to be elected. Shareholders do not have the right to cumulative voting for the election of directors.
On what am I voting?
At the Annual Meeting, you will be asked to vote on proposals to:
•elect five Class B director nominees to serve on our Board of Directors for a three-year term expiring in 2028;
•approve a non-binding advisory vote regarding the compensation paid to our Named Executive Officers as disclosed in this proxy statement (“Say-On-Pay”);
•approve the Orrstown Financial Services, Inc. 2025 Stock Incentive Plan; and
•ratify the Audit Committee’s selection of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.
The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. If any other matter requiring a vote of the shareholders is presented at the Annual Meeting, the proxy holders will vote in accordance with the direction provided by the Board of Directors.
How does the Board of Directors recommend I vote?
The Board of Directors recommends that shareholders vote:
•“FOR” the election of each of the director nominees named in this proxy statement;
•"FOR" approval of the non-binding advisory vote regarding the compensation paid to our Named Executive Officers as disclosed in this proxy statement;
•"FOR" approval of the Orrstown Financial Services, Inc. 2025 Stock Incentive Plan; and
•“FOR” ratification of the Audit Committee’s selection of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.

How do I vote?
Voting by proxy for shares registered in your own name. If your shares are registered directly in your name with our transfer agent, this proxy statement and a proxy card were mailed directly to you. In that case, you may instruct the proxy holders named in the proxy card how to vote your shares of Company Common Stock in one of the following ways:
•By telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions;
•Through the Internet: by visiting the website indicated on the accompanying proxy card and following the instructions; or
•By mail: by completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

Voting by proxy for shares registered in street name. If your shares are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of Company Common Stock voted.
Please vote each proxy that you receive - none are duplicates. Even if you plan to participate in the Annual Meeting, we recommend that you submit a proxy to vote your shares in advance so that your vote will be counted if you later are unable to participate in the Annual Meeting.
Can I change my vote after I submit my proxy?
You may revoke your proxy at any time before it is exercised. To do so, you must give written notice of revocation to the Secretary, Orrstown Financial Services, Inc., 4750 Lindle Road, Harrisburg, Pennsylvania 17111, submit another properly signed proxy with a more recent date, or vote online at the Annual Meeting after giving notice to the Secretary. Please note that simply participating in the Annual Meeting in person without voting will not revoke your proxy.
You may revoke a proxy for shares held by a bank, broker, or other nominee by submitting new voting instructions to the bank, broker, or other nominee or, if you have obtained a legal proxy from the bank, broker, or other nominee giving you the right to vote the shares at the Annual Meeting, by following the voting instructions provided in the legal proxy.
What constitutes a quorum?
The holders of a majority of the shares of Company Common Stock outstanding and entitled to vote on any matter shall constitute a quorum for the Annual Meeting. There must be a quorum for the Annual Meeting to be held. There were 19,505,444 shares of Company Common Stock outstanding and entitled to vote at the Annual Meeting on the record date. Therefore, a quorum will be present if 9,752,723 shares of Company Common Stock are present in person or represented by proxies timely received by us at the Annual Meeting. Shares present virtually during the Annual Meeting will be considered shares of Company Common Stock represented in person at the meeting.
How are abstentions and broker non-votes counted?
Under Pennsylvania law, abstentions are counted for purposes of determining the presence or absence of a quorum, but are not considered a vote cast. A "broker non-vote" occurs when a broker, bank or other nominee holding shares on your behalf does not receive voting instructions from you. If that happens, the broker, bank or other nominee may vote those shares only on matters deemed “routine” under the New York Stock Exchange ("NYSE") rules, such as the ratification of the appointment of the Company’s independent registered public accounting firm. On non-routine matters, such as the election of directors, Say-On-Pay and approval of the 2025 Stock Incentive Plan, the broker, bank or other nominee cannot vote those shares unless they receive voting instructions from the beneficial owner. A “broker non-vote” occurs when a broker has not received voting instructions and either declines to exercise its discretionary authority to vote on routine matters or is barred from doing so because the matter is non-routine. Under Pennsylvania law, broker non-votes are counted to determine if a quorum is present, but are not considered a vote cast. As a result, abstentions and broker non-votes are not included in the tabulation of the voting results on issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition in such tabulation.
What vote is required to elect directors?
Directors are elected by a plurality of votes. This means that the five director nominees receiving the highest number of affirmative votes will be elected as directors. You may vote for all of the director nominees, withhold authority to vote your shares for all director nominees, or withhold your authority to vote your shares with respect to any to any one or more of the director nominees. Votes withheld and broker non-votes will have no effect on the election of directors.

What vote is required to approve the other proposals?
A majority of the votes cast by shareholders present in person or by proxy at the Annual Meeting, assuming a quorum is present, is required to approve each of the other proposals. Abstentions and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on whether or not a proposal is approved.
How is my vote counted?
If you authorize your proxy to vote your shares online or by telephone, or if you received a proxy card by mail and you properly marked, signed, dated, and returned it, the shares that the proxy represents will be voted in the manner specified on the proxy. If you sign your proxy card, but do not mark your choices, the proxy holders will vote your shares represented by such proxy:
•“FOR” the election of each of the director nominees named in this proxy statement;
•“FOR” approval of the non-binding advisory vote regarding the compensation paid to our Named Executive Officers as disclosed in this proxy statement;
•"FOR" approval of the Orrstown Financial Services, Inc. 2025 Stock Incentive Plan; and
•“FOR” ratification of the Audit Committee’s selection of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.
The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. If any other matter requiring a vote of the shareholders is presented at the Annual Meeting, the proxy holders will vote in accordance with the direction provided by the Board of Directors.
Who will count the vote?
The Judge of Election appointed by the Board of Directors will count the votes cast in person or by proxy.
What is the deadline for shareholder proposals for next year’s Annual Meeting?
Shareholders may submit proposals on matters appropriate for shareholder action at future annual meetings by following the rules of the Securities and Exchange Commission (the “SEC”) and the Company’s bylaws. Proposals intended for inclusion in next year’s proxy statement must be received by the Company not later than November 28, 2025. In addition, in order to be considered for possible action by the shareholders at the 2026 Annual Meeting of Shareholders, proposals, including shareholder nominations for director, must be submitted to the Secretary of the Company not later than November 28, 2025. All proposals should be addressed to the Secretary of the Company.
To comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominations other than the Company’s nominees must provide notice that sets forth the information in Rule 14a-19 under the Exchange Act no later than March 7, 2026.
How are proxies being solicited?
This solicitation of proxies is made by and on behalf of the Board of Directors. We will pay the cost of the solicitation of proxies. In addition to solicitation by mail, the officers, directors and employees of the Company may, without additional compensation, solicit proxies by telephone or personal interview. The Company will bear the costs of preparing, printing and mailing these proxy materials. Brokers and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of Company Common Stock held by such persons and will be reimbursed by the Company for their expenses. In addition, Alliance Advisors, LLC, a proxy solicitation firm, will assist us in soliciting proxies for the Annual Meeting. We will pay approximately $12,000, plus expenses, for these services.
Virtual Meeting Information
How do I participate in the meeting?
To participate in the virtual Annual Meeting, visit www.virtualshareholdermeeting.com/ORRF2025 and enter the 16-digit control number included on your proxy card that accompanied your proxy materials. You may log into the meeting platform beginning at 8:45 a.m., Eastern Time, on May 6, 2025. The live webcast will begin promptly at 9:00 a.m., Eastern Time. We encourage shareholders to access the virtual Annual Meeting website prior to the start of the meeting and to allow sufficient time to complete the online registration process.

Will I have an opportunity to submit a question?
Yes, shareholders will have the opportunity to submit questions if they choose. If you wish to submit a question, you may do so in two ways. If you want to ask a question before the meeting, you may log into www.virtualshareholdermeeting.com/ORRF2025 and enter your 16-digit control number. Once you are logged in, you should follow the prompts to submit a question. Alternatively, if you want to submit your question during the meeting, log into the virtual Annual Meeting platform at www.virtualshareholdermeeting.com/ORRF2025, click the Q&A button to open the question panel, type your question into the field titled “Submit a Question” and click "Submit.” Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered together.
Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Shareholders should refer to the Rules of Procedure for the meeting that will be posted on the virtual Annual Meeting website for guidelines regarding the submission of questions, including certain topics and subject matter that we will consider inappropriate for purposes of the meeting. Any questions pertinent to meeting matters that cannot be answered during the meeting due to time constraints will be posted online and answered at www.orrstown.com. The questions and answers will be available as soon as practical after the meeting and will remain available for one week after posting.
Can I participate in the meeting or submit a question if I hold my shares in street name?
Yes. If you hold your position through a bank, broker or other nominee and would like to participate in the virtual Annual Meeting, vote or ask a question, please visit www.virtualshareholdermeeting.com/ORRF2025 and enter the 16-digit control number included on your proxy card that accompanied your proxy materials. You may log into the meeting platform beginning at 8:45 a.m., Eastern Time, on May 6, 2025. The live webcast will begin promptly at 9:00 a.m., Eastern Time. We encourage shareholders to access the virtual Annual Meeting website prior to the start of the meeting and to allow sufficient time to complete the online registration process.
What if I have lost or misplaced my 16-digit control number?
If you no longer have your control number or were not a shareholder on March 3, 2025, you may still enter the meeting as a guest in listen-only mode. To access the meeting as a guest, visit www.virtualshareholdermeeting.com/ORRF2025 and enter the requested information on the welcome screen. However, if you attend the meeting as a guest, you will not have the ability to vote or submit questions.
What if I experience technical difficulties accessing the meeting?
If you encounter any technical difficulties with the virtual Annual Meeting platform, please use the telephone numbers listed on the meeting website prior to the start of the meeting and technicians will be available to assist you.
What will happen if we experience technical problems during the meeting webcast?
In the event of technical difficulties or interruptions with the Annual Meeting, we expect that an announcement will be made on the meeting website, www.virtualshareholdermeeting.com/ORRF2025. If necessary, the announcement will provide updated information regarding the date, time and location of the Annual Meeting. Any updated information regarding the Annual Meeting will also be posted to the investor relations page on our website, www.orrstown.com.
Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 6, 2025
The Notice of Annual Meeting, this proxy statement, the form of proxy and the Company’s Annual Report on Form 10-K are available at:
www.proxyvote.com

Share Ownership of Certain Beneficial Owners
The Company does not know of any person or group who beneficially owned more than 5% of Company Common Stock on March 3, 2025, except as shown in the following table:

Name and address of Beneficial Owner	Common Stock Beneficially Owned	Percent of Class
Fourthstone LLC (1) 575 Maryville Centre Drive Suite 110 St. Louis, MO 63141	1,531,975	7.9%
BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10055	791,695	4.1%
The Vanguard Group (3) 100 Vanguard Blvd. Malvern, PA 19355	542,423	2.8%

(1) Based on information set forth in a Schedule 13G filed with the SEC on February 14, 2025 by Fourthstone LLC.
 (2) Based on information set forth in a Schedule 13G, as amended, filed with the SEC on January 26, 2024 by BlackRock, Inc. Such filing was made prior to the consummation of the merger with Codorus Valley Bancorp. The beneficial owner has not filed any subsequent reports or amendments with respect to its beneficial ownership of Company Common Stock following consummation of the merger and, accordingly, the share ownership reported in such filing and in the table above may not be current.

 (3) Based on information set forth in a Schedule 13G filed with the SEC on February 13, 2024 by The Vanguard Group. Such filing was made prior to the consummation of the merger with Codorus Valley Bancorp. The beneficial owner has not filed any subsequent reports or amendments with respect to its beneficial ownership of Company Common Stock following consummation of the merger and, accordingly, the share ownership reported in such filing and in the table above may not be current.

Share Ownership of Management
The following table shows the number of shares of Company Common Stock beneficially owned by each incumbent director, each nominee and each Named Executive Officer, and by all of the incumbent directors, nominees and executive officers of the Company as a group, as of March 3, 2025, based on information furnished by the persons named and the Company’s records. Except as otherwise indicated, sole voting power and sole investment power with respect to the shares shown in the table are held either by the individual alone or by the individual together with his or her spouse.

Name	Common Stock(1)	Exercisable Stock Options(2)
Barbara E. Brobst	11,000	—
Sarah M. Brown	10,014	—
Brian D. Brunner	47,766	—
Robert G. Coradi	65,744	—
Scott V. Fainor	11,396	—
John W. Giambalvo	45,844	—
Christopher D. Holt	34,492	—
Cindy J. Joiner	20,826	—
Neelesh Kalani	39,693	—
Mark K. Keller	23,919	—
J. Rodney Messick	10,666	—
Adam L. Metz	36,409	—
Thomas R. Quinn, Jr.	132,085	—
Michael J. Rice	22,508	—
Eric A. Segal	25,546	—
Glenn W. Snoke	37,981	—
Joel R. Zullinger	51,931	—
Directors, nominees and executive officers as a group (29 persons including those named above)	905,089	13,307

(1)
On March 3, 2025, none of the individuals named in the above table may be deemed to beneficially own more than 1% of the outstanding shares of Company Common Stock. On that date, all of the incumbent directors and executive officers as a group beneficially owned approximately 918,396 shares or 4.7% of the outstanding shares of Company Common Stock. Fractional shares beneficially owned by such individuals have been rounded down to the number of whole shares beneficially owned.

(2)	The amounts shown reflect the number of shares of Company Common Stock that the indicated individuals and group have the right to acquire within 60 days of March 3, 2025.

PROPOSAL 1 – ELECTION OF DIRECTORS

Classification of the Company's Directors
The bylaws of the Company provide that the Board of Directors shall consist of not less than nine and not more than 15 members, with such directors being divided into three classes, as nearly equal in number as possible, with each class of directors serving a three-year term of office. At each annual meeting of shareholders, a class of approximately one-third of all of the Company’s directors is elected to hold office for a term expiring at the annual meeting held in the third year following the year of his or her election.
The Company currently has 13 directors, who are divided into three classes, Class A, Class B and Class C, with each class serving staggered three-year terms as follows:
•The Class A directors are Brian D. Brunner, Scott V. Fainor, Cindy J. Joiner and Eric A. Segal and their terms will expire at the annual meeting of shareholders to be held in 2026;
•The Class B directors are Barbara E. Brobst, Mark K. Keller, J. Rodney Messick, Thomas R. Quinn, Jr. and Michael J. Rice and their terms expire at the Annual Meeting; and
•The Class C directors are Sarah M. Brown, John W. Giambalvo, Glenn W. Snoke and Joel R. Zullinger and their terms will expire at the annual meeting of shareholders to be held in 2027.
Nominees for Election
At the Annual Meeting, the shareholders will be asked to elect five Class B director nominees to serve on our Board of Directors for a three-year term expiring in 2028. The Board of Directors has nominated the following persons for election as directors to Class B:

Barbara E. Brobst
Mark K. Keller
J. Rodney Messick
Thomas R. Quinn, Jr.
Michael J. Rice
Ms. Brobst and Messrs. Keller, Messick, Quinn, and Rice presently serve as directors of the Company and the Bank.
If one or more of the named nominees is unable or unwilling to serve as a director, the persons named in the proxy will vote for the election of such substitute nominee, if any, as will be named by the Board of Directors. The Company has no reason to believe that any of the named nominees will be unable or unwilling to serve as a director. Each named nominee has expressed a willingness to serve if elected.
Directors are elected by a plurality of votes. This means that the five director nominees receiving the highest number of affirmative votes will be elected as directors. You may vote for all of the director nominees, withhold authority to vote your shares for all director nominees, or withhold your authority to vote your shares with respect to any to any one or more of the director nominees. Votes withheld and broker non-votes will have no effect on the election of directors.
The Board of Directors recommends that you vote FOR the election of each of the director nominees named in this proxy statement.
Board Overview
The independence and skill set of the Board of Directors is crucial to the continued success of the Company. The Board of Directors evaluates needed skill sets through the use of a matrix which evaluates directors and prospective directors for specific expertise, such as accounting, risk management, technology, and market or regional knowledge, among others. More than half of the directors have led companies headquartered within the Company’s market areas and represent significantly different industry backgrounds. Aside from sitting on the Board of Directors of the Company, 54% of our directors have extensive careers in financial services. Eleven of the thirteen directors, or 85%, are “independent" under NASDAQ listing rules.
Independent Chairman
The Board of Directors believes that an independent Chairman serves an important corporate governance function by providing separate leadership for the independent directors. In addition to his formal duties as set forth in the Company’s various corporate governance documents, the Chairman meets with regulators, participates in shareholder engagement calls and attends meetings with management. Our independent Chairman also presides over meetings of independent directors in executive session at such times as deemed necessary or appropriate.
Nomination of Directors
In connection with the Annual Meeting, the Nominating and Governance Committee of the Board of Directors has reviewed the qualifications of, and made recommendations regarding, potential candidates to be nominated by the Board of Directors for election as directors. The nominees named above were recommended by the Nominating and Governance Committee, then submitted to, and approved by, the Board of Directors as the five nominees for election as directors to Class B.
The Nominating and Governance Committee is responsible for identifying, assessing and recommending the slate of candidates to be nominated for election to the Board of Directors. In addition to meeting the minimum criteria to serve as a director as outlined in the Company’s bylaws, the committee uses a variety of methods and considers a variety of factors for identifying and evaluating nominees for director and assesses the mix of skills and the performance of the Board of Directors as a whole on a regular basis. In the course of establishing the slate of nominees for director each year, the committee will consider whether any vacancies on the Board of Directors are expected due to retirement or otherwise, the skills represented by retiring and continuing directors, and additional skills highlighted during the Board self-assessment process that could improve the overall quality and ability of the Board to carry out its function. The committee also considers factors including each candidate’s integrity, independence, experience (including experience in finance and banking and diversity of experience in relation to other members of the Board of Directors), the strategic direction of the Company and the Bank, involvement in the communities served by the Bank and such other factors it deems to be in the best interest of the Company, the Bank and the Company’s shareholders, which factors may change from time to time.
The Nominating and Governance Committee will consider the incumbent directors whose terms are expiring at the forthcoming annual meeting, other candidates, if any, recommended to it by shareholders, other qualified individuals within the community, including the Bank’s regional advisory boards, and any candidates nominated by shareholders in accordance with the procedures set forth in the Company’s bylaws. The criteria for consideration of director candidates nominated by the Company’s shareholders, if nominated in a timely manner, is the same as for other director nominees.
Director Eligibility Requirements
The Company’s bylaws provide for certain director eligibility requirements for a nominee to be eligible to become a member of the Board. All directors must hold at least 5,000 shares of Company Common Stock. Directors will have one year from the date they join the Board to meet this requirement. In addition, no one may be nominated to serve as a director of the Company if such person: (a) is under indictment or has been convicted of a crime involving a breach of trust with a penalty of imprisonment for more than one year; (b) has been issued within the past 10 years a non-appealable cease and desist order by a federal or state bank regulatory agency related to conduct involving dishonesty or breach of trust; (c) has been found guilty in a final decision, either by any federal or state regulatory agency of: (i) committing a willful violation of any law governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency, or (ii) breaching a fiduciary duty involving personal profit; or (d) has been nominated by someone who is ineligible to serve as a director of the Company under requirements (a)-(c) listed above.
No recommendations were received by the Nominating and Governance Committee in connection with this Annual Meeting from shareholders or others, nor, as of the date of this proxy statement, had any candidates been nominated by shareholders in accordance with the procedures set forth in the bylaws.
Any future nominations should be submitted in writing addressed to Orrstown Financial Services, Inc., 4750 Lindle Road, Harrisburg, Pennsylvania 17111, Attn: Nominating and Governance Committee.
Shareholder nominations must be made in accordance with the procedures set forth in the Company’s bylaws and must include a statement setting forth the background, education and business experience of the nominee.
A copy of the Nominating and Governance Committee Charter is posted in the investor relations section of the Company’s website at www.orrstown.com.

Biographical Summaries of Nominees and Directors
The Board of Directors believes that each of the nominees and directors possess such professional experience, recognized achievement in his or her respective field, involvement in the communities served by the Bank, ability to contribute to some aspect of the Company’s business and a willingness to make the commitment of time and effort required of a Company director. Information about the nominees for election as directors at the Annual Meeting and information about the continuing directors demonstrating these characteristics is set forth below. There are no family relationships among any of our directors. Unless otherwise stated, each director has held his or her current occupation for the last five years.
Nominees for Director:
CLASS B DIRECTORS - TERM EXPIRES IN 2025
Barbara E. Brobst - 66, was appointed to the Board of Directors of the Company and the Bank in 2025. Now retired, Ms. Brobst served as the Executive Vice President, Chief Human Resources Officer of the Company and the Bank from 2015 to 2022. Prior to that, she served as Senior Vice President for Human Resources of the Bank from 2011 to 2015 and Senior Vice President and Senior Trust Officer of the Bank from 2000 to 2011. Ms. Brobst is an experienced banking executive with over 40 years of experience and significant expertise in Trust, Wealth, and Investment Services, Governance, Strategic Planning, and Human Resource Management. She has extensive ties to south-central Pennsylvania, having previously served on the Board of Directors of several non-profit, charitable and professional organizations. The Board of Directors values Ms. Brobst’s expertise in wealth management and human capital management and extensive knowledge of the Company's south-central Pennsylvania markets.
Mark K. Keller - 71, was appointed to the Company’s Board of Directors in 2009 and to the Bank’s Board of Directors in 2008. Mr. Keller served as a Representative to the Pennsylvania General Assembly, representing the 86th Legislative District, from 2004 to 2020. Mr. Keller is also the owner of Spring-Mar Farm and Mark Keller Auctioneer Real Estate, a real estate consulting business. The Board of Directors values Mr. Keller’s knowledge of the Bank’s market area obtained through his representation of that area in the General Assembly, and as a business owner operating in such market.
J. Rodney Messick - 53, is Vice-Chairman of the Boards of Directors of the Company and the Bank. He was appointed to the Board of Directors of the Company and the Bank in 2024 concurrent with the closing of the Company's merger with Codorus Valley Bancorp. Mr. Messick previously served as a director of Codorus Valley Bancorp and its banking subsidiary, PeoplesBank, from 2019 through 2024 and on the Board of Metro Bancorp, Inc., a Pennsylvania financial institution, from December 2012 through February 2016. Mr. Messick is Chief Executive Officer of Homesale Realty Service Group, Inc., which is headquartered in Lancaster, Pennsylvania, and services clients in the Baltimore, South Central Pennsylvania and Southeastern Pennsylvania areas. Mr. Messick is a 1994 graduate of the United States Naval Academy and served eight years as a naval flight officer. He is also a graduate of the University of Pennsylvania’s Wharton School and School of Engineering and Applied Science. Mr. Messick was appointed as a director because the attributes, skills and qualifications he has developed through his professional experiences as a business leader, as well as the knowledge and experience he gained as a bank director, enable Mr. Messick to provide valued business expertise to the Board.
Thomas R. Quinn, Jr. - 66, was appointed as President and Chief Executive Officer and a director of the Company and the Bank in 2009. The Pennsylvania Banking Code requires that a bank president be a member of the bank’s board of directors. The Board of Directors believes that it is important that the President, who also is the Chief Executive Officer, be a member of the Board of Directors of the Company and the Bank so that the President may interact on a peer-to-peer basis with his fellow directors. In addition, the Board of Directors believes that the knowledge, experience and perspective that Mr. Quinn possesses as a result of his prior service as a senior executive with Fifth Third Bancorp and Citigroup have been, and will continue to be, valuable to the Company as it continues to execute its strategic plan as a relationship-based community bank.
Michael J. Rice - 63, joined the Boards of Directors of the Company and the Bank in 2018 concurrent with the closing of the Company's acquisition of Mercersburg Financial Corporation ("Mercersburg"). He is the President of Mt. Parnell Fisheries, Co., a producer and international marketer of ornamental goldfish and koi carp. Prior to his appointment to the Boards of Directors of the Company and the Bank, he served more than 10 years on the boards of Mercersburg and its wholly-owned bank subsidiary. The Board of Directors values Mr. Rice's experience on a community banking board and his long tenure as an active participant in the business community in Franklin County.

Continuing Directors:
CLASS A DIRECTORS - TERM EXPIRES IN 2026
Brian D. Brunner - 68, was appointed to the Board of Directors of the Company and the Bank in 2024 concurrent with the closing of the Company's merger with Codorus Valley Bancorp. Mr. Brunner previously served on the Board of Codorus Valley Bancorp and its banking subsidiary, PeoplesBank, from 2016 through 2024. Prior to that, he served on the Board of Directors of Madison Bancorp, Inc., a Maryland-based financial institution. Until his retirement in 2022, Mr. Brunner served as Division President of Account and Item Processing Sales within the Global Sales Organization of Fiserv, Inc., a global fintech and payments company. He is a member of the Association for Financial Technology, a resource for networking and professional development in the financial technology industry. Mr. Brunner was also an organizer and founding director of Bay Net Community Bank, a de novo bank established in the Baltimore, Maryland region. Mr. Brunner was appointed as a director because his 30-plus years of experience in the financial services industry, extensive knowledge of the Maryland markets and expertise in financial services technology enable Mr. Brunner to provide unique expertise to the Board.
Scott V. Fainor - 63, was appointed to the Board of Directors of the Company and the Bank in 2024 concurrent with the Company's merger with Codorus Valley Bancorp. He previously served on the Board of Directors of Codorus Valley Bancorp and its banking subsidiary, PeoplesBank, from 2022 through 2024. Mr. Fainor is Chairman of Fainor Holdings, a company he launched in 2019 after a distinguished 39-year career as an executive in the banking industry. He is also currently a director of Everbank Financial Corporation and Everbank, N.A. where he is Chair of the Nominating and Governance Committee and member of the Risk and Audit Committees. From April 2016 through February 2019, Mr. Fainor served as Group Executive at BB&T Bank (now Truist Bank, as a result of the merger with Truist Bank) where he was responsible for all banking activities and financial results across a ten-state region. From February 2008 through April 2016, Mr. Fainor was President, CEO and a member of the Board of Directors of National Penn Bancshares, Inc., headquartered in Allentown, Pennsylvania, and from January 2002 to February 2008, Mr. Fainor was President and CEO of KNBT Bancorp Inc. and First Colonial Bancorp, Inc., both headquartered in Bethlehem, Pennsylvania. Mr. Fainor has also served on the Federal Advisory Council of the Board of Governors of the Federal Reserve System and various committees of The Federal Reserve Bank of Philadelphia. Mr. Fainor was appointed as a director because of his extensive experience in the banking industry, including as CEO leading several publicly traded regional bank holding companies, and his skills and personal attributes, make him ideally suited to serve as a director of the Corporation.
Cindy J. Joiner, CPA - 63, was appointed to the Boards of Directors of the Company and the Bank in 2016. Since 2007, she has served as the Chief Financial Officer of The Bowman Group, LLC, a privately held corporation located in Williamsport, Maryland specializing in transportation, logistics, hospitality and real estate development. The Board of Directors values Ms. Joiner’s accounting expertise and knowledge of multiple industries that align with the Bank’s lending businesses. In addition, the Board believes her familiarity and knowledge of the Maryland market adds significant value to the Company.
Eric A. Segal - 67, was appointed to the Boards of Directors of the Company and the Bank in 2013. Since 2012, Mr. Segal has been Managing Director, and head of the Banking and Financial Institutions Group at CFO Consulting Partners LLC in Princeton, New Jersey. In his role at CFO Consulting Partners, Mr. Segal periodically serves as the interim chief financial officer for public and private companies, including out-of-market financial institutions. The Board of Directors values Mr. Segal’s strong financial acumen and the knowledge and experience he has gained through his consulting experience in many banking organizations in the Mid-Atlantic and other regions.
CLASS C DIRECTORS - TERM EXPIRES IN 2027
Sarah M. Brown - 43, was appointed to the Board of Directors of the Company and the Bank in 2024 concurrent with the Company's merger with Codorus Valley Bancorp. She previously served on the Board of Directors of Codorus Valley Bancorp and its banking subsidiary, PeoplesBank, from 2019 through 2024. Ms. Brown currently serves as President and Chief Executive Officer of Keller-Brown Insurance Services, a fifth generation, family-owned insurance agency located in York County, Pennsylvania, and Chair of the Insurance Agents and Brokers Services Group, Inc. Ms. Brown was appointed as a director because the attributes, skills and qualifications Ms. Brown has developed through her professional experiences as a business leader and insurance specialist, as well as the knowledge and experience she gained as a director of PeoplesBank, enable her to provide valued business expertise to the Board.
John W. Giambalvo - 55, was appointed to the Board of Directors of the Company and the Bank in 2024 concurrent with the Company's merger with Codorus Valley Bancorp. He previously served on the Board of Directors of Codorus Valley Bancorp and its banking subsidiary, PeoplesBank, from 2017 through 2024. Mr. Giambalvo is President and CEO of Jack Giambalvo Motor Co., Inc., an automotive dealership, and has over 25 years of experience in the auto industry. Mr. Giambalvo started his professional career as a law clerk for the Honorable John C. Uhler, and then became an Assistant District Attorney in York, Pennsylvania. Mr. Giambalvo previously served as a member of the Board of Directors of the Pennsylvania Automobile Dealers Association, which advocates on behalf of car and truck dealers in the Commonwealth of Pennsylvania. Mr. Giambalvo was appointed as a director because the attributes, skills and qualifications Mr. Giambalvo has developed through his professional experiences as a business leader and lawyer, as well as the knowledge and experience he gained as a director of PeoplesBank, enable him to provide valued business expertise to the Board.
Glenn W. Snoke - 76, has been a member of the Boards of Directors of the Company and the Bank since 1999. Mr. Snoke is retired. He previously served as the President and Chief Executive Officer of Snoke’s Excavating & Paving, Inc. The Board of Directors values Mr. Snoke’s knowledge, experience and perspective as an entrepreneur and owner of a small business involved in the construction industry and the insight it provides him into the financial services needs and business issues facing many of the Bank’s construction industry clients.
Joel R. Zullinger - 76, is Chairman of the Boards of Directors of the Company and the Bank. Mr. Zullinger has served as a director since 1981. He is an attorney, of counsel, with Zullinger-Davis-Trinh, P.C., with offices in Chambersburg and Shippensburg, Pennsylvania. The Board of Directors values the knowledge, experience and perspective Mr. Zullinger has obtained through his long tenure as a director of the Company and the Bank. The Board of Directors also values the leadership and communication skills manifested by Mr. Zullinger’s service as Chairman.
Director Independence
The Board of Directors of the Company has adopted the definition of “independent director” as set forth in Rule 5605(a)(2) of the Nasdaq Stock Market and has determined that each director is independent under this rule, other than Mr. Quinn due to his position as President and Chief Executive Officer of the Company and Ms. Brobst due to her status as a former employee of the Company. In making this determination with respect to the remaining directors, the Board of Directors considered the employment and affiliations, including family and other relationships, of the directors, the loan and deposit relationships and other transactions with directors and their related interests, which the Company or the Bank enters into in the ordinary course of business, and all other facts and circumstances the Board of Directors deemed relevant in determining independence, including those described under “Transactions with Related Persons, Promoters and Certain Control Persons”.
Shareholder Communications with the Board of Directors
The Company has a formal process by which shareholders may send communications to the Board of Directors. Our policy is to recommend that all correspondence from shareholders be addressed to the Chief Executive Officer of the Company, who shares such correspondence with the Board of Directors. As a matter of practice, shareholder communications received by the Chief Executive Officer are included under the topic “Correspondence” with the Board of Directors’ meeting materials routinely furnished by management to directors in connection with meetings of the Board of Directors. In addition, shareholder communications determined by the Chief Executive Officer, at his discretion, to require immediate attention also are promptly furnished by him to the Chairman. When and as appropriate, the Company seeks to provide a timely response to shareholder communications it receives.
Board Self-Assessment
The Board of Directors annually conducts a self-assessment of the effectiveness of the full Board and its committees. The evaluation process is managed by the Nominating and Governance Committee. During the assessment process, each director completes a written questionnaire designed to secure constructive feedback from each director about the effectiveness of the full Board and each committee on which the director serves. Responses to the questionnaires are reviewed by the Nominating and Governance Committee and discussed with the full Board and each applicable committee in executive sessions. The Board of Directors uses this feedback to improve Board and committee practices and procedures.
Board Structure, Committees and Meeting Attendance
The Board of Directors of the Company is currently comprised of 13 members, each of whom also serves as a director of the Bank. During 2024, the Board of Directors of the Company met 14 times and the Board of Directors of the Bank met 11 times. During 2024, all of the directors attended at least 75% of all meetings of the respective Boards and Committees on which they served. While the Board of Directors does not have a formal policy regarding director attendance at, or participation in, the Annual Meeting, all directors are encouraged to do so. All members of the Board of Directors attended the 2024 Annual Meeting of Shareholders.
With the exception of Mr. Quinn and Ms. Brobst, all of the directors of the Company and the Bank are independent as defined in Rule 5605(a)(2) of the Nasdaq Stock Market. Leadership of the Boards of Directors of the Company and the Bank is entrusted to an independent Chairman. The Board of Directors believes that this independent leadership structure helps to provide an appropriate check and balance on the influence of the executive management team, generally, and the President and Chief Executive Officer, more specifically, particularly in consideration of the President and Chief Executive Officer’s membership on the Boards of Directors. In addition, the independent directors periodically, but not less than twice annually, meet in executive session without Mr. Quinn and Ms. Brobst being present. The purpose of these executive sessions is to promote open and candid discussion among the independent directors.

Compensation Committee
The Compensation Committee discharges the responsibilities of the Board of Directors relating to the compensation paid to the Company’s Chief Executive Officer, other executive officers and the Board of Directors. The Compensation Committee Charter is posted in the investor relations section of the Company’s website at www.orrstown.com.
The Compensation Committee Charter provides that the Compensation Committee is to be comprised of three or more members, each of whom is to be “independent” as defined in NASDAQ Rule 5605(a)(2), an “outside director” within the meaning of Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Section 162(m) and a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act. The members of the Compensation Committee are to be appointed by the Board of Directors upon the recommendation of the Nominating and Governance Committee.
The members of the Compensation Committee during 2024 were John W. Giambalvo (Chair), Scott V. Fainor, J. Rodney Messick, Michael J. Rice and Joel R. Zullinger, each of whom the Board of Directors has determined to be independent, an outside director and a non-employee director. Each of these members currently serves on the Compensation Committee.
The Compensation Committee Charter provides that the Compensation Committee is to meet at least two times each year and at such other times as it deems necessary to fulfill its responsibilities. The Compensation Committee held seven formal meetings to conduct the business of the Compensation Committee.
Nominating and Governance Committee
The Nominating and Governance Committee exercises general oversight with respect to the governance of the Board of Directors and the Company. The committee reviews the qualifications of, and recommends to the Board of Directors proposed nominees for, election to the Board, as well as resignations from the Board as covered in the Nominating and Governance Committee Charter. The committee also is responsible for evaluating and recommending to the Board corporate governance practices applicable to the Company and for leading the Board in its self-evaluation process. In addition to those duties, the Nominating and Governance Committee reviews the formal succession plan of the organization semi-annually to ensure executive development.
The Nominating and Governance Committee reviews its Charter annually and recommends proposed changes for Board approval. The members of the Nominating and Governance Committee during 2024 were Glenn W. Snoke (Chair), Brian D. Brunner, J. Rodney Messick, Michael J. Rice and Joel R. Zullinger. Each of these members currently serves on the Nominating and Governance Committee. Each Director serving on the Nominating and Governance Committee has been determined to be independent and a non-employee director. The Nominating and Governance Committee met six times in 2024.
Audit Committee
The Audit Committee provides oversight of the qualifications, independence and performance of the Company’s independent auditors and the performance of the Company’s internal audit function. The committee also oversees management’s implementation of the Company's system of controls, which are designed to safeguard the Company’s assets and income, assure the integrity of the Company’s financial statements, and maintain compliance with applicable law and regulations as well as the Company’s ethical standards, policies, plans and procedures. The Audit Committee Charter is posted in the investor relations section of the Company’s website at www.orrstown.com.
The Audit Committee Charter provides that the Audit Committee is to be comprised of not less than three members, each of whom is to be “independent” as defined in NASDAQ Stock Market Rule 5605(a)(2) and SEC Rule 10A-3(b)(1); has not participated in the preparation of the Company’s financial statements at any time during the past three years; and is able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, statement of comprehensive income, and cash flow statement. In addition, at least one member of the Audit Committee is to have had current or past employment experience in finance or accounting, or other comparable experience or background, which results in the member’s financial sophistication as contemplated by NASDAQ Stock Market Rules. The Board of Directors has determined that Cindy J. Joiner, CPA, has the requisite financial sophistication required by the Audit Committee Charter to serve as the Audit Committee financial expert. Ms. Joiner has experience as a CPA and Chief Financial Officer for a multi-state logistics and real estate enterprise where all finance and accounting functions report directly to her. Ms. Joiner has had ultimate responsibility for overseeing and assessing the performance of the respective organizations in the preparation of their respective financial statements which, together with her tenure as a member of the Audit Committee, has provided her with an understanding of, and familiarity with, accounting principles generally accepted in the United States of America.
Members of the Audit Committee for 2024 were Cindy J. Joiner, CPA (Chair), Brian D. Brunner, John W. Giambalvo, Michael J. Rice and Eric A. Segal. Each of these members currently serves on the Audit Committee.
The Audit Committee Charter provides that the Audit Committee is to meet at least four times each year. The Audit Committee met five times during 2024.

Enterprise Risk Management Committee
The Enterprise Risk Management Committee (ERM Committee) assists the Board of Directors in fulfilling its oversight responsibilities with regard to the company's risk appetite, risk management and compliance framework and supporting governance structure. In doing so, the ERM Committee monitors the direction and trend of all significant risks to the Company’s business operations and strategy; ensures that the risks assumed by the Company are consistent with the levels established by the Board of Directors; oversees the development, implementation and maintenance of the Company’s risk management strategy and policies and controls; and reviews significant risk exposures and the steps management has taken to identify, measure, monitor, control and report such exposures. Risks monitored by the ERM Committee include without limitation strategic, reputational, financial, credit, market, interest rate, pricing, liquidity, operational, cybersecurity and information technology, anti-money laundering, compliance and regulatory, and other external risks. Within each risk category the committee and management monitor a multitude of secondary risks.
Members of the ERM Committee for 2024 were Scott V. Fainor (Chair), Sarah M. Brown, Brian D. Brunner, Cindy J. Joiner and Joel R. Zullinger. Each of these members currently serves on the ERM Committee.
The ERM Committee met five times during 2024.
Asset Liability Management Committee
The Asset-Liability Management Committee (ALCO Committee) assesses the adequacy of, and monitors the implementation of, the Company's Asset / Liability Management Policy and related procedures. The ALCO Committee oversees the implementation of an effective process for managing the Bank’s interest rate, liquidity, and similar market risks relating to the Bank’s balance sheet and associated activities, including the adoption from time to time of policies, risk limits and capital levels.
Members of the ALCO Committee for 2024 were Eric A. Segal (Chair), Sarah M. Brown, Scott V. Fainor, Mark K. Keller and Glenn W. Snoke. Each of these members currently serves on the ALCO Committee.
The ALCO Committee met five times during 2024.
Other Committees
The Bank has a standing Trust Committee.
Audit Committee Report
The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2024. The Audit Committee also has discussed with Crowe LLP the matters required to be discussed by the Statement on Auditing Standards, No 61, as amended (AICPA Professional Standards, Vol. 1 Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; received from Crowe LLP the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Crowe LLP’s communications with the Audit Committee concerning independence; and has discussed with Crowe LLP that firm’s independence. In that regard, the Audit Committee has considered whether the provision by Crowe LLP of certain limited permissible non-audit services in addition to its audit services is compatible with maintaining that firm’s independence and has determined that they are independent. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC.
Submitted by the Audit Committee:

Cindy J. Joiner, CPA, Chair
Brian D. Brunner
John W. Giambalvo
Michael J. Rice
Eric A. Segal
This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act, or the Exchange Act, and shall not otherwise be deemed filed under such Acts.
Compensation Committee Interlocks and Insider Participation
As noted previously, members of the Compensation Committee during 2024 were John W. Giambalvo, Scott V. Fainor, J. Rodney Messick, Michael J. Rice, and Joel R. Zullinger, each of whom the Board of Directors has determined to be independent, an outside director and a non-employee director. There are no interlocking relationships, as defined by SEC regulations under the Exchange Act, involving members of the Compensation Committee or the overall Board of Directors of the Company.

Transactions with Related Persons, Promoters and Certain Control Persons
During 2024, certain of the directors and executive officers of the Company and the Bank, members of their immediate families and some of the companies with which they are associated had banking transactions in the ordinary course of business with the Bank and may have similar transactions in the future. These transactions were made on substantially the same terms, including interest rates, collateral requirements and repayment terms, as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features to the Company.
Any business dealing, including extensions of credit, between the Company or the Bank and a director of the Company or the Bank, or with any entity controlled by such a director, other than a deposit, trust service or other product or service provided by the Bank in the ordinary course of business, is required to be reviewed and approved by a majority of the disinterested directors. In considering a proposed insider transaction, the disinterested directors are to reasonably determine whether the transaction would be in the best interest of the Company or the Bank and on terms and conditions, including price, substantially the same as those prevailing at the time for comparable transactions with non-insiders.
Extensions of credit by the Bank to a director of the Company or of the Bank, or to a related interest of such a director, are subject to Federal Reserve Board Regulation O. Although Regulation O requires the prior approval of such an extension of credit by the Bank’s disinterested directors if the aggregate amount of all extensions of credit to such director and the related interests of the director would exceed $500,000, the Company requires prior approval of all such extensions of credit. Please refer to the Company's Annual Report on Form 10-K for additional information on the Company's related party transactions.

Compensation of Directors
The following table sets forth compensation received by directors of the Company in 2024, other than Thomas R. Quinn, Jr., President and Chief Executive Officer, and Craig L. Kauffman, the former Chief Operating Officer of the Company and the Bank. As officers of the Company and the Bank in 2024, neither Mr. Quinn nor Mr. Kauffman received compensation in his capacity as a director.

2024 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($)(3)	Total ($)
Sarah M. Brown	15,000	—	—	—	—	—	15,000
Brian D. Brunner (4)	15,000	—	—	—	—	—	15,000
Scott V. Fainor	15,000	—	—	—	—	—	15,000
John W. Giambalvo	15,000	—	—	—	—	—	15,000
Cindy J. Joiner, CPA	30,000	69,330	—	—	—	7,850	107,180
Mark K. Keller	30,000	69,330	—	—	11,744	—	111,074
J. Rodney Messick	15,000	—	—	—	—	—	15,000
Michael J. Rice	30,000	69,330	—	—	—	—	99,330
Eric A. Segal	30,000	69,330	—	—	—	10,500	109,830
Glenn W. Snoke	30,000	69,330	—	—	8,036	—	107,366
Joel R. Zullinger	52,000	120,172	—	—	11,000	—	183,172
Thomas D. Longenecker	15,000	69,330	—	—	—	2,750	87,080
Meera R. Modi	15,000	69,330	—	—	—	—	84,330
Andrea L. Pugh (5)	15,000	69,330	—	—	—	—	84,330
Floyd E. Stoner	15,000	69,330	—	—	—	13,750	98,080

(1)	The grant date fair value of stock awards was calculated by multiplying the number of shares subject to the award by the fair value of Company Common Stock on the grant date ($29.11 per share on January 24, 2024 and $26.22 per share on April 30, 2024). Each director, other than Mr. Zullinger, received grants of 1,030 and 1,500 shares of Company Common Stock, respectively, on these dates. Mr. Zullinger received grants of 1,786 and 2,600 shares of Company Common Stock, respectively, on these dates.
(2)	Represents the annual expense impact related to the value of the directors’ accumulated benefit under defined benefit and supplemental plans for the year ended December 31, 2024.
(3)	Represents amounts contributed by the Company into the Deferred Compensation Plan.
(4)	Subsequent to the merger on July 1, 2024, Mr. Brunner received cash distributions of $37,899 from his participation in Codorus Valley Bancorp's director deferred fee plan.
(5)
Ms. Pugh was eligible to receive benefit payments upon her resignation as a member of the Boards of Directors of the Company and the Bank, which resulted in a decrease of $7,824 in the value of her nonqualified deferred compensation during 2024.

Director Fees
To further align director compensation with shareholder interests, and in response to direct shareholder input arising from shareholder engagement with members of both management and the Compensation Committee, the Compensation Committee has determined that the Company's non-employee directors shall be paid an annual retainer, with approximately 50% being paid in cash and 50% being paid in restricted shares of Company Common Stock. Each non-employee director is also granted restricted shares of Company Common Stock at each year's annual meeting of shareholders.
Cash Compensation. During 2024, the cash portion of the annual retainer paid to each non-employee director of the Company and the Bank was $30,000. Mr. Zullinger received an additional $22,000 in cash in recognition of the services he provided as Board Chairman. Fees are paid quarterly in arrears on the last day of each calendar quarter.
Restricted Stock Awards. On January 24, 2024, as part of the equity portion of his or her annual retainer, each non-employee director was granted $30,000 of restricted shares of Company Common Stock with a 16-month vesting period as part of his or her 2024 compensation. Mr. Zullinger received an additional $22,000 in restricted shares of Company Common Stock with a 16-month vesting period in recognition of the services he provided as Board Chairman. Based on the fair value of the Company Common Stock on the date of the grant, this amounted to an equity award of 1,030 restricted shares of Company Common Stock for each non-employee director, except for Mr. Zullinger who received 1,786 restricted shares of Company Common Stock. In addition, on April 30, 2024, each non-employee director was granted 1,500 restricted shares of Company Common Stock with a 13-month vesting period and a grant date fair value of $39,330. Mr. Zullinger was granted an additional 1,100 restricted shares of Company Common Stock with a 13-month vesting period and a grant date fair value of $28,842 to compensate him for his role as Board Chairman.
Deferred Compensation Plan
In 1995, the Company and the Bank established a non-qualified deferred compensation plan for directors and executive officers. Participation in the plan is voluntary and, for directors, is limited to directors who joined the Board prior to September 1, 2018. Each participant may elect each year to defer all or a portion of his or her directors’ fees or, in the case of an executive officer, compensation. Directors deferring compensation must begin withdrawals from the plan by age 75 or termination of service as a director, whichever occurs later. Executive officers must begin withdrawals by age 65 or retirement, whichever occurs later. Payments may be made in equal monthly installments over ten years. Immediate distributions are to be made in the event the Company would experience a hostile takeover. If a participant were to die before payment of his or her entire account, the Company will pay the balance to his or her beneficiary in a single lump sum payment. The amounts deferred are invested in a rabbi trust with the trust department of the Bank as trustee. The participants direct the investment of their own accounts among various publicly available mutual funds designated by the Bank’s Trust Investment Policy Committee. Growth of each participant’s account is a result of investment performance and the public markets and is not a result of an interest factor or interest formula established by the participant or by the Company or the Bank. The Company may make contributions on behalf of directors to this rabbi trust from time to time.
The Company’s accrued benefit obligations related to this plan totaled $7.9 million at December 31, 2024.
Director Retirement Plan
The Bank has entered into director retirement agreements with Messrs. Keller, Snoke and Zullinger. Each director retirement agreement provides the respective director with a normal retirement benefit in a specified amount, payable in 120 consecutive monthly installments commencing the month following the director’s termination of service as a director after having reached the normal retirement age of 65. Generally, the amount of a director’s annual normal retirement benefit is determined using his or her directors’ fees during the year in which he or she became a party to a director retirement agreement, projected to the normal retirement age of 65 with annual increases of 4%. For every complete plan year after normal retirement age and before termination of service, the amount of the annual benefit will increase by 4%. In 2018, the Board of Directors determined there would be no new benefits offered to current or future directors under the Director Retirement Plan.
A director will forfeit his or her benefits under his or her director retirement agreement if the Bank terminates his or her service as a director for gross negligence or gross neglect of duties, commission of a felony or gross misdemeanor involving moral turpitude or fraud, disloyalty or willful violation of any law or policy committed in connection with the director’s service resulting in an adverse effect on the Bank or if the director, after termination of service (other than following a change in control of the Bank), competes with the Bank in violation of the restrictive covenants included in his or her director retirement agreement. The Bank would not be obligated to pay any benefit under a director retirement agreement to the extent the benefit would constitute an excess parachute payment under Section 280G of the Internal Revenue Code.
If a director is in active service of the Bank at the time of a change in control of the Bank, as defined in Section 409A of the Internal Revenue Code, the director will be entitled to begin receiving his or her normal retirement benefit following the later of the director’s termination of service as a director or attaining normal retirement age. The director retirement agreement provides for an early termination benefit in a specified amount in the event of an early termination of service as a director before normal retirement age, a disability benefit in the event of an early termination of service as a director due to disability and a death benefit.
The amount of the expense associated with the Director Retirement Plan includes increases in 2024 in the net present value of the accrued benefit under the directors’ retirement agreement and is reported in the 2024 Director Compensation Table for each participating director in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column. The Company's accrued benefit obligations related to this plan totaled $1.7 million at December 31, 2024.
Information About Executive Officers
In addition to Thomas R. Quinn, Jr., President and Chief Executive Officer of the Company and the Bank, who also serves as a director of the Company and the Bank, information about the other executive officers of the Company and the Bank is set forth below. Unless otherwise stated, each executive officer has held his or her current occupation for the last five years.
Harland E. Carney, III - 53, joined the Company and the Bank in 2024 as Executive Vice President, Market President - York and Adams Counties. Prior to that, he served as Market President from 2022 to 2024 and Director of Commercial Banking from 2019 to 2022 at PeoplesBank. Prior to joining PeoplesBank, Mr. Carney spent over 25 years in the banking industry in roles of increasing responsibility, most recently as Business Banking Manager for Central Pennsylvania at Wells Fargo Bank.

David M. Chajkowski - 48, joined the Company and the Bank in 2016 as Vice President, Regional Credit Officer. He was appointed Senior Vice President, Senior Credit Officer in 2021 and was named Chief Credit Officer in May of 2023. He was promoted to Executive Vice President in 2024. Mr. Chajkowski has over 20 years of banking experience in various credit, lending and retail capacities.
Benjamin H. Colvard, IV - 48, joined the Company and the Bank in 2025 as Executive Vice President, Chief Operations Officer. Prior to that, he spent over five years in roles of increasing responsibility at Sandy Spring Bank, including Chief Optimization Officer from October 2024 to January 2025, Director of Business Process Management from June 2022 to October 2024, and Director of Loan Administration from June 2019 to June 2022.
Robert G. Coradi - 63, joined the Company and the Bank in 2012, and was named Secretary of the Company and the Bank in 2018. He has been Executive Vice President and Chief Risk Officer of the Company and the Bank since April 2014. From October 2012 to April 2014, he served as Senior Vice President, Chief Credit Officer of the Bank. From 2008 to 2012, he served as a Commercial Sales Manager in the Pennsylvania Division of Susquehanna Bank.
Amy L. Doll - 45, joined the Company and the Bank in 2024. Ms. Doll was named Executive Vice President, Chief Administrative Officer of the Company and the Bank in February 2025. In this capacity, she oversees technology, operations, facilities, client care and retail operations. From July 2024 to February 2025, she served as Senior Vice President, Chief Operations and Technology Officer of the Company and the Bank. Ms. Doll served as Senior Vice President, Chief Commercial Banking and Lending Officer of PeoplesBank from 2014 to 2024.
Matthew Dyckman - 56, joined the Company and the Bank in 2021 as Executive Vice President, General Counsel. From 2013 to 2021, he served as Counsel at Goodwin Procter LLP, a global law firm. Mr. Dyckman previously served as a partner at the law firms Dentons LLP and Thacher Proffitt & Wood LLP. He has over 27 years of experience representing financial institutions on a wide variety of corporate, transactional and regulatory matters.
Philip E. Fague - 65, joined the Company and the Bank in 1988. Since 2016, he has served as Executive Vice President and Chief Trust Officer of the Bank. He served as Chief Mortgage Officer of the Bank from January 2020 through September 2022.
Jeffrey S. Gayman - 52, joined the Company and the Bank in 1996. He was appointed Executive Vice President, Chief Mortgage and Retail Officer in October 2022. He served as Executive Vice President and Market President for the South Central Pennsylvania region from 2018 through September 2022. Prior to that, he served as Executive Vice President - Retail Banking and Consumer Lending from 2016 to 2018. He was Senior Vice President - Retail Banking from 2012 to 2016 and Chief Commercial Officer from 2009 to 2012.
Christopher D. Holt – 61, joined the Company and the Bank in 2019 as Executive Vice President and Market President for the Maryland region. Prior to joining the Bank, Mr. Holt spent over 30 years in the banking industry in roles of increasing responsibility, most recently as Regional President, Maryland, for BB&T and its predecessor, Susquehanna Bank.
David T. Hornberger - 60, joined the Company and the Bank in 2016 as Executive Vice President and Market President for the Eastern Pennsylvania region. Prior to joining the Bank, he served as Regional President for Susquehanna Bank and its predecessor Graystone Bank.
Michael E. Jaeger – 45, was appointed Executive Vice President, Chief Experience Officer in 2025. He joined the Company and the Bank in 2015 as Vice President, Director of Cash Management Sales. Mr. Jaeger was promoted to Senior Vice President, Director of Cash Management Sales in 2018; Senior Vice President, Director of Treasury Management in 2019; Senior Vice President, Chief Digital Officer/Director of Treasury Management in 2021; and Senior Vice President, Client Experience Officer in 2023. Mr. Jaeger has over 21 years of banking experience in various retail, operational, and treasury management capacities.
Neelesh Kalani, CPA - 50, joined the Company and the Bank in 2020 as Senior Vice President, Chief Accounting Officer. In April 2021, he was appointed Executive Vice President, Chief Financial Officer of the Company and the Bank. Prior to joining the Company and the Bank, Mr. Kalani served as the Chief Accounting Officer of Sun Bancorp, Inc. for over seven years and served in previous comparable roles at Harleysville National Corporation and Willow Financial Bancorp, Inc. Prior to that, he worked for seven years in the financial services audit group at KPMG, LLP.
Zachary M. Khuri – 41, joined the Company and the Bank in 2019. He has served as Executive Vice President and Market President for the Central Pennsylvania region since October 2022. Prior to that, he served as Executive Vice President and Market President for the Capital region from 2019 through September 2022. Prior to joining the Bank, Mr. Khuri held roles of increasing responsibility at FNB Corporation and Commerce/Metro Bank.

Heather K. Knisely - 51, joined the Company and the Bank in 2018 as Assistant Vice President, Learning and Development Manager. She was promoted to Vice President in December of 2018 and Senior Vice President in April of 2022. Ms. Knisely was named Senior Vice President, Chief Human Resources Officer in January of 2023 and was promoted to Executive Vice President in 2024. She has over 27 years of banking experience in various learning and development and human resources capacities.
Adam L. Metz - 53, joined the Company and the Bank in 2016. Mr. Metz was named Senior Executive Vice President, Chief Operating Officer of the Company and the Bank in February 2025. Prior to that, he served as Executive Vice President and Chief Revenue Officer of the Company and the Bank from February 2019 to February 2025 and as Executive Vice President, Chief Lending Officer of the Company and the Bank from 2016 to February 2019. From 2011 to 2016, he served as Senior Vice President, Chief Lending Officer of Metro Bank, headquartered in Harrisburg, Pennsylvania.
Christopher J. Orr - 41, joined the Company and the Bank in 2025 as Executive Vice President, Chief Information Officer. Prior to that, Mr. Orr spent over nine years in roles of increasing responsibility at Sandy Spring Bank including Chief Digital Officer from October 2024 to January 2025, Director of Digital Technology from June 2021 to October 2024, Senior Vice President, Application and Information Management from July 2019 to June 2021.
COMPENSATION DISCUSSION AND ANALYSIS
In this section, we describe the objectives and elements of our compensation philosophy, policies and practices with respect to the compensation of each individual who served as our principal executive officer or principal financial officer during 2024, as well as our three most highly compensated executive officers (other than our principal executive officer and principal financial officer). References throughout this proxy statement to our “Named Executive Officers” or “NEOs” refer to each of the individuals named in the table below. Our NEOs for the fiscal year ended December 31, 2024 were:

Named Executive Officer	Title
Thomas R. Quinn, Jr.	President and Chief Executive Officer
Neelesh Kalani	Executive Vice President and Chief Financial Officer
Adam L. Metz	Senior Executive Vice President and Chief Operating Officer
Robert G. Coradi	Executive Vice President and Chief Risk Officer
Christopher D. Holt	Executive Vice President and Market President (Maryland Region)
We view 2024 as a transformative year in the history of the Company. As discussed further below, the completion of the merger of equals with Codorus Valley Bancorp influenced executive compensation decisions in several areas. Prior to the merger, which closed on July 1, 2024, the Company and Codorus Valley Bancorp operated as standalone companies, each with its own executive compensation and benefit programs, practices and principles. Codorus Valley Bancorp executives were paid out under that company’s incentive compensation plans through June 30, 2024. After that date, the Codorus Valley Bancorp executives who joined the combined company participated in the Company’s incentive compensation plans on a pro-rated basis. Because all of the Company’s NEOs appearing in the discussion of compensation related to 2024 are legacy Orrstown employees, only the Company’s executive compensation and benefit programs are disclosed in this Compensation Discussion and Analysis section.
EXECUTIVE SUMMARY
Completion of Transformational Merger of Equals
On July 1, 2024, the Company completed a transformational merger of equals with Codorus Valley Bancorp. At the effective time of the merger, Codorus Valley Bancorp was merged with and into the Company, with the Company as the surviving corporation, which was promptly followed by the merger of Codorus Valley’s wholly-owned bank subsidiary, PeoplesBank, with and into the Bank with the Bank as the surviving bank. The merger created a community banking company with $5.4 billion in assets and $3.2 billion of assets under management as of December 31, 2024.
During the first half of 2024, the Company’s management focused first on closing the merger and then on conversion and integration planning matters to ensure the Company would achieve the announced strategic and financial benefits of the transaction for our shareholders, employees, clients and communities, which are expected to include, among others:
•Significantly enhanced scale and liquidity;
•Peer leading performance with substantially increased pro forma profitability;
•Expanded footprint across south central Pennsylvania and the greater Baltimore area; and
•Built a top-tier overall talent pool to drive further growth and enhancement of client service.

After the completion of the merger, the Company immediately began the difficult work of integrating the two companies, while continuing to focus on growing our business. We successfully completed our core conversion in November 2024.
Building Long-Term Shareholder Value
In January 2025, the Company noted that the previously announced cost save target of 18% has been achieved for the go-forward normalized operating run rate as of December 31, 2024.
In addition, since the completion of the merger, the Company has twice increased the quarterly dividend payable by the Company for a total increase of $0.06 per share, or 30%, in the aggregate to $0.26 per share.
Total Shareholder Return
The Board of Directors is focused on driving the long-term growth and profitability of the Company in future years. The Compensation Committee believes that the steps set forth are consistent with this focus. In making compensation decisions for 2024 incentive compensation, the Compensation Committee considered that the Company’s total shareholder return compared favorably to the total shareholder return of its peers over the past three years. Specifically, over the three year performance period beginning January 1, 2022 and ending on December 31, 2024, the Company’s total shareholder return was at the 100th percentile of the existing compensation peer group and the 100th percentile of the new compensation peer group adopted for 2025. See “Benchmarking of Compensation Levels” below.
Our 2024 Compensation Actions
In 2024, we continued the robust shareholder engagement campaign that we have held annually since 2019. Between the date of the 2024 Annual Meeting of Shareholders and the date of this proxy statement, we offered engagement meetings to shareholders representing approximately 43% of our outstanding shares. During this engagement, shareholders expressed their satisfaction with the merger with Codorus Valley Bancorp, the Company's financial performance, and the design of the Company's compensation program. Shareholders particularly appreciated the compensation program's emphasis on alignment between executive compensation and objective corporate performance over a variety of performance metrics and timeframes. The shareholders did not express any concerns with the Company’s executive compensation programs. As a result of this positive feedback, the Compensation Committee determined to maintain the design of the Company's incentive programs for the 2024 performance year.
The hallmarks of our 2024 incentive programs were:
•Objective performance goals of Net Income and Return on Average Equity (“ROAE”) for all executive officers. These metrics were selected because the Compensation Committee considers them the most significant indicators of the Company's annual financial performance.
•Incentive compensation, if any, would be paid based on the achievement of Company results in 2024 against a range (threshold, target and maximum) of pre-established performance metrics. If corporate results are above or below the targets, awards for executives are interpolated on a straight-line basis within the performance range. Performance below threshold for a given performance results in no incentive award for that metric. Any incentive award earned based on 2024 performance would be paid in a combination of cash and equity awards, both of which would be awarded in early 2025.
•Provided that performance is at or above threshold for at least one of the two performance goals, the Compensation Committee has the ability to adjust awards upward or downward by up to 20% of the earned award. This adjustment potential is intended to provide the Compensation Committee with a flexible tool to recognize Company or individual performance considerations outside of the two objective performance measures.
•Use of a credit quality modifier on our cash Short-Term Incentive Plan (“STIP”) awards, whereby awards would have been reduced or eliminated based on unacceptable credit risk outcomes.
•The use of forward-looking performance-vesting conditions on 50% of the Long-Term Incentive Plan (“LTIP") awards granted to each executive, in addition to the one-year performance conditions associated with determination of the initial award. Performance-vested awards vest, if at all, based on the Company’s Return on Average Assets (“ROAA”) and Total Shareholder Return (“TSR”) over a three-year period beginning in the year of grant, and awards will be forfeited if a minimal acceptable level of ROAA is not achieved. These metrics were selected because the Compensation Committee considers them to be important long-term indicators of the Company’s success and because they provide for a different view of performance than the net income and ROAE performance required to initially earn the grant.

Our 2024 Compensation Outcomes
Base Salary
Base salary increases for 2024 were 4.0% for the Chief Executive Officer and 2.0% for each other NEO.
2024 Incentive Compensation
Incentive awards link annual compensation to annual Company performance and link the long-term compensatory interests of NEOs to the interests of shareholders in the long-term success and growth of the Company. Our incentive compensation program for 2024 provided cash opportunities through the STIP and equity opportunities through the LTIP, which consists of time-vested and performance-vested equity awards. Incentive compensation to our NEOs in 2024 was targeted evenly between cash and equity award opportunities, with actual awards initially earned based on our Net Income and ROAE performance in 2024.
Because the Company signed a definitive agreement for a merger of equals transaction with Codorus Valley Bancorp in December of 2023, when designing the Company's 2024 incentive compensation program, the Compensation Committee determined that it would be appropriate to exclude non-recurring merger related expenses (including certain required purchase accounting adjustments) from the calculation of 2024 Net Income and ROAE when reviewing actual performance results for calculation of initial STIP and LTIP awards, as the committee believed that the merger would drive long-term growth and profitability in future years, and therefore enhance long-term shareholder value. As a result, approximately $22.7 million of pre-tax merger-related expenses and a $15.5 million provision for credit losses on non-purchase credit deteriorated loans acquired in the merger were excluded from the calculation of Net Income and ROAE when reviewing actual performance results for calculation of initial STIP and LTIP awards. These adjusted figures are sometimes referred to in this proxy statement as Adjusted Net Income and Adjusted ROAE, respectively.
The actual amounts earned under the STIP and LTIP programs based on adjusted performance in 2024 are described below:
•Adjusted Net Income for 2024 was $52.0 million compared to $34.0 million at target, resulting in rewards payable under both the STIP and LTIP at the maximum level of the performance range with respect to this performance metric.
•Adjusted ROAE for 2024 was 13.25% compared to 12.19% at target, resulting in awards payable under both the STIP and LTIP at the maximum level of the performance range with respect to this performance metric.
STIP awards were additionally contingent on the Company maintaining an acceptable level of credit quality, a condition which was satisfied for 2024. As a result, STIP awards were paid in cash at as described in more detail below.
Time-vested restricted stock awards will vest 33% on each of the first three anniversaries of the grant date, provided the NEO is employed on the vesting date.
Performance-vested restricted stock units will vest 100% after three years, with the number of restricted stock units that vest dependent on performance against pre-established goals during the three-year performance period from 2025-2027, as well as continued employment. The performance measurement on these awards uses a two-step measurement process:
1.First, the Company’s Return on Average Assets (“ROAA”) is tracked against internal expectations that are communicated at the time of grant based on budgeted performance expectations at that time.
2.After determining the initial vesting amount based on the Company's performance relative to ROAA targets, the Company’s total shareholder return will be measured against an index of similarly-sized banks determined on the date of the award. The number of restricted stock units earned using the ROAA performance measures then will be adjusted upward or downward by up to 20% based on the Company’s total shareholder return performance against the index.
In addition, the Board of Directors, upon the recommendation of the Compensation Committee, approved integration awards in the form of performance-based restricted stock grants and cash bonuses for the Company’s senior leadership team, including each of the Company’s NEOs. The primary purposes of the integration awards are to motivate performance and the achievement of certain cost savings relating to the merger, foster alignment with the interests of the Company’s shareholders and support retention of certain key leaders of the Company.

SHAREHOLDER ENGAGEMENT
Since 2019, the Company has recognized the value of consistent communication with shareholders to better understand their views on a variety of topics, including executive compensation programs, affecting the Company. The Company annually engages in extensive dialogue with shareholders regarding the Company’s performance and compensation practices through a formal shareholder engagement program. The Company’s shareholder engagement program is now a year-round process whereby the Company offers engagement to interested institutional shareholders and retail shareholders owning 10,000 or more shares of the Company's Common Stock through periodic telephonic meetings, as well as in-person or virtual meetings with institutional shareholders and/or their representatives as requested. Our shareholder engagement program assists management and the Board of Directors in better understanding shareholder opinions and priorities, in making thoughtful and deliberate decisions, and in ensuring that these decisions are aligned with the interests of shareholders. For those reasons, the Compensation Committee has made the Company’s shareholder engagement program part of its annual compensation decision-making process.
At the 2024 Annual Meeting of Shareholders, 80.5% of votes were cast in favor of the advisory vote to approve executive compensation, commonly known as the “Say-on-Pay” vote. Though the Say-on-Pay vote is nonbinding, the Board of Directors and the Compensation Committee seriously consider the opinions of, and feedback from, our shareholders when making compensation decisions, as evidenced by our longstanding commitment to significant shareholder engagement.
Between the 2024 Annual Meeting of Shareholders and the date of this proxy statement, the Company offered engagement opportunities to holders of approximately 43% of its outstanding shares. During these meetings, shareholders expressed their satisfaction with the merger with Codorus Valley Bancorp, the Company's financial performance, and the design of the Company's compensation program. Shareholders particularly appreciated the compensation program's emphasis on alignment between executive compensation and objective corporate performance over a variety of performance metrics and timeframes. The shareholders did not express any concerns with the Company’s executive compensation programs.
HOW WE SET COMPENSATION
Role of Compensation Committee in Setting Executive Compensation
The Company's Compensation Committee, which is comprised entirely of independent directors, is responsible for overseeing the development and approval of compensation and benefits paid to the Company's NEOs and non-employee directors, and administering the Company's incentive plans, which includes the determination of grant amounts and vesting terms of awards under such plans. In addition, the Compensation Committee is responsible for the development and approval of employment agreements with our NEOs. The Compensation Committee is responsible for determining whether its executive compensation policies are reasonable and appropriate, meet the stated objectives of those policies and effectively serve the best interests of the Company and its shareholders.
Roles of Executive Officers and Management in Setting Executive Compensation
The Compensation Committee occasionally requests one or more members of executive management to be present at committee meetings where executive compensation and Company or individual performance are discussed and evaluated. Executives may provide insight, suggestions or recommendations regarding executive compensation; however, the Compensation Committee retains sole discretion with respect to compensation decisions regarding the Company’s executive management team and only Compensation Committee members vote on decisions regarding executive compensation.
The Company’s Chief Executive Officer provides recommendations to the Compensation Committee on matters relating to the compensation of the executive management team other than his own compensation. In addition, the Chief Executive Officer provides specific recommendations regarding base salary adjustments and STIP and LTIP awards for members of the executive management team other than himself to the Compensation Committee. The Compensation Committee has discretion to approve, disapprove or modify recommendations made by its Chief Executive Officer. The Chief Executive Officer is not present during deliberations or voting by our Compensation Committee relating to his own compensation.
Role of Compensation Consultant
Pursuant to its charter, the Company's Compensation Committee may, in its sole discretion, retain or obtain the advice and assistance of a compensation consultant, legal counsel or other adviser. The Compensation Committee may retain or obtain the advice of an adviser only after taking into consideration factors related to that person’s independence from management, including each of the factors it is required to take into consideration under the Corporate Governance Standards under NASDAQ Rule 5600, subject to limited exceptions. The Compensation Committee is responsible for the appointment, compensation, and oversight of any adviser it retains. The Company is obligated to provide appropriate funding for the compensation of any such adviser.
For 2024, the Company, at the behest of the Compensation Committee, retained the services of Aon, which is an independent executive compensation consulting firm. In 2024, Aon did not provide any other services to the Company and worked with the Company’s executive management team only on matters for which the Compensation Committee is responsible. The Compensation

Committee assessed the independence of Aon in 2024 pursuant to SEC and NASDAQ requirements and concluded that no conflict of interest exists that would prevent Aon from serving as an independent consultant to the Compensation Committee. The Compensation Committee periodically seeks input from Aon on a range of external market factors, including evolving compensation trends, appropriate peer group companies, and market survey data. Aon also provides general observations on the Company’s compensation programs, but it does not determine or recommend the amount or form of compensation for the NEOs.
2024 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Overview
Our compensation philosophy is designed to retain talent and align pay with performance of the Company. The following table lists and describes the purpose of the key elements of compensation for our NEOs:

Element of Pay	Description	Purpose
Base Salary	Fixed cash compensation	To attract and retain key executive talent by providing a stable source of compensation for services rendered during the fiscal year
Short-Term Incentive Plan	Performance-based cash payment based on financial, operational, and strategic metrics	To motivate executive officers to achieve the Company’s annual strategic and financial goals and reward individual performance
Long-Term Incentive Plan—Time-Vesting	Performance-based share awards with multi-year vesting periods; award sizes are based on financial metrics	To align long-term interests of executives and shareholders and provide appropriate balance of at-risk compensation that incentivizes long-term value creation and retention
Long-Term Incentive Plan—Performance-Vesting	Restricted Stock Unit (RSU) grants with multi-year vesting and performance periods; RSUs vest based on achievement of specific financial metrics	To align long-term interests of executives and shareholders and provide appropriate balance of at-risk compensation that incentivizes executives to achieve long-term performance goals
Deferred Compensation Plans	Include deferred compensation plans and salary continuation plans	To provide NEOs an economic incentive for long-term service to the Company
Perquisites	Housing and car allowances and/or club membership dues	To defray the NEOs’ expenses for recruitment or client entertainment and reduce the Company’s mileage reimbursement expense
Benchmarking of Compensation Levels
In making compensation decisions for 2024, the Compensation Committee reviewed market data related to base salary, annual bonus and total compensation from the most recent public information available for the peer group identified in the table below. The Compensation Committee selected a peer group of banks which met the following basic criteria:
•Commercial banks;
•Having assets of approximately $2.2 billion to $6.0 billion at December 31, 2023, compared to the Company, which had approximately $3.1 billion in assets as of December 31, 2023;
•Domiciled in the states of MD, NJ, NY, PA and VA, but not headquartered in New York City or on Long Island; and
•Having similar business models, including a commercial banking focus with a wealth and/or mortgage business.

Applying these criteria resulted in the following 18 institutions, which the Compensation Committee determined to be most closely comparable to the Company:

ACNB Corporation	Arrow Financial Corporation	BCB Bancorp, Inc.
C&F Financial Corporation	Carter Bankshares, Inc.	Chemung Financial Corporation
Citizens & Northern Corporation	City Holding Company	CNB Financial Corporation
Evans Bancorp, Inc.	Financial Institutions, Inc.	First Bank
First Community Bancshares, Inc.	Mid Penn Bancorp, Inc.	Peapack-Gladstone Financial Corporation
Peoples Financial Services Corp.	Primis Financial Corp.	TrustCo Bank Corp NY
The Compensation Committee reviewed both the data from this peer group and other industry surveys. When comparing the Company and its peers, the committee did not use a formulaic approach to benchmarking compensation for individual job positions, due primarily to the lack of direct comparability among job functions and responsibilities, and individual experience.
The Compensation Committee has adopted a new peer group reflecting the Company's larger size after the completion of the merger with Codorus Valley Bancorp. This new peer group is comprised of twenty commercial banks having assets of approximately $3.0 billion to $11.0 billion; domiciled in the states of DC, DE, MD, NJ, NY, OH, PA, VA, WV (excluding New York City MSA for NY/NJ); with at least ten branches; and insider ownership of less than 30%. The companies in the new peer group are: Park National Corp., S&T Bancorp Inc., Peoples Bancorp Inc., Tompkins Financial Corporation, Univest Financial Corp., Burke & Herbert Financial Services Corp, City Holding Co., Financial Institutions Inc., TrustCo Bank Corp NY, CNB Financial Corp., Mid Penn Bancorp Inc., Farmers National Banc Corp., Carter Bankshares, Arrow Financial Corp., Civista Bancshares Inc., Primis Financial Corp., Peoples Financial Services, First Bank, Farmers & Merchants Bancorp, and First Community Bankshares Inc. The committee will use this new peer group in making compensation decisions for 2025.
In making compensation decisions for 2024 incentive compensation, the Compensation Committee considered that the Company’s total shareholder return compared favorably to the total shareholder return of its peers over the past three years. Specifically, over the three year performance period beginning January 1, 2022 and ending on December 31, 2024, the Company’s total shareholder return was at the 100th percentile of the existing compensation peer group and the 100th percentile of the new compensation peer group adopted for 2025.
Components of Our Compensation Program
Base Salary
Base salaries for our NEOs are set annually by the Compensation Committee and are designed to compensate each executive for the experience, education, responsibilities and other qualifications of the executive that are essential to the specific role the executive serves within the organization. Base salaries are set at levels competitive within the industry and the local market area in order to attract and retain executive officers who possess the knowledge, skills and abilities necessary to successfully execute their duties and responsibilities. The base salaries for each of our NEO's for the two most recent fiscal years and the year-over-year change are set forth in the table below.

Name	2023 Base Salary ($)	2024 Base Salary ($)	Year-Over-Year Change (%)
Thomas R. Quinn, Jr.	714,000	742,560	4.0
Neelesh Kalani	331,500	338,130	2.0
Adam L. Metz	301,442	307,471	2.0
Robert G. Coradi	300,900	306,918	2.0
Christopher D. Holt	355,037	362,137	2.0
In determining 2024 base salaries for all NEOs, the Compensation Committee considered the Company’s earnings performance in 2023 on measures such as net income and return on average equity, the announced and pending merger with Codorus Valley Bancorp, as well as the challenging labor market and inflationary wage pressures the Bank was experiencing at that time. The Committee also considered factors specific to each NEO, such as individual and departmental performance, compensation history, competitive market positioning and other factors.

Incentive Compensation
General
Incentive awards link annual compensation to annual Company performance and link the long-term compensatory interests of NEOs to the interests of shareholders in the long-term success and growth of the Company. Our incentive compensation program for 2024 provided cash opportunities through the STIP and equity opportunities through the LTIP, which provides for both time-vested restricted stock awards and performance-vested restricted stock units awards. Incentive compensation to our NEOs based on 2024 performance was targeted evenly between cash opportunities under the STIP and equity award opportunities under the LTIP, with actual awards in both programs initially earned based on our Net Income and ROAE performance in 2024.
Awards under the STIP and LTIP are made early each year based on the Company’s performance in the previous year. Upon completion of each fiscal year, the Compensation Committee determines each NEO’s STIP award and LTIP award relative to corporate performance against the pre-established metrics and targets. For 2024, the Compensation Committee selected Net Income and ROAE as the financial metrics that determined initial award amounts for both STIP and LTIP awards. The Compensation Committee further selected ROAA and total shareholder return as the performance metrics to determine the vesting, if any, of the portion of LTIP awards that are subject to future performance vesting. These metrics were selected because the Compensation Committee considers them the most significant indicators of the Company’s financial performance.
Objective Performance Evaluation
Under both the STIP and the LTIP, each of the two objective performance goals of Net Income and ROAE represented 50% of each NEOs’ total target incentive payout between the two plans. The target performance for these goals equaled the Company’s budgeted Net Income and ROAE for 2024.
Each NEO’s STIP award and initial LTIP award is targeted at a specified percentage of base salary based on the specific tier to which the officer is assigned. For 2024, Mr. Quinn was the only NEO in Tier 1; Messrs. Kalani, Metz, Coradi, and Holt were all in Tier 2. The following table represents the Net Income and ROAE targets for 2024 as approved by the Compensation Committee and the corresponding payout scale as a percentage of base salary.

	Net Income			Return on Average Equity
		Total Incentive Payout % of Base			Total Incentive Payout % of Base
	Performance Level	Tier 1	Tier 2	Performance	Tier 1	Tier 2
	($000)	(CEO)	(Other NEOs)	Level	(CEO)	(Other NEOs)
Threshold	32,000	25.0%	20.0%	11.5%	25.0%	20.0%
Target	34,000	50.0%	40.0%	12.2%	50.0%	40.0%
Maximum	36,000	75.0%	60.0%	12.9%	75.0%	60.0%

If the target performance levels are attained, the Net Income and ROAE portions of the incentive awards would be initially earned at target levels. Performance between threshold and target or between target and maximum would result in interpolated payouts on a straight-line basis. If performance is below threshold for a given performance goal, no incentive would be paid for that goal. Performance above maximum for a given goal would result in payout at maximum for that goal.
As discussed in detail in the “Long-Term Incentive Plan” section, 50% of LTIP awards initially earned based on performance in 2024 are subject to future performance vesting and continue to be at risk for three additional years based on the Company’s performance against pre-established ROAA and TSR goals.
One-Time Adjustments
Under the terms of the incentive compensation plans, the Compensation Committee has the authority to adjust financial performance metrics used to determine initial STIP awards and LTIP awards for one-time positive or negative events outside of the Company's normal operations which have a material effect on the Company’s results. Potential adjustments include but are not limited to tax-related matters, merger-related costs, gains or losses arising from security sales, changes in regulation, and other significant events.
Because the Company signed a definitive agreement for a merger of equals transaction with Codorus Valley Bancorp in December of 2023, when designing the Company's 2024 incentive compensation program, the Compensation Committee determined that it would be appropriate to exclude non-recurring merger related expenses (including certain required purchase accounting adjustments) from the calculation of 2024 Net Income and ROAE when reviewing actual performance results for calculation of initial STIP and LTIP awards, as the committee believed that the merger would drive long-term growth and profitability in future years, and therefore enhance long-term shareholder value. As a result, approximately $22.7 million of pre-tax merger-related expenses and a $15.5 million provision for credit losses on non-purchase credit deteriorated loans acquired in the merger were excluded from the calculation of Net Income and ROAE when reviewing actual performance results for calculation of initial STIP and LTIP awards.
The following table summarizes the Company’s 2024 performance relative to the Net Income and ROAE targets established by the Compensation Committee for both the STIP and LTIP, both on a GAAP basis and adjusted basis.

2024 Incentive Plan Performance
Dollars in thousands	Threshold	Target	Maximum	2024 GAAP Results	2024 Adjusted Results(1)
Net Income	$32,000	$34,000	$36,000	$22,050	$51,975
Return on Average Equity	11.48%	12.19%	12.91%	5.62%	13.25%
(1) Adjusted to exclude the impact of merger-related expenses and the provision for credit losses on non-purchase credit deteriorated loans acquired in the merger for the year ended December 31, 2024. See Annex B for a reconciliation of 2024 Adjusted Results to GAAP.
Subjective Performance Evaluation
If the Company’s performance is at or above threshold for a given performance goal, following the calculation of awards earned based on objective performance, the Compensation Committee has the ability to adjust STIP and/or LTIP awards upward or downward by up to 20% of the earned award. This adjustment potential is intended to provide the Compensation Committee with a flexible but limited tool to recognize company or individual performance results, whether positive or negative, outside of the two objective performance measures. The Compensation Committee has the flexibility to consider any factors it deems relevant to its adjustment of earned awards, including but not limited to growth, risk, compliance and technology factors, special projects or initiatives, and other factors. No subjective adjustment was utilized for the incentive awards earned based on 2024 performance.
Short-Term Incentive Plan (STIP) Awards with Credit Quality Modifier
STIP awards are paid in cash. Each NEO’s STIP award is targeted at a specified percentage of base salary based on the specific tier to which the officer is assigned, as described above. The base salary used in incentive calculations will generally be the NEO’s annualized salary rate as of the last day of the relevant fiscal year. In the case of a mid-year salary increase associated with a change in role, the Compensation Committee retains the discretion to pro-rate the salary used in the calculation based on the date of the salary increase.
Any incentive awards under the STIP are contingent on the Company maintaining an acceptable level of credit quality, as defined by the ratio of non-performing assets to total assets. If the ratio of non-performing assets to total assets is greater than 2%, STIP awards will be reduced by 30%. If the ratio of non-performing assets to total assets is greater than 4%, STIP awards will be eliminated.
For the year ended December 31, 2024, Adjusted Net Income was $52.0 million, compared to $34.0 million at target, and Adjusted ROAE was 13.25%, compared to 12.19% at target, resulting in cash awards payable, before any subjective adjustment, under the STIP at the maximum of the performance range with respect to both performance metrics. As discussed above, no subjective adjustment was utilized for the incentive awards earned based on 2024 performance.
The following table summarizes the STIP opportunities available, and actual payments made, to NEOs for 2024 performance.

	% of Base Salary			Potential Payout Amounts ($)			Actual
Name	Threshold	Target	Maximum	Threshold	Target	Maximum	Cash Incentive Award ($)
Thomas R. Quinn, Jr.	25%	50%	75%	185,640	371,280	556,920	556,920
Neelesh Kalani	20%	40%	60%	67,626	135,252	202,878	202,878
Adam L. Metz	20%	40%	60%	61,494	122,988	184,483	184,878
Robert G. Coradi	20%	40%	60%	61,384	122,767	184,151	184,151
Christopher D. Holt	20%	40%	60%	72,427	144,855	217,282	217,282

Long-Term Incentive Plan (LTIP)
The Compensation Committee believes that equity awards under the LTIP effectively align the interests of executives with those of our shareholders by providing individuals who have responsibility for management and growth of the Company with an opportunity to increase their ownership of Company Common Stock, to have a meaningful interest in the future of the Company and sustained shareholder value creation and to receive compensation that varies based on multi-year performance.
As discussed in the “Incentive Compensation” section above, the initial value of each NEO’s LTIP award is targeted at a specified percentage of base salary based on the specific tier to which the officer is assigned and is subsequently expressed as a number of shares of Company Common Stock valued on the date of grant. Fractional shares cannot be distributed. The base salary used in incentive calculations will generally be the NEO’s annualized salary rate as of the last day of the relevant fiscal year. In the case of a mid-year salary increase associated with a change in role, the Compensation Committee retains the discretion to pro-rate the salary used in the calculation based on the date of the salary increase.
Awards initially earned under the LTIP based on performance against the plan’s Net Income and ROAE goals are granted early in the following year and consist of 50% time-vested restricted stock awards and 50% performance-vested restricted stock units.
Time-Vested Restricted Stock Awards
Time-vested restricted stock awards vest 33% in each of the first three years following the grant date, provided the NEO is employed on the vesting date.
Performance-Vested Restricted Stock Units With Total Shareholder Return Modifier.
Performance-vested restricted stock units vest 100% after three years, with the number of restricted stock units that vest dependent on the Company’s performance against pre-established goals during the performance period from beginning in the year of grant and ending following two additional fiscal years, as well as the NEO’s continued employment through the vesting date. The performance measurement on these awards uses a two-step measurement process, which considers the Company's performance against a ROAA goal, as well as the Company’s total shareholder return:
1.First, the Company’s ROAA is tracked against internal expectations that are communicated at the time of grant based on budgeted performance expectations at that time.
2.After determining the initial vesting amount based on the Company's performance relative to ROAA targets, the Company’s total shareholder return will be measured against an index of similarly-sized banks determined on the date of the award. The number of restricted stock units earned using the ROAA performance measures then will be adjusted upward or downward formulaically by up to 20% based on the Company’s total shareholder return performance against the index.
The three-year ROAA goal has defined threshold and target performance levels based on budgeted ROAA levels at the time the plan was established. We have elected not to disclose these performance levels until the conclusion of the applicable performance period for competitive reasons. The table below illustrates the payout relationships between threshold and target for the ROAA goal.

% of Target Payout
Threshold Performance	Target Performance
50%	100%

Performance between threshold and target will result in interpolated vesting on a straight-line basis. If performance is below threshold, no restricted stock units will vest. Performance above target will result in vesting at target.
After determining the initial vesting amount based on the Company's performance relative to ROAA targets, the Company’s total shareholder return will be measured against 118 publicly-traded banks between $2.7 billion and $10 billion in total assets selected by the Compensation Committee on the date of the grant. The number of restricted stock units earned using the ROAA performance measures then will be adjusted upward or downward by up to 20% based on the Company’s total shareholder return performance against the above referenced index.

The following table illustrates the percentage of payout modified under the total shareholder return modifier for restricted stock units performance-vesting under the LTIP:

Three-Year Total Shareholder Return
Orrstown Total Shareholder Return Compared to Index 50th Percentile	Modifier
Underperform the 50th by 20% or more	(20)%
Perform at the 50th	—%
Outperform the 50th by 20% or more	20%

Unlike restricted stock awards, performance-vested restricted stock units are not eligible to vote or receive dividends until vested and settled into shares of Company Common Stock.
The Compensation Committee views the bifurcation of a) the metrics to determine the grant of STIP awards and LTIP awards and b) the vesting metrics of the performance-vested restricted stock units as consistent with feedback from shareholders that they prefer incentive plans to consider a variety of performance measures and time horizons. Incentive awards link annual compensation to annual Company performance and link the compensatory interests of NEOs to the interests of shareholders in the long-term success and growth of the Company.
Equity Awarded in 2025 for 2024 Performance
For the year ended December 31, 2024, Adjusted Net Income was $52.0 million, compared to $34.0 million at target, and Adjusted ROAE was 13.25%, compared to 12.19% at target, resulting in equity awards payable, before any discretionary adjustment, under the LTIP at the maximum level of the performance range with respect to both performance metrics. All LTIP awards granted in early 2025 consisted of 50% time-vested restricted stock awards and 50% performance-vested restricted stock units.
The following table summarizes the equity awards made pursuant to the terms of the LTIP to NEOs in 2025 based on 2024 performance. In accordance with SEC reporting rules, these awards will be disclosed as 2025 compensation in the Summary Compensation Table of the Company’s 2026 proxy statement.

Name	Target Opportunity ($)	Payout as % of Target(1)	Total Value of Equity Incentive Award ($)	Time-Vested Restricted Stock Award(2)($)	Time-Vested Restricted Stock Award (#)	Performance-Vested Restricted Stock Unit Award(3)($)	Performance-Vested Restricted Stock Unit Award (#)
Thomas R. Quinn, Jr.	371,280	162%	600,000	300,000	8,918	300,000	8,917
Neelesh Kalani	135,252	150%	202,850	101,425	3,015	101,425	3,015
Adam L. Metz	122,988	150%	184,448	92,241	2,742	92,207	2,741
Robert G. Coradi	122,767	150%	184,146	92,073	2,737	92,073	2,737
Christopher D. Holt	144,855	150%	217,281	108,657	3,230	108,624	3,229

(1)
At December 31, 2024, the Company exceeded the Maximum after excluding the effects of the merger-related expenses, resulting in the Tier 1 NEO receiving 75% of his base salary and Tier 2 NEOs receiving 60% of their base salaries. The Payout as a % of Target is calculated as the percentage of the Total Value of Equity Incentive Award divided by the percentage for Target Opportunity.

(2)	Granted on February 16, 2025. Restricted stock awards vest 33% on February 16, 2026, 2027 and 2028, provided the NEO is employed on the vesting date.
(3)	Granted on February 16, 2025 contingent upon shareholder approval of the 2025 Stock Incentive Plan. Restricted stock units vest on February 16, 2028 contingent on performance against pre-established goals during the three-year performance period (2025-2027) as well as continued service through the vesting date using the two-step measurement process described above.
As discussed earlier, the performance-vested restricted stock units are subject to future performance conditions on pre-established performance metrics, including an internal ROAA goal and the Company’s TSR compared to an index of 118 publicly-traded banks between $2.7 billion and $10 billion in total assets selected by the Compensation Committee on the date of the grant.
Vesting of Equity Awarded in 2022
Time-Vested Restricted Stock Awards. The time-vested restricted stock awards vested 33% on each of the first three anniversaries of the grant date, provided the NEO was employed on the vesting date. The vesting of these awards did not require further action by the Compensation Committee.

Performance-Vested Restricted Stock Units With Total Shareholder Return Modifier. The restricted stock units granted to executive officers in 2022 vested on the third anniversary of the date of the grant, with the number of restricted stock units that vest dependent on the two-step measurement process discussed above, as well as the executive’s continued employment through the vesting date.
For restricted stock units granted in 2022, the Company's ROAA averaged over the three-year period beginning on January 1, 2022 and ending on December 31, 2024 was measured against the following ROAA targets:

	Threshold	Target	Maximum
ROAA	1.05%	1.10%	1.15%

Performance between threshold and target or between target and maximum would result in interpolated vesting on a straight-line basis. If performance is below threshold, no restricted stock units would vest. Performance above maximum would result in vesting at maximum. The table below illustrates the payout relationships between threshold, target and maximum for the ROAA goal.

% of Target Payout
Threshold Performance	Target Performance	Maximum Performance
50%	100%	200%

The Company’s average annual ROAA for the performance period, adjusted to exclude merger and certain other non-recurring charges excluded from prior year calculations, was above the maximum of the performance range. However, the Company’s unadjusted average annual ROAA for the Performance Period was below the threshold of the performance range. Given the disparity between adjusted and unadjusted ROAA over the performance period, as well as the additional share utilization and expense that would be incurred if awards were to vest at the maximum level, the Compensation Committee determined that the 2022 performance-vested restricted stock units would vest at target, subject to the total return modifier discussed below. The Compensation Committee also determined that the ability to earn shares above the target of the performance range should be limited to the total shareholder return modifier and removed the maximum threshold payout ratio from future vesting criteria, beginning with the awards granted in early 2025 based on 2024 performance.
The number of restricted stock units to be vested using the formula above then was to be adjusted upward or downward by up to 20% based on the Company’s total shareholder return for the performance period relative to the total shareholder return over the performance period of an index of 82 publicly-traded banks between $2 and $5 billion in total assets recommended by the Company’s independent compensation consultant, Aon, and selected by the Compensation Committee on the date of the grant. Over the Performance Period, the Company’s total shareholder return was at the 96th percentile of the peer group and outperformed the median of the index by 57%, resulting in a 20% increase in the number of restricted stock units vesting.
The number of restricted stock units that vested based on the formula above for each NEO is set forth in the table below:

Name	Initial RSU Award at Target	RSUs Earned at Target	RSUs Earned After TSR Modifier
Thomas R. Quinn, Jr.	7,300	7,300	8,760
Neelesh Kalani	2,848	2,848	3,417
Adam L. Metz	2,897	2,897	3,476
Robert G. Coradi	2,677	2,677	3,212
Christopher D. Holt	3,411	3,411	4,093

Integration Awards
The Board of Directors, upon the recommendation of the Compensation Committee, approved integration awards (the "Integration Awards") for the Company’s executive leadership team, including each of certain of the Company’s NEOs. The primary purposes of the Integration Awards are to motivate and reward performance and the achievement of certain cost savings relating to the merger, foster alignment with the interests of the Company’s shareholders and support retention of certain key leaders of the Company. The Compensation Committee believes that continuity of executive leadership is a necessary element to achieving the strategic and financial objectives of the merger.

The Integration Awards consist of performance-based restricted stock granted on July 1, 2024 pursuant to the Company’s 2011 Stock Incentive Plan ("Equity Integration Awards") and cash bonuses paid to executives to reward them for a successful core conversion and achievement of the announced cost save target of 18% for the go-forward operating run rate as of December 31, 2024 (the "Cash Integration Awards").
The Equity Integration Awards will vest on July 28, 2025 contingent upon the Company’s achievement of successful integration and 18% (target) to 20% (maximum) cost savings as determined based on the going forward annual expense run rate at June 30, 2025 compared to the combined reported expenses of Orrstown Financial Services, Inc. and Codorus Valley Bancorp the year ended December 31, 2023 (excluding merger-related and other extraordinary expenses in both cases).
The number and fair value at the grant date of Equity Integration Awards granted to our NEOs is set forth in the table below:

Name	Shares (#) (Target)	Shares (#) (Maximum)	Grant Date Fair Value ($) (Target)	Grant Date Fair Value ($) (Maximum)
Thomas R. Quinn, Jr.	18,000	24,000	492,480	656,640
Neelesh Kalani	7,500	10,000	205,200	273,600
Adam L. Metz	5,000	6,667	136,800	182,409
Robert G. Coradi	7,500	10,000	205,200	273,600
Christopher D. Holt	5,000	6,667	136,800	182,409

Cash Integration Awards were paid to Messrs. Quinn, Metz, Coradi, and Holt in the amounts of $270,000, $115,517, $25,000 and $40,000, respectively, to reward them for a successful core conversion and achievement of the announced cost save target of 18% for the go-forward operating run rate as of December 31, 2024. In making the Cash Integration Awards, the Compensation Committee also considered the Company's total shareholder return compared over the past three years relative to both its current and future compensation peer groups.
Split-Dollar Life Insurance Arrangement
The Bank has entered into a split-dollar life insurance arrangement with Mr. Quinn in order to provide a death benefit to the executive’s beneficiaries and to allow the executive access to the cash surrender value of the policy in excess of the amount of premiums paid by the Bank upon his retirement. The split-dollar life insurance arrangement will provide Mr. Quinn with a $1,350,707 lifetime death benefit as of December 31, 2024.
Other Awards and Compensation Perquisites
Mr. Quinn has been provided with personal use of a Company vehicle and Mr. Metz has been provided a vehicle allowance. Both of these positions require extensive travel across the Company’s market area. In each case, an analysis was conducted to determine if reimbursement of mileage to a NEO was a less expensive alternative for the Company.
During 2024, Mr. Metz had a country club membership provided by the Bank. His position requires extensive client entertainment and recruitment of top-flight human capital. Initiation dues paid by the Company will be recouped by the Company on a pro-rated basis when the NEO relinquishes their membership on a pro-rated basis during the year of termination.
Each of Mr. Quinn and Mr. Kalani maintains his primary residence outside of the Company's market area. During 2024, the Company paid $24,263 and $13,200 to Mr. Quinn and Mr. Kalani, respectively, to reimburse them for in-market housing costs incurred by them during the year.
401(k) Plan
The Bank maintains a 401(k) plan for the benefit of eligible employees. The Bank makes annual matching contributions of up to 50% of employee contributions under the plan, up to 3% of an employee’s annual compensation.
Anti-Hedging and Anti-Pledging
Directors, executive officers, and related persons are prohibited from purchasing, selling, or making any offer to purchase or offer to sell, derivative securities relating to securities of the Company or to enter into private contracts removing the economic risk associated with owning the Company’s securities from the director, executive officer, or related persons. Directors, executive officers, and related persons are prohibited from pledging the Company’s securities in a loan of any kind, including, but not limited to, a margin loan or a Non-Purpose Loan as defined by Regulation U.

Clawback and Forfeiture Provisions
The Company has clawback and forfeiture provisions in place for losses arising from individual instances of fraud or malfeasance, including legal costs. The Company has adopted a Compensation Recovery Policy which requires the Company to recover incentive-based compensation erroneously awarded to current or former executive officers after an accounting restatement in accordance with the listing standards of the Nasdaq Stock Market as adopted pursuant to Rule 10D-1 of the Exchange Act. In addition, our 2011 Stock Incentive Plan, which is the plan pursuant to which we make all of our equity awards, and related award agreements contains broad language regarding clawbacks and forfeitures and make all awards under the 2011 Stock Incentive Plan subject to recoupment, forfeiture or reduction to the extent determined by the Compensation Committee. Additionally, if the Bank were to ever not be considered “well-capitalized” as defined by U.S. banking regulations, all unvested LTIP awards are subject to automatic claw-back. The Compensation Committee also has discretion over other circumstances that may trigger the clawback provision.
Compensation Committee Report
We, the members of the Compensation Committee of the Board of Directors of Orrstown Financial Services, Inc., have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company and, based on such review and discussion, have recommended to the Board of Directors of the Company inclusion of the Compensation Discussion and Analysis in this proxy statement and, through incorporation by reference from this proxy statement, in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.
Submitted by the Compensation Committee:

John W. Giambalvo, Chair
Scott V. Fainor
J. Rodney Messick
Michael J. Rice
Joel R. Zullinger
Except as set forth above, this report shall not be deemed to be incorporated by reference, by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, and shall not otherwise be deemed filed under such acts.

Summary Executive Compensation
The following table sets forth information as to the compensation paid or accrued by the Company for the year ended December 31, 2024 for services rendered in all capacities by our NEOs.
2024 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Cash Bonus ($)	Stock & RSU Awards ($)(1)(4)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
Thomas R. Quinn, Jr.	2024	732,674	270,000	1,299,226	—	556,920	1,801,847	46,967	4,707,634
President and	2023	709,154	—	454,992	—	428,400	1,022,734	22,737	2,638,017
Chief Executive Officer	2022	694,681	—	365,121	—	455,000	992,095	19,801	2,526,698

Neelesh Kalani	2024	335,835	—	512,275	—	202,878	—	24,402	1,075,390
Executive Vice President and	2023	329,250	—	178,752	—	159,120	—	9,309	676,431
Chief Financial Officer	2022	299,281	—	142,507	—	178,750	—	8,567	629,105

Adam L. Metz	2024	305,384	115,517	372,309	—	184,478	100,253	25,177	1,103,118
Senior Executive Vice President and	2023	299,396	—	162,552	—	144,692	85,372	24,817	716,829
Chief Operating Officer	2022	293,526	—	144,858	—	162,543	20,000	24,142	645,069

Robert G. Coradi	2024	304,835	25,000	490,210	—	184,151	140,565	12,709	1,157,470
Executive Vice President and	2023	298,858	—	162,240	—	144,432	135,062	12,530	753,122
Chief Risk Officer	2022	275,465	—	133,879	—	162,250	129,775	11,828	713,197

Christopher D. Holt	2024	359,679	40,000	406,042	—	217,282	358,821	13,911	1,395,735
Executive Vice President and	2023	352,627	—	191,448	—	170,418	280,044	13,464	1,008,001
Market President	2022	345,713	—	170,618	—	191,441	266,215	13,372	987,359

(1)
Stock and option awards are valued based on the aggregate grant date fair value of awards granted during the year computed for financial reporting purposes pursuant to FASB ASC Topic 718. There is no assurance the value realized by an executive officer will be at or near the value estimated by ASC Topic 718. The actual value, if any, an executive officer may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised or the value of stock awards when they vest. Please see the 2024 Outstanding Equity Awards at Fiscal Year-End Table below for more information regarding stock awards and options outstanding at December 31, 2024.

(2)	Represents the aggregate increase in the present value of the officer’s accumulated benefit under the salary continuation plan and/or deferred compensation agreement.
(3)	See 2024 All Other Compensation Table below.
(4)
Includes awards issued in 2024 based on the Company’s performance in 2023, as described in the definitive proxy statement filed by the Company on March 31, 2023. Also, includes equity integration awards granted on July 1, 2024.

The compensation represented by the amounts set forth in the “All Other Compensation” column in the 2024 Summary Compensation Table is detailed in the following table.
2024 ALL OTHER COMPENSATION TABLE

Name	Year	Vehicle Allowance or Personal Use of Company Vehicle ($)	Country Club Dues ($)	Insurance Premiums ($)(1)	Split Dollar Life Insurance Benefit ($) (2)	Company Contributions to Retirement and 401(k) Plans ($)	Housing Allowance	Total ($)
Thomas R. Quinn, Jr.	2024	2,456	—	6,859	3,039	10,350	24,263	46,967
	2023	6,639	—	3,564	2,634	9,900	—	22,737
	2022	4,683	—	3,564	2,404	9,150	—	19,801

Neelesh Kalani	2024	—	—	1,242	—	9,960	13,200	24,402
	2023	—	—	841	—	8,468	—	9,309
	2022	—	—	810	—	7,757	—	8,567

Adam L. Metz	2024	8,400	7,900	1,242	—	7,635	—	25,177
	2023	8,400	7,690	1,242	—	7,485	—	24,817
	2022	8,400	7,162	1,242	—	7,338	—	24,142

Robert G. Coradi	2024	—	—	3,564	—	9,145	—	12,709
	2023	—	—	3,564	—	8,966	—	12,530
	2022	—	—	3,564	—	8,264	—	11,828

Christopher D. Holt	2024	—	—	3,564	—	10,347	—	13,911
	2023	—	—	3,564	—	9,900	—	13,464
	2022	—	1,900	2,322	—	9,150	—	13,372

(1)	The reported insurance premiums are paid by the Bank as part of the Bank’s sponsored group term life insurance benefit.
(2)	Represents the aggregate increase in the present value of the officer’s benefit under the Bank's split dollar life insurance arrangement with the officer.

Grants of Plan-Based Awards
The following table sets forth information concerning plan-based awards made to the NEOs during the last fiscal year based on the Company's performance in 2023 as described in the definitive proxy statement filed by the Company on March 22, 2024 and the Equity Integration Awards discussed above.
2024 GRANT OF PLAN-BASED AWARDS TABLE

		Payouts under non-equity incentive plan awards (1)			Estimated future payments of restricted stock awards
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All other stock awards: number of shares of stock or units (#)	Grant date fair value of stock and option awards (5) ($)
Thomas R. Quinn, Jr.		257,034	642,586	1,542,206	—	—	—	—	—
	2/16/2024 (2)	—	—	—	4,648	11,620	27,888	—	321,293
	2/16/2024 (3)	—	—	—	—	—	—	11,620	321,293
	7/1/2024 (4)	—	—	—	—	18,000	24,000	—	656,640
Neelesh Kalani		95,470	238,675	572,820	—	—	—	—	—
	2/16/2024 (2)	—	—	—	1,726	4,316	10,358	—	119,337
	2/16/2024 (3)	—	—	—	—	—	—	4,316	119,337
	7/1/2024 (4)	—	—	—	—	7,500	10,000	—	273,600
Adam L. Metz		75,960	189,900	455,760	—	—	—	—	—
	2/16/2024 (2)	—	—	—	1,374	3,434	8,242	—	94,950
	2/16/2024 (3)	—	—	—	—	—	—	3,434	94,950
	7/1/2024 (4)	—	—	—	—	5,000	6,667	—	182,409
Robert G. Coradi		86,644	216,610	519,864	—	—	—	—	—
	2/16/2024 (2)	—	—	—	1,567	3,917	9,401	—	108,305
	2/16/2024 (3)	—	—	—	—	—	—	3,917	108,305
	7/1/2024 (4)	—	—	—	—	7,500	10,000	—	182,409
Christopher D. Holt		89,453	223,633	536,720	—	—	—	—	—
	2/16/2024 (2)	—	—	—	1,618	4,044	9,706	—	111,817
	2/16/2024 (3)	—	—	—	—	—	—	4,044	111,817
	7/1/2024 (4)	—	—	—	—	5,000	6,667	—	273,600

(1)	These amounts illustrate the threshold, target, and maximum cash awards payable under the annual incentive compensation plan. Cash awards were paid out at between 158% and 180% of target.
(2)	Represents performance-vested restricted stock units which vest, if at all, three years from the date of the grant, subject to performance on pre-established ROAA and TSR goals.
(3)	Represents time-vested restricted stock awards which vest, if at all, 33% in each of the first three years following the grant date.
(4)
Represents performance-vested restricted stock, which vests on July 28, 2025 contingent upon the Company’s achievement of successful integration and 18% (target) to 20% (maximum) cost savings as determined based on the going forward annual expense run rate at June 30, 2025 compared to the combined reported expenses of Orrstown Financial Services, Inc. and Codorus Valley Bancorp for the year ended December 31, 2023 (excluding merger-related and other extraordinary expenses in both cases).

(5)	The fair value of the award is the fair value of the Company Common Stock on the date of grant multiplied by the number of shares granted.
During 2024, our Compensation Committee did not take into account any material nonpublic information when determining the timing and terms of equity incentive awards, and we did not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. During 2024, we did not grant stock options to our named executive officers during any period beginning four business days before and ending one business day after the filing or furnishing of a Form 10-Q, 10-K or 8-K that discloses material nonpublic information.

2024 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards			Restricted Stock Awards / Units
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (2)	Equity incentive plan awards: number of unearned shares that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (2)
Thomas R. Quinn, Jr	—	—	—	52,399	1,918,327	28,399	1,039,687
Neelesh Kalani	—	—	—	20,888	764,710	10,888	398,610
Adam L. Metz	—	—	—	16,384	599,818	9,717	355,739
Robert G. Coradi	—	—	—	19,974	731,248	9,974	365,148
Christopher D. Holt	—	—	—	18,110	663,007	11,443	418,928

(1)	There were no outstanding or exercisable options held by NEOs at December 31, 2024.
(2)	Calculated using the December 31, 2024 closing stock price of $36.61 per share.

2024 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Thomas R. Quinn, Jr.	—	—	34,677	945,070
Neelesh Kalani	—	—	15,620	426,974
Adam L. Metz	—	—	13,245	360,249
Robert G. Coradi	—	—	13,235	360,161
Christopher D. Holt	—	—	15,600	424,302

(1)	Calculated using the closing market price of the Company's Common Stock on the date of vesting.

Supplemental Employee Retirement Plans
The Bank has established salary continuation plans for certain of its executive officers, including Messrs. Quinn and Coradi, in order to provide them with supplemental retirement income (the “Salary Continuation Agreements”). The purpose of the plans is to provide an incentive to such persons to continue in the employ of the Bank.
The Salary Continuation Agreements provide the executive officers with certain specified benefits upon a separation from service as a result of normal retirement, early termination, disability, death or a change in control. In the event of early termination by the Company other than for cause, or by the executive, unrelated to a change in control transaction and prior to reaching normal retirement age, the executive would receive the accumulated benefit described in the 2024 Pension Benefit Table.
Benefits are payable in monthly installments over a 15-year period beginning within 60 days following the executive officer’s separation from service upon or after the executive reaching normal retirement age, within 60 days following the executive officer reaching normal retirement age in the cases of early termination and change in control, or within 60 days after separation from service in the case of disability. The Salary Continuation Agreement with Mr. Quinn provides for an annual normal retirement benefit of $400,000 at age 65 and Mr. Coradi of $100,000 at age 65. The Company has also entered into a deferred compensation agreement with Mr. Quinn as discussed below.
The Company has purchased whole life insurance where certain NEOs are the insured and the Company is the death beneficiary. Such policies are in place for Mr. Quinn, Mr. Holt and Mr. Coradi. During the NEOs employment, the Company earns income on the life insurance policy. In 2024, the Company earned $3.9 million on all life insurance policies, tax free. In the event of an early separation from service or a separation from service due to disability prior to normal retirement age, the amount of the benefit under the plan will be actuarially reduced from the normal retirement benefit. In the event of a change in control, the amount of the benefit will be the amount of the normal retirement benefit. In the event an executive officer dies while in active service, the officer’s beneficiary will be entitled to receive the normal retirement benefit payable in monthly installments over a 15-year period. In the event an executive officer dies after benefit distributions have commenced, the Bank will continue to distribute the remaining benefits to the officer’s beneficiary at the same time and in the same amounts as would have been distributed to the executive officer had he or she survived.
Benefits under the Salary Continuation Agreement will be forfeited by an executive officer who is terminated for cause; if the executive officer commits suicide within two years after the effective date of the Salary Continuation Agreement; if an insurance company which issued a life insurance policy covering the executive officer and owned by the Bank denies coverage because of misstatements of fact made by the executive officer on an application for life insurance; if the executive officer is subject to a final removal or prohibition order issued by a federal banking agency pursuant to the Federal Deposit Insurance Act; or the executive officer competes with the Company or the Bank in violation of the restrictive covenants set forth in his or her Salary Continuation Agreement.
A description of the Salary Continuation Agreement appears below under “Potential Payments Upon Termination or Change in Control.”
Executive Deferred Compensation Agreements
In 2019, the Bank entered into a deferred compensation agreement with Mr. Quinn. The deferred compensation agreement is intended to provide Mr. Quinn with the potential for certain retirement benefits payable in monthly installments over a 15-year period beginning the month following the executive’s separation from service upon or after he reaches normal retirement age (age 65), the month following his reaching normal retirement age in the cases of early termination and change in control, or the month following a separation from service in the case of disability.
The agreement provides for the establishment of a deferral account into which the Bank may, but is not required to, make monthly contributions. The Bank makes monthly contributions of $100,000 into the deferral account and may make additional discretionary contributions from time to time. The deferral account earns interest at a rate equal to the Company’s Return on Average Tangible Equity for the immediately preceding calendar year, not to exceed 15% nor less than 0% during the accumulation period and at a fixed rate of 4% during the distribution period. Such contributions may be increased or decreased within the sole discretion of the Bank. Assuming the Bank continues a monthly contribution of $100,000 through Mr. Quinn's retirement on May 25, 2026, the annual normal retirement benefit is anticipated to be approximately $400,000.
Prior to the earliest to occur of: (1) a separation from service, (2) disability, (3) death and (4) the executive attaining age 70, interest will accrue on amounts credited to the deferral account at the “accumulation period crediting rate,” compounded monthly. Following any of the aforementioned events, interest will accrue at the rate of 4%, except in the event of a change in control, in which case no interest will accrue until normal retirement age and, thereafter, interest will accrue at the rate of 4%. In order to further link the amount of the benefit to overall corporate performance, the “accumulation period crediting rate” will mirror the Company’s return on average tangible equity (computed annually as described in the agreement); provided, that in no event will the rate be less than zero nor more than 15%.
The total benefit payable in the event of normal retirement, early termination or disability is equal to the deferral account balance as of such date, with interest accruing as described above.
The total benefit payable in the event of a separation from service in connection with a change in control and prior to normal retirement age is the greater of the projected deferral account balance and $2,260,638. The projected deferral account balance is the deferral account balance at the date of the separation from service, plus an additional amount equal to the average monthly contribution made by the Bank prior to the separation from service multiplied by the number of months remaining through normal retirement age. Consistent with the Salary Continuation Agreement entered into between the Bank and Mr. Quinn in 2009, in the event that any benefit distributable under the agreement would subject the executive to an excise tax under the excess parachute rules of Internal Revenue Code Section 280G, the agreement provides for the payment of an additional amount equal to the executive’s excise penalty tax amount divided by the difference between (one minus the sum of (the penalty tax rate plus the executive’s marginal income tax rate). The total benefit payable in the event of a separation from service due to death is the greater of the actual deferral account balance and $2,260,638.
Benefits under the agreement will be forfeited if executive is terminated for cause, or if he dies by suicide within two years after the effective date of the agreement, or if any insurance company which issued a life insurance policy covering executive and owned by the Bank denies coverage because of misstatements of fact made by executive on an application for life insurance, or if executive is subject to a final removal or prohibition order issued by a federal banking agency pursuant to the Federal Deposit Insurance Act, or if executive becomes interested as a sole proprietor, partner, substantial shareholder, officer, director, or employee in a competitor of the Bank within a 50 mile radius of the Bank’s headquarters, or if the executive solicits the Bank’s customers or employees.
The Bank entered into a deferred compensation agreement with Mr. Holt in 2020 and Mr. Metz in 2022 for the purpose of retaining them through the normal retirement age of 65 or after. The deferred compensation agreements are intended to provide the executives with the potential for certain retirement benefits payable in monthly installments over a 15-year period beginning the month following the executive’s separation from service upon or after they reach normal retirement age, the month following their reaching normal retirement age in the cases of early termination and change in control, or the month following a separation from service in the case of disability.
The agreements provide for the establishment of a deferral account into which the Bank will make annual contributions provided the Company’s Return on Average Tangible Equity is at least 8% for that year. The contributions will be $219,000 per year for Mr. Holt and $83,280 per year for Mr. Metz until the earliest of separation from service, normal retirement age or death. The deferral account earns interest at a rate equal to the Company’s Return on Average Tangible Equity for the immediately preceding calendar year, not to exceed 15% nor less than 0% during the accumulation period and at a fixed rate of 4% during the distribution period. Assuming the Company’s Return on Average Equity equals or exceeds 8% each year, the annual normal retirement benefit is anticipated to be approximately $225,000 for Mr. Holt and $200,000 for Mr. Metz.
Prior to the earliest to occur of: (i) a separation from service, (ii) disability, (iii) death and (iv) the executive attaining age 65, interest will accrue on amounts credited to the deferral account at the “accumulation period crediting rate,” compounded monthly. Following any of the aforementioned events, interest will accrue at the rate of 4%. In order to further link the amount of the benefit to overall corporate performance, the “accumulation period crediting rate” will mirror the Company’s return on average tangible equity (computed annually as described in the agreement); provided, that in no event will the rate be less than 0% nor more than 15%. The total benefit payable in the event of normal retirement, early termination (inclusive of separation from service prior to normal retirement age following a change in control) or disability is equal to the deferral account balance as of such date, with interest accruing as described above. The total benefit payable in the event of a separation from service due to death is the greater of the actual deferral account balance and $2,544,031 in the case of Mr. Holt and $2,260,909 in the case of Mr. Metz.
Benefits under the agreement will be forfeited if the executive is terminated for cause, or if he dies by suicide within two years after the effective date of the agreement, or if any insurance company which issued a life insurance policy covering executive and owned by the Bank denies coverage because of misstatements of fact made by executive on an application for life insurance, or if executive is subject to a final removal or prohibition order issued by a federal banking agency pursuant to the Federal Deposit Insurance Act, or if the executive becomes interested as a sole proprietor, partner, substantial shareholder, officer, director, or employee in a competitor of the Bank, as defined in the agreements, or if the executive solicits the Bank’s customers or employees.
The following table sets forth information with respect to the pension benefits of each NEO who is a party to a salary continuation agreement or deferred compensation agreement with the Company:
2024 PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Thomas R. Quinn, Jr.	Salary Continuation Agreement	15	3,969,868	—
	Deferred Compensation Agreement		4,026,360	—
Adam L. Metz	Deferred Compensation Agreement	8	205,625	—
Robert G. Coradi	Salary Continuation Agreement	12	853,858	—
Christopher D. Holt	Deferred Compensation Agreement	5	1,228,054	—
In this table:
•The number of years of credited service equals the number of years of employment service.
•The present value of accumulated benefits shown in the table above has been determined using the assumptions set forth in the audited consolidated financial statements for the year ended December 31, 2024.
•No amounts were actually paid or provided to the NEOs during 2024.

Potential Payments Upon Termination or Change in Control
Executive Employment Agreements
The Company is party to an executive employment agreement with Mr. Quinn for a five-year term and with Messrs. Kalani, Metz, Coradi and Holt for a three-year term. The employment agreements provide for an annual extension of its term for an additional year, unless the executive is given at least sixty days' notice of non-renewal. The agreements provide that, if the executive is still employed upon attaining age 65, such executive will provide notice of retirement in which event the executive will receive his or her base salary for a period of six months plus payment of 150% of the premium cost to maintain the executive’s group life insurance benefit for a period of three years. Such mandatory retirement may be delayed in one-year increments upon Board approval. In 2024, the Board extended the term of Mr. Quinn's employment agreement by one year to May 25, 2026.
In the event that the executive’s employment is terminated by the Company or the Bank during the term of the agreement without cause or by executive for “good reason” as defined in the agreement, then the executive will be paid severance equal to his or her base salary plus the average cash bonus amount received during the past three years for a period equal to the greater of the remaining term of the agreement or six months. The executive would also be entitled to continue to participate in employee benefit plans for six months or receive a cash contribution in lieu thereof plus payment of 150% of the premium cost to maintain the executive’s group life insurance benefit for a period of three years.
Termination by the executive for good reason shall include if: (1) there has occurred a material breach of the employer’s material obligations under the agreement; (2) the employer, without executive’s prior written consent, changes or attempts to change in any material respect the authority, duties, compensation, incentive compensation, benefits or other terms or conditions of executive’s employment, or executive’s reporting structure, in a manner that is adverse to the executive; or (3) the employer requires executive to relocate his or her principal business location 75 miles or more from the employer’s then current headquarters.
In addition, in the event an executive’s employment is terminated as a result of death, the Company will pay to the executive’s estate a lump sum cash payment equal to six months of the executive’s base salary, plus the cost of continued health insurance coverage for the applicable COBRA continuation period for the executive’s surviving spouse and dependents. In the event of the executive’s disability, such executive’s employment will automatically terminate and the executive will be entitled to receive (i) a lump sum cash payment equal to six months of the executive’s base salary, plus the cost of continued health coverage for the applicable COBRA continuation period for the executive officer and the executive’s spouse and dependents, plus 150% of the Company’s actual premium cost of providing group term life insurance coverage to the executive for the three year period following the executive’s termination date, and (ii) thereafter for as long as the executive continues to be disabled, an amount equal to 60% of the executive’s base salary in effect immediately prior to the date of disability until the earlier of the executive’s death or December 31 of the calendar year in which the executive attains age 65.
During the period of employment and for the greater of six months following such termination of employment or the period of severance payments, but not to exceed 24 months, each executive agrees not to compete with or solicit or attempt to solicit, divert or appeal to any employees, clients or referral sources of the Company, the Bank or any of their respective subsidiaries.
The following table summarizes potential benefits for Messrs. Quinn, Kalani, Metz, Coradi and Holt, under their employment agreements, in the event of a termination of their employment unrelated to a change in control transaction, retirement, disability or death, if such event had occurred on December 31, 2024.

Name	Involuntary Termination without Cause ($)	Voluntary Termination for “Good Reason”($)(1)	Retirement ($)	Disability ($)(3)	Death ($)
Thomas R. Quinn, Jr.
Cash Severance	1,517,657	1,517,657	371,280	371,280	371,280
Health & Welfare Benefits (2)	10,285	10,285	2,160	10,285	8,125
Total:	1,527,942	1,527,942	373,440	381,565	379,405
Neelesh Kalani
Cash Severance	965,823	965,823	169,065	169,065	169,065
Health & Welfare Benefits (2)	2,160	2,160	2,160	2,160	—
Total:	967,983	967,983	171,225	171,225	169,065
Adam L. Metz
Cash Severance	833,602	833,602	153,736	153,736	153,736
Health & Welfare Benefits (2)	10,285	10,285	2,160	10,285	8,125
Total:	843,887	843,887	155,896	164,021	161,861
Robert G. Coradi
Cash Severance	873,306	873,306	153,459	153,459	153,459
Health & Welfare Benefits (2)	10,285	10,285	2,160	10,285	8,125
Total:	883,591	883,591	155,619	163,744	161,584
Christopher D. Holt
Cash Severance	1,064,161	1,064,161	181,069	181,069	181,069
Health & Welfare Benefits (2)	2,420	2,420	2,160	2,420	260
Total:	1,066,581	1,066,581	183,229	183,489	181,329

(1)	Assumes payment of continued salary under existing employment agreement for the remaining term of the agreement in effect as of December 31, 2024.
(2)	Estimated benefits contribution expense for six months post-termination and 150% of the premium cost to maintain the NEO's group life insurance benefit for three years.
(3)
In addition to this amount, for as long as the executive continues to be disabled, the executive shall continue to be paid an amount equal to at least 60% of his or her base salary in effect immediately prior to the date of disability until the earlier of executive’s death or December 31 of the calendar year in which executive attains age 65, reduced by any disability payments from any Company provided disability insurance plans or programs and any benefits payments received from the Federal Social Security or applicable state disability benefits programs.

Change in Control Benefits
Change in Control Agreements
The Company and the Bank have entered into change in control agreements, concurrent with the employment agreements, with Messrs. Quinn, Kalani, Coradi, Metz and Holt. The change in control agreements provide that the Company and the Bank are to pay to the executive the specified amounts of cash compensation and provide the specified health and welfare benefits in the event that the executive’s employment is terminated by the Company or Bank or any successor, without cause, within two years after the occurrence of a change in control or if such termination is initiated by the executive for any reason, in the case of Messrs. Quinn, Coradi, Metz and Holt, or for good reason, in the case of Mr. Kalani, in each case within six months following a change in control.
Under the change in control agreement, a “change in control” shall be deemed to occur if: (1) any person or group of persons acting in concert, shall have acquired ownership of more than 50% of the total fair market value or total voting power of the stock of the Company; (2) the composition of the Board of Directors of the Company shall have changed such that, during any period of 12 consecutive months during the term of the change in control agreement, the majority of such Board is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of the Company, who were in office before the appointment or election; (3) any person or group of persons acting in concert acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of 30% or more of the total voting power of the stock of the Company; or (4) any person or group of persons unrelated to the Company acting in concert acquires (or has acquired during the 12-

month period ending on the date of the most recent acquisition) ownership of a portion of the Company’s assets that has a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company before the acquisition or acquisitions, with the asset values determined without regard to any liabilities associated with such assets.
The change in control agreements provide that, upon a termination pursuant to a change in control, the Company and the Bank are obligated to pay to the executives cash compensation in an amount equal to 2.99 times the sum of (1) annual base salary, plus (2) the highest annual cash bonus and other annual incentive cash compensation awarded over the past three years before the calendar year in which the termination of employment occurred. Payment of this cash compensation is to be made in a single lump sum within fifteen days after the termination of employment.
The change in control agreements further provide that upon a change in control, if the plans governing the vesting and exercise rights of stock options, shares of restricted stock and other equity-based compensation units are silent on the subject of change of control, all such options, shares and units shall immediately become vested and exercisable as to all or part of the shares and rights covered thereby.
The change in control agreements further provide that upon a termination pursuant to a change in control, the Company and the Bank are obligated to provide to the executive for a specified term the life, disability, medical/health insurance and other health and welfare benefits in effect with respect to the executive immediately prior to the termination pursuant to the change in control. For each executive, the term is two years. The executive, however, will continue to be responsible for the costs of such benefits to the same extent as other similarly situated active employees of the Bank and the executive’s spouse and/or eligible dependents will continue to be covered on the same terms that they were covered prior to the termination of employment.
For all NEOs other than Mr. Quinn, the change in control agreements further provide that in the event any benefit or payment from the Company to the executive shall be deemed to be an “excess parachute payment”, as defined in Section 280G(b)(1) of the Internal Revenue Code, then the aggregate present value of amounts or benefits payable to executives shall be reduced to the greater of (1) the highest aggregate present value of the amount due under the agreement that can be made without causing any payments or benefits to be an excess parachute payment or (2) the largest portion of the amount due under the agreement that after taking into account all applicable state and federal taxes, including any taxes payable pursuant to Section 4999 of the Internal Revenue Code, results in a greater after-tax benefit to the executive than the after-tax benefit to the executive calculated under (1) above.
In order to ensure consistency among the various compensatory agreements to which he is a party, Mr. Quinn’s change in control agreement provides that, in the event that any benefit distributable under the agreement would be deemed to be an excess parachute payment, he shall be entitled to the payment of an additional amount equal to: his excise penalty tax amount divided by the difference between (one minus the sum of (the penalty tax rate plus his marginal income tax rate)). This provision mirrors those contained in his Salary Continuation Agreement and Deferred Compensation Agreement, described above, and is necessary to ensure that Mr. Quinn, who has served as President and Chief Executive Officer since 2009 and has guided the Company through its most transformative years, receives the full benefit of those compensatory arrangements should there be a termination of his employment following a change in control of the Company.
If the executive’s employment is terminated following a change in control, for the greater of (i) six months following termination of employment or (ii) the one-year anniversary of the change in control, each executive agrees not to compete with, or solicit or attempt to solicit, divert or appeal to any employees, clients or referral sources of, the Company, the Bank or any of their respective subsidiaries.

The following table summarizes potential change in control benefits for each of the NEOs. For the purposes of this table, we assumed a change in control of the Company and a termination of employment by the surviving company without cause (or a resignation by the executive for any reason), and that both events had occurred on December 31, 2024.

Name	Cash Benefit Under Change in Control Arrangement ($)	Equity Acceleration Under Change in Control Arrangement ($)(1)	General Health and Welfare Benefits ($)(2)	Total Benefits ($)
Thomas R. Quinn, Jr.	4,256,770	1,918,327	65,359	6,240,456
Neelesh Kalani	1,461,151	764,710	22,080	2,247,941
Adam L. Metz	1,377,230	599,818	59,629	2,036,677
Robert G. Coradi	1,319,017	731,248	62,949	2,113,214
Christopher D. Holt	1,608,482	663,007	33,895	2,305,384

(1)
Represents the value of performance-vested restricted stock units and awards held by each executive on December 31, 2024, assuming the target level of achievement of performance criteria. Amounts are calculated based on the closing price of our common stock as of December 31, 2024 (the last trading day of our fiscal year ended December 31, 2024), which was $36.61 per common share. Amounts exclude the value of time-based restricted stock awards held by each executive which accelerate at the effective time of a change in control pursuant to our 2011 Stock Incentive Plan, as described below.

(2)	Value of benefits based upon assumptions used for financial reporting purposes under accounting principles generally accepted in the United States of America.
2011 Stock Incentive Plan
Our 2011 Stock Incentive Plan provides that all outstanding stock options, stock appreciation rights, restricted stock awards and deferred stock units will become fully vested upon a change of control or ownership. Performance shares, including the performance-vested restricted stock units, may become vested in connection with a change of control or ownership to the extent specified in the relevant award agreement or as may be determined by our Board or Compensation Committee in their sole discretion.
Under the 2011 Stock Incentive Plan, a “change of control or ownership” will be deemed to occur if: (1) any one person, or more than one person acting as a group, acquires more than 50% of the total voting power or total fair market value of outstanding Company stock; (2) any one person or more than one person acting as a group acquires ownership of 30% or more of the total voting power of the Company stock; (3) a majority of the Board is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board prior to the date of election; or (4) any one person or more than one person acting as a group acquires (or has acquired within a 12 month period) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition(s). For purposes of the foregoing, the occurrence of a “change of control or ownership” is determined on objective standards in accordance with the requirements of Section 409A of the Internal Revenue Code. The Company's merger with Codorus Valley Bancorp constituted a "change in control or ownership" under the 2011 Stock Incentive Plan, resulting in the vesting of all time-vested restricted stock outstanding upon completion of the merger. Restricted stock units outstanding upon completion of the merger remained outstanding.
The following table summarizes the value of each NEO’s outstanding equity awards that will accelerate upon the occurrence of a change of control or ownership under the 2011 Stock Incentive Plan, assuming that such event had occurred on December 31, 2024.

	Name	Change in Control Equity Acceleration ($) (1)
	Thomas R. Quinn, Jr.	—
	Neelesh Kalani	—
	Adam L. Metz	—
	Robert G. Coradi	—
	Christopher D. Holt	—

(1)
Represents the value of time-vested restricted stock awards held by each executive on December 31, 2024. Amounts are calculated based on the closing price of our common stock as of December 31, 2024 (the last trading day of our fiscal year ended December 31, 2024), which was $36.61 per share.

Supplemental Employee Retirement Plans
The following table summarizes potential benefits that Messrs. Quinn and Coradi would receive pursuant to the Salary Continuation Agreements in the event of a termination of employment or a change in control of the Company, assuming that such events had occurred on December 31, 2024.

Name	Voluntary Termination or Termination without Cause ($) (1)	Termination during the Change in Control Period ($) (2)	Disability ($) (3)	Death ($) (4)
Thomas R. Quinn, Jr.	3,833,660	3,891,453	3,833,660	3,891,453
Robert G. Coradi	780,841	1,006,079	716,125	1,006,079

(1)
Present value as of December 31, 2024 of the benefits that would be paid upon a termination of the executive officer’s employment for any reason (other than death, disability or by the Company for cause) outside of the “Change in Control Period”. Such benefits are payable in equal monthly installments over a 15-year period, commencing within 60 days after such executive officer reaches normal retirement age (age 65) or the termination date, whichever is later.

(2)
Present value as of December 31, 2024 of the benefits that would be paid upon a termination of the executive officer’s employment for any reason (other than death or disability) within 24 months after a change in control the “Change in Control Period”. Such benefits are payable in equal monthly installments over a 15-year period, commencing within 60 days after such executive officer reaches normal retirement age or the termination date, whichever is later.

(3)
Present value as of December 31, 2024 of the benefit that would be paid in the event that the executive officer experiences a disability prior to normal retirement age. Such benefits are payable in equal monthly installments over a 15-year period, commencing within 60 days after the executive officer’s disability.

(4)
Present value as of December 31, 2024 of the benefit that would be paid in the event of the executive officer’s death prior to termination of employment. Such benefits are payable to the executive officer’s beneficiaries in equal monthly installments over a 15-year period, commencing within 60 days after the executive officer’s death.

Executive Deferred Compensation Agreements
The following table summarizes potential benefits that Messrs. Quinn, Metz and Holt would receive pursuant to their deferred compensation agreements in the event of a termination of employment or a change in control of the Company, assuming that such events had occurred on December 31, 2024.

Name	Voluntary Termination or Termination without Cause ($) (1)	Termination during the Change in Control Period ($) (2)	Disability ($) (3)	Death ($) (4)
Thomas R. Quinn, Jr.	4,026,360	4,026,360	4,026,360	4,026,360
Adam L. Metz	205,625	205,625	205,625	2,260,909
Christopher D. Holt	1,228,054	1,228,054	1,228,054	2,544,031

(1)
Present value as of December 31, 2024 of the benefits that would be paid upon a termination of the executive officer’s employment for any reason (other than death, disability or by the Company for cause) prior to a change in control. Such benefits are payable in equal monthly installments over a 15-year period, commencing the month after such executive officer reaches normal retirement age (age 65) or the termination date, whichever is later.

(2)
Present value as of December 31, 2024 of the benefits that would be paid upon a termination of the executive officer’s employment for any reason (other than death or disability) after a change in control and prior to normal retirement age. Such benefits are payable in equal monthly installments over a 15-year period, commencing the month after such executive officer reaches normal retirement age or the termination date, whichever is later.

(3)
Present value as of December 31, 2024 of the benefit that would be paid in the event that the executive officer experiences a disability prior to normal retirement age. Such benefits are payable in equal monthly installments over a 15-year period, commencing the month after the executive officer’s disability.

(4)
Present value as of December 31, 2024 of the benefit that would be paid in the event of the executive officer’s death prior to termination of employment. Such benefits are payable to the executive officer’s beneficiaries in equal monthly installments over a 15-year period, commencing the month after the executive officer’s death.

Other Considerations
Risk Management
The Company believes its compensation programs and practices for its employees are not reasonably likely to have a material adverse effect on the Company. Annual incentive compensation, including both cash and equity awards, is wholly subject to the discretion of the Compensation Committee and the independent directors. With respect to those employees whose compensation may involve a variable component, such as lenders and investment counselors who are paid, in part, based upon production, the Company believes the aggregate absolute amount of such compensation is not material to the Company and that the Company’s internal controls further mitigate the risks that otherwise might be incurred as a result of such activities and compensation practices. Related to feedback from shareholder engagement, certain changes to compensation were made to better assure executive compensation is aligned with shareholders’ interests.
Tax and Accounting Considerations
The Company considers the tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Compensation Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. Under current accounting rules (i.e., Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718), the Company must expense the grant-date fair value of share-based grants such as stock option awards, restricted stock, performance shares, and stock appreciation rights settled in stock. The grant-date value is amortized and expensed over the service period or vesting period of the grant. In selecting appropriate incentive devices, the Compensation Committee reviews appropriate expense analyses and considers the related tax and accounting issues.
Section 162(m) of the Internal Revenue Code places an annual limit on the tax deduction for certain compensation paid in excess of $1 million to the Chief Executive Officer and the three most highly compensated executive officers of a corporation. Whether all elements of compensation paid by the Company in future years will be fully deductible is dependent upon many factors as required by Section 162(m) of the Internal Revenue Code and applicable regulations. Such factors include the aggregate level of taxable income received by an executive in each year, the structure of various compensation plans, the manner in which incentive compensation goals are established and a determination of satisfaction of those goals, and the relationship between the Company and the directors serving on the committee determining the performance goals related to incentive compensation and the satisfaction of such performance goals. The Compensation Committee retains the flexibility to pay both compensation that will be fully deductible and compensation that may not be deductible in structuring the Company’s compensation programs in its actions to promote the best interests of the Company and its shareholders.
Upon a change in control of the Company, some portion of the severance payments paid to our executives may exceed the deductible limitations under Section 280G of the Internal Revenue Code. The Compensation Committee believes that this flexibility in structuring compensation to our executives is in the best interest of our shareholders.
Under the Company's executive incentive compensation program, there are in place forfeiture and/or claw-back provisions for the repayment of incentive compensation in the event of excessive risk impacting financial performance and restatement or adjustment of the performance measures in the future after incentive awards have been made. The Company did not utilize provisions for repayment of incentive compensation for 2024 due to restatement or adjustment of the performance measures. The Company does not currently maintain stock ownership guidelines or equity incentive retention guidelines for its NEOs (unless they also serve on the Board of Directors), but generally such officers hold personal investments in the Company’s stock. Equity granted under the Company’s incentive compensation plan and any additional personal investments in Company stock are subject to the Company’s anti-hedging and anti-pledging provisions covered in the Company’s Insider Trading Policy.

PAY VERSUS PERFORMANCE
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Company provides the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and Non-PEO NEOs and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.
Pay Versus Performance Table

Year	Summary Compensation on Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(1)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(1)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)(2)	Total Shareholder Return ($)(3)	Net Income ($)(4)
2024	4,707,634	5,096,643	1,182,928	1,298,923	192.59	22,050,000
2023	2,638,016	2,903,210	788,596	898,562	192.85	35,663,000
2022	2,526,698	2,451,820	743,683	714,211	107.39	22,037,000

(1) From 2022 to 2024, Mr. Quinn was the Company’s PEO and our remaining NEOs consisted of Messrs. Kalani, Coradi, Metz and Holt.
(2) The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K as applied to smaller reporting companies and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with the following adjustments:

Year	Summary Compensation Table Total for PEO ($)	Summary Compensation Table Value of Equity Awards ($)	Equity Award Adjustments($)(a)	Compensation Actually Paid to PEO ($)
2024	4,707,634	(1,299,226)	1,688,235	5,096,643
2023	2,638,016	(454,992)	720,186	2,903,210
2022	2,526,698	(365,121)	290,243	2,451,820

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Average Summary Compensation Table Value of Equity Awards for Non-PEO NEOs ($)	Equity Award Adjustments($)(a)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2024	1,182,928	(445,209)	561,204	1,298,923
2023	788,596	(173,748)	283,714	898,562
2022	743,683	(147,965)	118,493	714,211

(a) The following table sets forth the adjustments made during each year represented in the Pay Versus Performance Table to arrive at compensation “actually paid” to our PEO and non-PEO NEOs during each of the years in question. Equity values are calculated in accordance with FASB ASC Topic 718.

Year	Year End Fair Value of Equity Awards in the Year for PEO ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years for PEO ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year for PEO ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year for PEO ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year for PEO ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation for PEO ($)	Total Equity Award Adjustments for PEO ($)
2024	1,304,048	119,299	317,923	(53,035)	—	—	1,688,235
2023	559,261	147,792	—	13,133	—	—	720,186
2022	338,113	(42,250)	—	(5,620)	—	—	290,243

Year	Average Year End Fair Value of Equity Awards for Non-PEO NEOs ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years for Non-PEO NEOs ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year Non-PEO NEOs ($)	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year Non-PEO NEOs ($)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year Non-PEO NEOs ($)	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation Non-PEO NEOs ($)	Total Equity Award Adjustments ($)
2024	448,885	46,768	107,463	(41,912)	—	—	561,204
2023	213,565	68,608	—	1,541	—	—	283,714
2022	137,020	(15,328)	—	(3,199)	—	—	118,493
(3) Represents the total shareholder return of an investment of $100 in Company Common Stock on December 31, 2022 through December 31, 2024, assuming the reinvestment of dividends on the date of payment without commissions (“Total Shareholder Return”).
(4) Excluding the impact of certain merger and other non-recurring expenses, Adjusted Net Income was $52.0 million, $36.6 million and $34.8 million for the years ended December 31, 2024, 2023 and 2022 respectively. See Annex B for a reconciliation of 2024 Adjusted Net Income to GAAP.

The graphs below display the relationship between compensation actually paid to the PEO and the average actual compensation paid to the non-PEO NEOs and the Company's total shareholder return and net income (on a GAAP and adjusted basis).

$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$0
Total Compensation Paid
$250
$200
$150
$100
$50
$0
Total Shareholder Return
2022
2023
2024
Average Non-PEO NEO Compensation Actually Paid
PEO Compensation Actually Paid
ORRF Total Shareholder Return

$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$0
Total Compensation Paid
$60,000,000
$50,000,000
$40,000,000
$30,000,000
$20,000,000
$10,000,000
$0
Net Income
2022
2023
2024
Average Non-PEO NEO Compensation Actually Paid
PEO Compensation Actually Paid
Adjusted Net Income
Net Income (GAAP)

2024 PAY RATIO DISCLOSURE

	2024
Median annual compensation of all employees, excluding CEO	$69,621
Annual compensation of CEO	$4,707,634
Ratio of CEO total pay to median pay of all employees	67.6	x
Methodology for Determining Median Employee Compensation
The Company, through use of payroll and other internal records, accumulated all compensation paid to all employees consistent with compensation calculated using Item 402(c)(2)(x) of SEC Regulation S-K (the "Total" column in the 2024 Summary Compensation Table). Compensation was annualized for permanent full- and part-time employees who were not employed for the entire fiscal year. The date chosen for identifying the median annual employee compensation was December 31, 2024.

PROPOSAL 2 - ADVISORY VOTE REGARDING THE COMPENSATION PAID TO
NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”)
A Non-Binding Advisory Vote to Approve the Compensation Paid to Our Named Executive Officers
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, requires us to hold a shareholder vote to approve, on a non-binding advisory basis, the compensation paid to our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules and regulations. This vote is commonly referred to as the "Say-On-Pay" vote. As required by the Dodd-Frank Act, the vote sought by this proposal is advisory and is non-binding on the Board of Directors. The Company’s shareholders voted at the 2024 Annual Meeting of Shareholders to hold this vote on executive compensation annually. While the vote is non-binding, the Compensation Committee of the Board of Directors values the opinions expressed by our shareholders and will carefully consider the outcome of the vote in connection with future compensation decisions for our Named Executive Officers.
The Compensation Committee of the Board of Directors believes that our executive compensation program achieves our intended objective to provide fair, reasonable and appropriate levels of compensation and benefits in order to recruit, motivate, reward and retain qualified executive officers and generate long term value for the Company’s shareholders. Accordingly, we ask our shareholders to vote FOR approval of the non-binding advisory vote regarding the compensation paid to our Named Executive Officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the compensation tables and narrative accompanying the tables.
The Board of Directors believes the following key aspects of our executive compensation program support our recommendation to vote FOR approval of the non-binding advisory vote regarding the compensation paid to our NEOs:
•Fair, Reasonable and Appropriate Levels of Compensation. A study conducted by the Compensation Committee found that overall cash compensation levels for our Named Executive Officers were in line with the competitive market median and long-term incentive awards were within a competitive range of the market. Furthermore, the Company provides limited benefits and perquisites to its executives.
•Pay and Performance Alignment. The Compensation Committee believes that increases in salaries, incentive bonus payouts, restricted stock awards and restricted stock unit awards, when made, are consistent with our performance in relation to our operating plan and the performance of our peers.
•Risk Mitigation. We strive to have a risk appropriate compensation program. We believe that our mix of pay, which is balanced, and our incentive arrangements, which are not highly leveraged, promote a risk-appropriate environment for compensating our executives.
•Long-Term Incentive Strategy. The strategy of granting equity awards is to balance a mix of restricted stock and/or restricted stock units, both of which will have multi-year vesting criteria. This reflects the Compensation Committee’s desire to increase the emphasis of our executive compensation program on achieving long-term performance, as well as to bolster the retentive effects of our stock-based compensation awards.
Additional details on our executive compensation programs and practices and the rationale for decisions made are set forth in the Compensation Discussion & Analysis section of this proxy statement, as well as the Summary Compensation Table and supporting tabular and narrative disclosures.
The affirmative vote of a majority of the votes cast by shareholders present in person or by proxy at the Annual Meeting is necessary for the approval of this proposal. Abstentions and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on whether or not this proposal is approved.
The Board of Directors recommends that you vote FOR approval of the non-binding advisory vote regarding the compensation paid to our Named Executive Officers as disclosed in this proxy statement.

PROPOSAL 3 - APPROVAL OF THE ORRSTOWN FINANCIAL SERVICES, INC. 2025 STOCK INCENTIVE PLAN
Overview
Shareholders are being asked to consider and vote upon a proposal to approve and adopt the Orrstown Financial Services, Inc. 2025 Stock Incentive Plan, which is referred to herein as the “2025 Plan,” a copy of which is attached to this proxy statement as Annex A.
On March 12, 2025, in reliance upon the recommendation of the Compensation Committee, the 2025 Plan was approved and adopted by the Board of Directors, subject to and effective upon shareholder approval at the Annual Meeting.
If shareholders approve the 2025 Plan, no further awards will be granted under the Company’s 2011 Stock Incentive Plan (as amended and restated, the “2011 Plan”), which will otherwise expire on April 30, 2028.
As of March 14, 2025, there were 110,293 unvested restricted stock awards with time-based vesting outstanding, 124,336 unvested restricted stock awards with performance-based vesting outstanding, and 81,825 unvested restricted stock units (“RSUs”) with performance-based vesting outstanding under the 2011 Plan. Additionally, as of March 14, 2025, there were options to purchase 50,007 shares of Company Common Stock outstanding under the Codorus Valley Bancorp, Inc. 2007 Long-Term Incentive Plan or Codorus Valley Bancorp, Inc. 2017 Long-Term Incentive Plan (collectively, the “CVLY Equity Plans”), which stock options were assumed in connection with the Company’s merger with Codorus Valley Bancorp, Inc. on July 1, 2024. Other than the foregoing, no awards were outstanding under the Company’s equity compensation plans as of March 14, 2025.
As of March 14, 2025, there were 14,384 shares of Company Common Stock available for awards under the 2011 Plan. No additional awards may be granted under the CVLY Equity Plans, which were terminated and discontinued in connection with the Company’s merger with Codorus Valley Bancorp. As of March 14, 2025, the closing price of the Company Common Stock was $30.75 per share.

Existing Incentive Plans
Total shares underlying outstanding stock options	50,007
Weighted-average exercise price of outstanding stock options	$23.13
Weighted-average remaining contractual life of outstanding stock options	1.7 years
Total shares underlying outstanding unvested restricted stock awards and units	316,454
Weighted-average grant date fair value of outstanding unvested restricted stock awards and units	$28.74
Total shares currently available for grant	14,384

2025 Plan Highlights
The 2025 Plan has a number of features that we consider to be consistent with best practices, including, among others:
•Independent Oversight. The 2025 Plan will be administered by the Compensation Committee of the Board of Directors, comprised of independent members of our Board of Directors.
•No Evergreen Provision. The number of authorized shares authorized for issuance under the 2025 Plan is fixed at 440,000 shares of Company Common Stock. The 2025 Plan does not include an “evergreen” feature that would cause the number of authorized shares to automatically increase in future years.
•No Liberal Share Recycling. Shares that are reacquired, withheld or not issued by us to satisfy the exercise price of a stock option or tax withholding obligations of any award will not become available again for issuance under the 2025 Plan.
•Minimum Vesting Periods. A minimum vesting period of one year is required for all equity awards granted under the 2025 Plan, other than a limited number of excepted awards.
•Dividends Subject to Vesting. Dividends and dividend equivalents with respect to an award granted under the 2025 Plan are subject to the same vesting provisions as the corresponding award.
•Non-Employer Director Compensation Limit. The value of all awards awarded under the 2025 Plan and all other cash compensation paid by the us to any non-employee director in any calendar year for service as a director may not exceed $750,000 (or, $1,000,000 for the year that a director is first appointed or elected to our Board of Directors).

•No Discounted Stock Options. Apart from limited exceptions, all stock options granted under the 2025 Plan must have an exercise price equal to or greater than the fair market value of a share of Company Common Stock on the date the stock option is granted.
•No Stock Option Re-Pricings without Shareholder Approval. The 2025 Plan expressly prohibits re-pricing of option awards without prior shareholder approval.
•Clawback. Awards granted under the 2025 Plan are subject to reduction, cancellation forfeiture or recoupment under any clawback policy adopted by the Company, including the Compensation Recovery Policy.
•Forfeiture Provisions. If a grantee has been engaged in fraud, embezzlement, theft, commission of a felony, or dishonesty in the course of the grantee’s employment by or service with the Company or any subsidiary, or that the grantee has disclosed trade secrets of the Company or its affiliates, and such actions have damaged the Company or any subsidiary in any significant manner, then the Compensation Committee may require that the grantee forfeit all rights to all outstanding unexercised or unsettled awards under the 2025 Plan.
•Limitation on Amendments. Any material amendment to the 2025 Plan is subject to approval by the Company’s shareholders.
Based solely upon the closing price of the Company’s Common Stock as reported by Nasdaq on March 14, 2025, the maximum aggregate market value of the Company Common Stock that could potentially be issued under the 2025 Plan at is $13.5 million.
Rationale for New Plan
The 2025 Plan is critical to our ongoing effort to build shareholder value. Equity incentive awards are an important component of our executive and non-executive employees’ compensation. Our Compensation Committee and the Board of Directors believe that we must continue to offer a competitive equity compensation program in order to attract, retain and motivate the talented and qualified employees necessary for our continued growth and success.
We manage our long-term shareholder dilution by limiting the number of equity incentive awards granted annually. The Compensation Committee carefully monitors our total dilution and equity expense in order to maximize shareholder value by granting only the number of equity incentive awards that it believes are necessary and appropriate to attract, reward and retain our employees. Our compensation philosophy reflects broad-based eligibility for equity incentive awards for high performing employees. By doing so, we link the interests of those employees with those of our shareholders and motivate our employees to act as owners of the business.
Based on our historical rate of use of shares, we expect that we will run out of shares available for grant under the 2011 Plan this year. Accordingly, we wish to adopt the 2025 Plan to increase the number of shares of Company Common Stock that are available for grant under our equity compensation plans to continue to meet our compensation goals for future years. Our Compensation Committee determined the size of reserved pool under the 2025 Plan based on projected equity awards to anticipated new hires, projected annual equity awards to existing employees and an assessment of the magnitude of increase that our institutional investors and the firms that advise them would likely find acceptable. We anticipate that if our request to increase the share reserve is approved by our shareholders, it will be sufficient to provide equity incentives to attract, retain, and motivate employees for the next two years.
Summary of the Material Features of the 2025 Plan
The following description of the 2025 Plan is a summary only and is qualified in its entirety by the full text of the 2025 Plan, a copy of which is included as Annex A to this proxy statement and is incorporated herein by reference.
Number of Shares. 440,000 shares of Company Common Stock are reserved for issuance of awards under the 2025 Plan. This limit is subject to adjustment in the event of a reorganization, recapitalization, reclassification, stock split, stock dividend, reverse stock split or other similar change in the Company’s capitalization. The maximum aggregate number of shares of Company Common Stock that may be issued upon exercise of incentive stock options under the 2025 Plan shall not exceed 440,000 shares, subject in all cases to adjustments as mentioned above.
Shares of Company Common Stock underlying any awards under the 2025 Plan or 2011 Plan that are forfeited, canceled, or otherwise terminated (other than by exercise) shall be added back to the shares available for issuance under the 2025 Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares that may be issued as incentive stock options. Notwithstanding the foregoing, the following shares shall not be added to the shares authorized for grant under the 2025 Plan: (i) shares tendered or held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, and (ii) shares subject to a stock appreciation right that are not issued in connection with the stock settlement of such stock appreciation right upon exercise thereof.

Non-Employee Director Compensation Limit. The 2025 Plan contains a limitation whereby the value of all awards under the 2025 Plan and all other cash compensation paid by the Company to any non-employee director may not exceed $750,000 in any calendar year; provided, however, that such amount will be $1,000,000 for the calendar year a non-employee director is initially elected or appointed to the Board of Directors.
Minimum Vesting Period. The 2025 Plan contains a minimum vesting period such that the vesting period for each award granted under the 2025 Plan must be at least equal to “minimum vesting period”, which is the one-year period following the date of grant of the award; provided, however, that (i) such minimum vesting period will not limit the Compensation Committee’s authority to accelerate the vesting of the award, (ii) notwithstanding the foregoing, up to 5% of the shares of Company Common Stock authorized for issuance under the 2025 Plan may be utilized for unrestricted stock awards or other awards with a vesting period that is less than the minimum vesting periods, and (iii) notwithstanding the foregoing, annual awards to non-employee directors that occur in connection with the Company’s annual meeting of shareholders may vest on the date of the Company’s next annual meeting of shareholders, provided, however, that in no event will the vesting period for any such award be less than 50 weeks. In addition, the Compensation Committee may grant awards that vest within the minimum vesting period if such awards are granted as substitute awards in replacement of other awards that were scheduled to vest during the minimum vesting period (or in connection with elective deferrals of compensation that would otherwise have been paid during the minimum vesting period).
Administration. The 2025 Plan will be administered by the Compensation Committee, which will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2025 Plan. The Compensation Committee may delegate to a subcommittee consisting of one or more members of the Board of Directors or committee comprised of one or more officers the authority to grant stock options and other awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not members of the delegated subcommittee or committee, subject to certain limitations and guidelines, including a time period of such delegation.
Eligibility. Persons eligible to participate in the 2025 Plan will be officers, employees, non-employee directors and consultants of the Company as selected from time to time by the Compensation Committee in its discretion. As of March 14, 2025, approximately 651 individuals will be eligible to participate in the 2025 Plan, which includes approximately 278 officers, 334 employees who are not officers, 12 non-employee directors, and 27 consultants.
Stock Options. The 2025 Plan permits the granting of both options to purchase Company Common Stock intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code and options that do not so qualify. Options granted under the 2025 Plan will be non-qualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and its subsidiaries. Non-qualified options may be granted to any persons eligible to awards under the 2025 Plan.
The option exercise price of each option will be determined by the Compensation Committee but generally may not be less than 100% of the fair market value of the Company Common Stock on the date of grant or, in the case of an incentive stock option granted to a ten percent shareholder, 110% of such share’s fair market value. The term of each option will be fixed by our Compensation Committee and may not exceed ten years from the date of grant. The Compensation Committee will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options.
Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the Compensation Committee or by delivery (or attestation to the ownership) of shares of Company Common Stock that are beneficially owned by the optionee free of restrictions or were purchased in the open market. Subject to applicable law, the exercise price may also be delivered by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the Compensation Committee may permit non-qualified options to be exercised using a “net exercise” arrangement that reduces the number of shares issued to the optionee by the largest whole number of shares with fair market value that does not exceed the aggregate exercise price.
Stock Appreciation Rights. The Compensation Committee may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to shares of Company Common Stock, or cash, equal to the value of the appreciation in our stock price over the exercise price. The exercise price generally may not be less than 100% of the fair market value of Company Common Stock on the date of grant. The term of each stock appreciation right will be fixed by the Compensation Committee and may not exceed ten years from the date of grant. The Compensation Committee will determine at what time or times each stock appreciation right may be exercised.
Restricted Stock and RSU Awards. The Compensation Committee may award restricted shares of Company Common Stock and RSUs to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. Dividends paid by the Company during the vesting period of a restricted stock award will be accrued and not paid to the grantee until and to the extent that the related restricted stock award vests.

Unrestricted Stock Awards. The Compensation Committee may also grant shares of Company Common Stock that are free from any restrictions under the 2025 Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant.
Dividend Equivalent Rights. The Compensation Committee may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of Company Common Stock. Dividend equivalent rights granted as a component of an RSU award may be paid only if the related RSU award becomes vested. Dividend equivalent rights may be settled in cash, shares of Company Common Stock or a combination thereof, in a single installment or installments, as specified in the award.
Cash-Based Awards. The Compensation Committee may grant cash-based awards under the 2025 Plan to participant. Cash-based awards will be payable upon achievement of specified performance goals as determined by the Compensation Committee.
Changes to Capital Structure. The 2025 Plan requires the Compensation Committee to make appropriate adjustments to the number of shares of Company Common Stock that are subject to the 2025 Plan, to certain limits in the 2025 Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.
Sale Event. The 2025 Plan provides that upon the effectiveness of a “sale event,” as defined in the 2025 Plan, an acquirer or successor entity may assume, continue or substitute for the outstanding awards under the 2025 Plan. To the extent that awards granted under the 2025 Plan are not assumed or continued or substituted by the successor entity, all awards granted under the 2025 Plan shall terminate. In such case, except as may be otherwise provided in the relevant award agreement, (i) all awards with time-based vesting conditions or restrictions that are not vested and/or exercisable immediately prior to the effective time of the sale event shall become fully vested and exercisable or nonforfeitable as of the effective time of the sale event, and (ii) all awards with conditions and restrictions relating to the attainment of performance goals will become vested and nonforfeitable in connection with a sale event at the greater of (x) 100% of target levels or (y) based on actual performance measured against the applicable performance goals as of the date of the sale event (if determinable). In the event of such termination, individuals holding options and stock appreciation rights will, for each such award, either (a) receive a payment in cash or in kind for each share subject to such award that is exercisable in an amount equal to the per share cash consideration payable to shareholders in the sale event less the applicable per share exercise price (provided that, in the case of an option or stock appreciation right with an exercise price equal to or greater than the per share cash consideration payable to shareholders in the sale event, such option or stock appreciation right shall be cancelled for no consideration) or (b) be permitted to exercise such options and stock appreciation rights (to the extent exercisable after taking into account any acceleration thereunder) within a specified period of time prior to the sale event. The Compensation Committee also has the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other awards in an amount equal to the per share cash consideration payable to shareholders in the sale event multiplied by the number of vested shares under such awards (after taking into account any acceleration in connection with the sale event).
Substitute Awards. The Compensation Committee may grant awards under the 2025 Plan in substitution for shares and share-based awards held by employees, directors or consultants of another corporation in connection with the merger or consolidation of the employing corporation with the Company or any of its subsidiaries or the acquisition by the Company or any of its subsidiaries of property or shares of the employing corporation. The Compensation Committee may direct that the substitute awards be granted on such terms and conditions as the Compensation Committee considers appropriate in such circumstances. To the extent permitted by applicable law, any substitute award granted under the 2025 Plan will not count against the share limitation of the 2025 Plan.
Tax Withholding. Participants in the 2025 Plan are responsible for the payment of any federal, state or local taxes that the Company is required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. The Compensation Committee may cause any tax withholding obligation of the Company to be satisfied, in whole or in part, by the Company withholding from shares of Company Common Stock to be issued pursuant to an award a number of shares with an aggregate fair market value that would satisfy the withholding amount due. The Compensation Committee may also require any tax withholding obligation of the Company to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due.
Transferability of Awards. The 2025 Plan generally does not allow for the transfer or assignment of awards, other than by will or by the laws of descent and distribution or pursuant to a domestic relations order; however, the Compensation Committee may permit the transfer of non-qualified stock options by gift to an immediate family member, to trusts for the benefit of family members, or to partnerships in which such family members are the only partners.
Amendment and Termination. The Compensation Committee may amend or discontinue the 2025 Plan and the Compensation Committee may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may materially and adversely affect rights under an award without the holder’s consent and no such actions may violate the anti-repricing protections under the 2025 Plan as described above under “2025 Plan Highlights.” Additionally, certain amendments to the 2025 Plan require the approval of the Company’s shareholders.

Term. No awards may be granted under the 2025 Plan after the date that is ten years from the date that shareholders approve the 2025 Plan, and no awards intended to qualify as incentive stock options may be granted after the date that is ten years from the date the board approved the 2025 Plan.
Certain United States Federal Income Tax Aspects
The following is a summary of the principal federal income tax consequences of certain transactions under the 2025 Plan. It does not describe all federal tax consequences under the 2025 Plan, nor does it describe state or local tax consequences.
Incentive Stock Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If shares of Company Common Stock issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then generally (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) Company will not be entitled to any deduction for federal income tax purposes; provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.
If shares of Company Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of Company Common Stock at exercise (or, if less, the amount realized on a sale of such shares of Company Common Stock) over the option price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of Company Common Stock.
If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.
No income is generally realized by the optionee at the time a non-qualified option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the shares of Company Common Stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of Company Common Stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of Company Common Stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.
For all other awards under the 2025 Plan, Company generally will be entitled to a tax deduction in connection with other awards under the 2025 Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for deferred settlement.
The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to Company, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).
New Plan Benefits
Effective February 16, 2025, contingent on our shareholders approving the 2025 Plan, the Compensation Committee approved an aggregate of 40,170 RSUs to the individuals and in the amounts as set forth in the table below (the “Contingent Grants”). As discussed above, each Contingent Grant will vest 100% after three years, with the number of restricted stock units that vest dependent on performance against pre-established goals during the three-year performance period from 2025-2027, subject to the total shareholder return modifier.
The Contingent Grants are intended to incent and reward our executive officers and employees for their continued dedication to our Company and the long-term success of our shareholders. However, if shareholders do not approve the 2025 Plan, the Contingent Grants will be cancelled.

2025 Stock Incentive Plan
Name and Position	Dollar Value ($)(1)	Number of Units (#)(2)
Thomas R. Quinn, Jr., Chief Executive Officer	300,000	8,917
Neelesh Kalani, Chief Financial Officer	101,425	3,015
Adam L. Metz, Chief Operating Officer	92,207	2,741
Robert G. Coradi, Chief Risk Officer	92,073	2,737
Christopher D. Holt, Market President	108,624	3,229
All current executive officers, as a group	1,351,318	40,170
All current directors who are not executive officers, as a group	—	—
All employees who are not executive officers, as a group	—	—
(1)    The dollar value was calculated by multiplying the Number of Units from the adjacent column by $33.64, which was the closing price per share of the Company’s common stock on the approval date of February 16, 2025, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, disregarding any estimated forfeitures related to service-based vesting conditions.
(2)     This column corresponds to the number of shares of Company Common Stock subject to each Contingent Grant.
Equity Compensation Plan Information
The following table provides information as of December 31, 2024 with respect to the shares of Company Common Stock that may be issued under our existing equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)(c)
Equity compensation plans approved by security holders (1)	—	n/a	109,773
Equity compensation plans not approved by security holders (2)	—	n/a	—
Total	—	n/a	109,773
(1)    Includes our 2011 Plan.
(2)     Amounts reported exclude stock options to purchase 80,227 shares of Company Common Stock which were granted under the CVLY Equity Plans and assumed by the Company in connection with the Company’s merger with Codorus Valley Bancorp on July 1, 2024. Such assumed options have a weighted average exercise price of $21.96. No additional awards may be granted under the CVLY Equity Plans, which were terminated and discontinued in connection with the Company’s merger with Codorus Valley Bancorp. At December 31, 2024, there were 50,007 vested and exercisable stock options.
Effect of a No Vote
If the shareholders do not approve the 2025 Plan, the 2011 Plan will remain in effect in accordance with its terms. In such event, the Board of Directors will consider whether to adopt alternative arrangements based on its assessment of the Company’s needs.
Vote Required for Approval
The approval of the 2025 Plan requires approval by a majority of the total votes cast on such proposal, provided a quorum is present.
The Board of Directors recommends that you vote FOR the approval of the 2025 Plan.

PROPOSAL 4 – RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF CROWE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025
Under the Audit Committee’s Charter, the Audit Committee is responsible for selecting the Company’s independent registered public accounting firm. The Audit Committee evaluates and monitors the auditors’ qualifications, performance and independence. You can learn more about the Audit Committee’s responsibilities with respect to the independent registered public accounting firm in the Audit Committee’s charter, which is posted in the investor relations section of our website at www.orrstown.com.
The Board of Directors has voted unanimously to recommend that shareholders vote to ratify the Audit Committee’s selection of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.
The Audit Committee and the Board of Directors have adopted a policy that, if a majority of the votes cast at the Annual Meeting is against ratification, the Audit Committee will reconsider its selection of Crowe LLP. The Audit Committee, however, will be under no obligation to select a new independent registered public accounting firm. If the Audit Committee does select a new independent registered public accounting firm for 2025, the Company will not seek shareholder ratification of the Audit Committee’s new selection.
The affirmative vote of a majority of the votes cast by shareholders present in person or by proxy at the Annual Meeting is necessary for the approval of this proposal. Abstentions and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on whether or not this proposal is approved.
The Board of Directors recommends a vote FOR the ratification of the Audit Committee’s selection of Crowe LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.

Relationship with Independent Registered Public Accounting Firm
Representatives of Crowe LLP, the Company’s independent registered public accounting firm for 2024, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate shareholder questions.
Audit Fees and Non-Audit Fees
Aggregate fees billed for professional services rendered for the Company and its subsidiaries by Crowe LLP for the fiscal years ended December 31, 2024 and 2023 are set forth below:

	2024	2023
Audit fees	$822,972	$465,500
Audit-Related fees	67,500	—
Tax fees	57,343	33,025
All other fees	—	795
TOTAL	$947,815	$499,320
Audit fees were for professional services rendered and related out-of-pocket expenses for the audits of the consolidated financial statements of the Company, quarterly review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, merger and system conversion-related services, and other assistance required to complete the year-end audit of the consolidated financial statements, assessment of the Company’s internal controls and in the review of the Company’s Annual Report on Form 10-K. Audit-related fees were for consents. For 2024, non-recurring fees primarily related to the merger totaled $430,843.
Tax fees for 2024 and 2023 were in connection with the preparation and amendments to the Company’s tax returns, and responding to certain taxing authority inquiries and tax consulting.
During 2023, all other fees included expense for a compensation survey report issued by the Company's independent registered public accounting firm. There were no other fees billed by the Company’s independent registered public accounting firm for 2024.
The Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm prior to each specific engagement. The Audit Committee does not delegate pre-approval authority to any one or more of its members and in no case is pre-approval waived under the de minimus exception set forth in applicable SEC rules and regulations. In 2024 and 2023, all audit and non-audit services provided by Crowe LLP were pre-approved by the Audit Committee.
INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS
On September 27, 2016, the Company entered into a settlement agreement with the SEC resolving an investigation by the SEC of accounting and related matters at the Company for the periods ended June 30, 2010 to December 31, 2011. As part of the settlement of the SEC’s administrative proceedings, and pursuant to the cease-and-desist order, without admitting or denying the SEC’s findings, the Company agreed to pay a civil money penalty of $1 million. In the settlement agreement with the SEC, the Company also agreed to cease and desist from committing or causing any violations and any future violations of Securities Act Sections 17(a)(2) and 17(a)(3) and Exchange Act Sections 13(a), 13(b)(2)(A) and 13(b)(2)(B), and Rules 12b-20, 13a-1 and 13a-13 promulgated thereunder. As part of the settlement of the SEC’s administrative proceedings, and pursuant to the cease-and-desist order, without admitting or denying the SEC’s findings, Thomas R. Quinn, Jr., President and Chief Executive Officer of the Company, agreed to pay a civil money penalty to the SEC in the amount of $100,000, and to cease and desist from committing and/or causing the violations charged, as well as any future violations of these provisions.
ANNUAL REPORT ON FORM 10-K
A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC, is being mailed with this proxy statement to all shareholders of the Company. In addition, a copy of the Annual Report on Form 10-K may be obtained without charge by written request to Neelesh Kalani, Executive Vice President and Chief Financial Officer, Orrstown Financial Services, Inc., 4750 Lindle Road, Harrisburg, PA 17111. The Annual Report on Form 10-K also is available at www.orrstown.com in the investor relations section.

Annex A
ORRSTOWN FINANCIAL SERVICES, INC.
2025 STOCK INCENTIVE PLAN
SECTION 1. GENERAL PURPOSE OF THE PLAN; DEFINITIONS
The name of the plan is the Orrstown Financial Services, Inc. 2025 Stock Incentive Plan (as amended from time to time, the “Plan”). The purpose of the Plan is to provide designated officers, employees, Non-Employee Directors and Consultants of Orrstown Financial Services, Inc. (the “Company”) and its Affiliates, including Orrstown Bank (the “Bank”), with additional incentive to further the success of the Company by (a) further aligning the interests of the participants with those of the Company’s shareholders; (b) enhancing the ability of the Company to attract, retain and motivate persons who may be expected to make important contributions to the Company; (c) promoting the alignment of pay with performance through the granting of stock based incentives; and (d) facilitating an ownership culture in which participants have the opportunity to participate in the value created by the Company.
The following terms shall be defined as set forth below:
“Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Administrator” means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and that is comprised of not less than two Non-Employee Directors who are independent.
“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights.
“Award Agreement” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Agreement is subject to the terms and conditions of the Plan.
“Board” means the Board of Directors of the Company.
“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment granted pursuant to Section 10.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.
“Consultant” means a consultant or adviser who provides bona fide services to the Company or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Act.
“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on ordinary cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) granted pursuant to Section 11.
“Effective Date” means the date on which the Plan becomes effective as set forth in Section 19.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is listed on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market, The New York Stock Exchange or another national securities exchange or traded on any established market, the determination shall be made by reference to the closing price on such date. If there is no closing price for such date, the determination shall be made by reference to the last date preceding such date for which there is a closing price.
“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.
“Minimum Vesting Period” means the one-year period following the date of grant of an Award.
“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.
“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.
“Prior Plan” means the 2011 Orrstown Financial Services, Inc. Stock Incentive Plan, as amended and restated.
“Restricted Shares” means the shares of Stock underlying a Restricted Stock Award that remain subject to a risk of forfeiture or the Company’s right of repurchase.
“Restricted Stock Award” means an Award of Restricted Shares granted pursuant to Section 7.
“Restricted Stock Units” means an Award of stock units granted pursuant to Section 8.
“Sale Event” means (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a sale of the Bank by the Company at a time when the Bank represents at least 50 percent of the assets of the Company, (iii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iv) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (v) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company. Notwithstanding the foregoing, in no extent shall a reorganization of the Company or the Bank solely within its corporate structure constitute a Change in Control for purposes of the Plan.
“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event.
“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.
“Service Relationship” means any relationship as an employee, director or Consultant of the Company or any Affiliate. Unless otherwise set forth in the applicable Award Agreement, a Service Relationship shall be deemed to continue without interruption in the event the grantee’s status changes from full-time employee to part-time employee, Non-Employee Director or Consultant or vice versa, provided that there is no interruption or other termination of Service Relationship in connection with the grantee’s change in capacity).
“Stock” means the Common Stock, no par value per share, of the Company, subject to adjustments pursuant to Section 3.
“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Agreement) granted pursuant to Section 6.
“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50% interest, either directly or indirectly.
“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.
“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions granted pursuant to Section 9.
SECTION 2. ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS
(a)    Administration of Plan. The Plan shall be administered by the Administrator.
(b)    Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:
(i)    to select the individuals to whom Awards may from time to time be granted;
(ii)    to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;
(iii)    to determine the number of shares of Stock to be covered by any Award;

(iv)    to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Agreements;
(v)    to accelerate at any time the exercisability or vesting of all or any portion of any Award;
(vi)    subject to the provisions of Section 5(c) or Section 6(d), as applicable, to extend at any time the period in which Stock Options or Stock Appreciation Rights may be exercised;
(vii)    at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it deems advisable;
(viii)    to interpret the terms and provisions of the Plan and any Award (including related written and electronic instruments);
(ix)    to make all determinations it deems advisable for the administration of the Plan;
(x)    to decide all disputes arising in connection with the Plan; and
(xi)    to otherwise supervise the administration of the Plan.
All decisions and interpretations of the Administrator shall be binding on all persons, including the Company, Affiliates and Plan grantees.
(c)    Delegation of Authority to Grant Awards. Subject to applicable law, the Administrator, in its discretion, may delegate to a subcommittee comprised of one or more members of the Board or committee comprised of one or more officers of the Company, including the Chief Executive Officer of the Company, all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are not (i) subject to the reporting and other provisions of Section 16 of the Exchange Act or (ii) members of the delegated subcommittee or committee. Any such delegation by the Administrator shall include a time period for the delegation and a limitation as to the amount of Stock underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.
(d)    Award Agreement. Other than with respect to Cash-Based Awards, Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.
(e)    Indemnification. Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage that may be in effect from time to time and/or any indemnification agreement between such individual and the Company.
(f)    Non-U.S. Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply, or facilitate compliance, with the laws in other countries in which the Company and its Affiliates operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Affiliates are covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply, or facilitate compliance, with applicable non-U.S. laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be incorporated into and made part of this Plan); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply, or facilitate compliance, with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code or any other applicable United States governing statute or law.
(g)    Minimum Vesting Period. The vesting period for each Award granted under the Plan must be at least equal to the Minimum Vesting Period; provided, however, that (i) nothing in this Section 2(g) shall limit the Administrator’s authority to accelerate the vesting of Awards as set forth in Section 2(b)(v) above; (ii) notwithstanding the foregoing, up to 5% of the shares of

Stock authorized for issuance under the Plan may be utilized for Unrestricted Stock Awards or other Awards with a vesting period that is less than the Minimum Vesting Period (each such Award, an “Excepted Award”); and (iii) notwithstanding the foregoing, annual Awards to Non-Employee Directors that occur in connection with the Company’s annual meeting of stockholders may vest on the date of the Company’s next annual meeting of stockholders; provided, however, that in no event will the vesting period for any such award be less than 50 weeks. Notwithstanding the foregoing, in addition to Excepted Awards, the Administrator may grant Awards that vest (or permit previously granted Awards to vest) within the Minimum Vesting Period (i) if such Awards are granted as substitute Awards in replacement of other Awards (or awards previously granted by an entity being acquired (or assets of which are being acquired)) that were scheduled to vest within the Minimum Vesting Period or (ii) if such Awards are being granted in connection with an elective deferral of cash compensation that, absent a deferral election, otherwise would have been paid to the grantee within the Minimum Vesting Period.
SECTION 3. STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION
(a)    Stock Issuable. Subject to adjustment as provided in this Section 3, the maximum number of shares of Stock reserved and available for issuance under the Plan shall be 440,000 shares. Subject to such overall limitation, the maximum aggregate number of shares of Stock that may be issued in the form of Incentive Stock Options shall not exceed 440,000 shares, subject in all cases to adjustment as provided in Section 3(b). For purposes of these limitations, the shares of Stock underlying any awards under the Plan or the Prior Plan that are forfeited, canceled or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares of Stock that may be issued as Incentive Stock Options. Notwithstanding the foregoing, the following shares shall not be added to the shares authorized for grant under the Plan: (i) shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding and (ii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right upon exercise thereof. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company. Awards that may be settled solely in cash shall not be counted against the share reserve.
(b)    Changes in Stock. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, extraordinary cash dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger, consolidation, or sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (iv) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of shares subject to Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.
(c)    Mergers and Other Transactions. In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent the parties to such Sale Event do not provide for the assumption, continuation or substitution of Awards, upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate. In such case, except as may be otherwise provided in the relevant Award Agreement, all Awards with time-based vesting, conditions or restrictions shall become fully vested and exercisable or nonforfeitable as of the effective time of the Sale Event, and all Awards with conditions and restrictions relating to the attainment of performance goals shall become vested and exercisable or nonforfeitable in connection with a Sale Event at the greater of (i) 100% of target levels or (ii) based on actual performance measured against the applicable performance goals as of the date of the Sale Event (if determinable). In the event of such termination, (i) the Company shall have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable (after taking into account any acceleration hereunder) at prices not in excess of the Sale Price) and (B)

the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights (provided that, in the case of an Option or Stock Appreciation Right with an exercise price equal to or greater than the Sale Price, such Option or Stock Appreciation Right shall be cancelled for no consideration); or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights (to the extent then exercisable after taking into account any acceleration hereunder) held by such grantee. The Company shall also have the option, in its sole discretion, to make or provide for a payment, in cash or in kind, to the grantees holding other Awards, in exchange for the cancellation thereof, in an amount equal to the Sale Price multiplied by the number of vested shares of Stock under such Awards (after taking into account any acceleration hereunder).
(d)    Maximum Awards to Non-Employee Directors. Notwithstanding anything to the contrary in this Plan, the value of all Awards awarded under this Plan and all other cash compensation paid by the Company to any Non-Employee Director in any calendar year for service as a Non-Employee Director shall not exceed $750,000; provided, however, that such amount shall be $1,000,000 for the calendar year in which the applicable Non-Employee Director is initially elected or appointed to the Board. For the purpose of these limitations, the value of any Award shall be its grant date fair value, as determined in accordance with FASB ASC Topic 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.
(e)    Substitute Awards. The Administrator may grant Awards under the Plan in substitution for shares and share-based awards held by employees, directors or consultants of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or shares of the employing corporation. The Administrator may direct that the substitute Awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances. To the extent permitted by applicable law, any substitute Awards granted under the Plan shall not count against the Share limitation set forth in Section 3(a).
SECTION 4. ELIGIBILITY
Grantees under the Plan will be such employees, Non-Employee Directors or Consultants of the Company and its Affiliates as are selected from time to time by the Administrator in its sole discretion; provided that Awards may not be granted to employees, Non-Employee Directors or Consultants who are providing services only to any “parent” of the Company, as such term is defined in Rule 405 of the Act, unless (i) the stock underlying the Awards is treated as “service recipient stock” under Section 409A or (ii) the Company, in consultation with its legal counsel, has determined that such Awards are exempt from or otherwise comply with Section 409A.
SECTION 5. STOCK OPTIONS
(a)    Award of Stock Options. The Administrator may grant Stock Options under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.
Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.
Stock Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator deems desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.
(b)    Exercise Price. The exercise price per share for the Stock covered by a Stock Option shall be determined by the Administrator at the time of grant but shall not be less than 100% of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the exercise price of such Incentive Stock Option shall be not less than 110% of the Fair Market Value on the grant date. Notwithstanding the foregoing, Stock Options may be granted with an exercise price per share that is less than 100% of the Fair Market Value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the date of grant, or (iii) if the Stock Option is otherwise exempt from or compliant with Section 409A.
(c)    Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.
(d)    Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as determined by the Administrator at or after the grant date. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(e)    Method of Exercise. Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the exercise price may be made by one or more of the following methods except to the extent otherwise provided in the Award Agreement:
(i)    In cash, by certified or bank check or other instrument acceptable to the Administrator;
(ii)    Through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;
(iii)    By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the exercise price; provided that in the event the optionee chooses to pay the exercise price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company may prescribe as a condition of such payment procedure; or
(iv)    With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.
Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in the optionee’s stead in accordance with the provisions of the Stock Option) by the Company of the full exercise price for such shares and the fulfillment of any other requirements contained in the Award Agreement or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company or an Affiliate is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the exercise price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.
(f)    Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall be a Non-Qualified Stock Option.
SECTION 6. STOCK APPRECIATION RIGHTS
(a)    Award of Stock Appreciation Rights. The Administrator may grant Stock Appreciation Rights under the Plan. A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Agreement) having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right is exercised.
(b)    Exercise Price of Stock Appreciation Rights. The exercise price of a Stock Appreciation Right shall not be less than 100% of the Fair Market Value of the Stock on the date of grant. Notwithstanding the foregoing, Stock Appreciation Rights may be granted with an exercise price per share that is less than 100% of the Fair Market Value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the date of grant, or (iii) if the Stock Appreciation Right is otherwise exempt from or compliant with Section 409A.
(c)    Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to the Plan.
(d)    Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as determined by the Administrator on or after the date of grant. The term of a Stock Appreciation Right may not exceed ten years.
SECTION 7. RESTRICTED STOCK AWARDS
(a)    Nature of Restricted Stock Awards. The Administrator may grant Restricted Stock Awards under the Plan. A Restricted Stock Award is any Award of Restricted Shares subject to such restrictions and conditions as the Administrator determines at or after the time of grant.

(b)    Rights as a Stockholder. Upon the grant of a Restricted Stock Award and payment of any applicable purchase price, if any, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Shares and receipt of dividends; provided that any dividends paid by the Company during the vesting period shall accrue and shall not be paid to the grantee until and to the extent the Restricted Stock Award vests. Unless the Administrator determines otherwise, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.
(c)    Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Award Agreement. Except as otherwise provided by the Administrator either in the Award Agreement or, subject to Section 16 below, in writing after the Award is issued, if a grantee’s employment (or other Service Relationship) with the Company and its Affiliates terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other Service Relationship) at the lesser of their original purchase price (if any) or the Fair Market Value at the time of repurchase, and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.
(d)    Vesting of Restricted Shares. The Administrator at or after the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives or other conditions on which the non-transferability of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives or other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.”
SECTION 8. RESTRICTED STOCK UNITS
(a)    Nature of Restricted Stock Units. The Administrator may grant Restricted Stock Units under the Plan. A Restricted Stock Unit is an Award of stock units that may be settled in shares of Stock (or cash, to the extent explicitly provided for in the Award Agreement) upon the satisfaction of such restrictions and conditions at the time of grant. Except in the case of Restricted Stock Units with a deferred settlement date that complies with Section 409A, at the end of the vesting period, Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock (or cash, to the extent explicitly provided for in the Award Agreement). Restricted Stock Units with deferred settlement dates granted to U.S. taxpayers are subject to Section 409A and shall contain such additional terms and conditions as the Administrator may determine in its sole discretion in order to comply with the requirements of Section 409A.
(b)    Election to Receive Restricted Stock Units in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and, if applicable, in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer will be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Agreement.
(c)    Rights as a Stockholder. A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the stock units underlying the grantee’s Restricted Stock Units, subject to the provisions of Section 11 and such terms and conditions as the Administrator may determine.
(d)    Termination. Except as otherwise provided by the Administrator either in the Award Agreement or, subject to Section 16 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or other Service Relationship) with the Company and its Affiliates for any reason.
SECTION 9. UNRESTRICTED STOCK AWARDS
Grant or Sale of Unrestricted Stock. The Administrator may grant (or sell at such purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. An Unrestricted Stock Award is an Award pursuant to which the grantee receives shares of Stock free of any restrictions under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.
SECTION 10. CASH-BASED AWARDS
Grant of Cash-Based Awards. The Administrator may grant Cash-Based Awards under the Plan. A Cash-Based Award is an Award that entitles the grantee to a payment in cash upon the attainment of specified performance goals. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award becomes vested or payable and such other provisions as the Administrator determines. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash.
SECTION 11. DIVIDEND EQUIVALENT RIGHTS
(a)    Dividend Equivalent Rights. The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Stock Units or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Agreement. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an Award of Restricted Stock Units shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.
(b)    Termination. Except as may otherwise be provided by the Administrator either in the Award Agreement or, subject to Section 16 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the grantee’s termination of employment (or other Service Relationship) with the Company and its Affiliates for any reason.
SECTION 12. TRANSFERABILITY OF AWARDS
(a)    Transferability. Except as provided in Section 12(b) below, during a grantee’s lifetime, such grantee’s Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.
(b)    Administrator Action. Notwithstanding Section 12(a), the Administrator, in its discretion, may provide either in the Award Agreement regarding a given Award or by subsequent written approval that the grantee may transfer such grantee’s Non-Qualified Stock Options to such grantee’s immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a grantee for value.
(c)    Family Member. For purposes of Section 12(b), “family member” means a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.
SECTION 13. TAX WITHHOLDING
(a)    Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amount received thereunder first becomes includable in the gross income of the grantee for income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any federal, state or local taxes, and non-U.S. or other taxes of any kind required by law to be withheld by the Company or its Affiliate with respect to such income. The Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee or to satisfy any applicable withholding obligations by any other method of withholding that the Company or its Affiliates deem appropriate. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.
(b)    Payment in Stock. The Administrator may require the Company’s or Affiliate’s tax withholding obligation to be satisfied, in whole or in part, by the Company withholding from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the grantees. The Administrator may also require the Company’s or Affiliate’s tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares of Stock issued pursuant to any Award are immediately sold and proceeds from such sale are remitted to the Company or Affiliate in an amount that would satisfy the withholding amount due.
SECTION 14. SECTION 409A AWARDS
Awards are intended to be exempt from Section 409A to the greatest extent possible and to otherwise comply with Section 409A. The Plan and all Awards shall be interpreted in accordance with such intent. To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated except to the extent permitted by Section 409A. The Company makes no representation that any or all of the payments or benefits described in the Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. The grantee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.
SECTION 15. TERMINATION OF SERVICE RELATIONSHIP, TRANSFER, LEAVE OF ABSENCE, ETC.
(a)    Termination of Service Relationship. If the grantee’s Service Relationship is with an Affiliate and such Affiliate ceases to be an Affiliate, the grantee shall be deemed to have terminated such grantee’s Service Relationship for purposes of the Plan.
(b)    For purposes of the Plan, the following events shall not be deemed a termination of a Service Relationship:
(i)    a transfer to the employment or service of the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another;
(ii)    an approved leave of absence for military service or sickness, or for any other purpose approved by the Company or its Affiliate, as the case may be, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing; or
(iii)    the transfer in status from one eligibility category under Section 4 hereof to another category.
SECTION 16. AMENDMENTS AND TERMINATION
The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall materially and adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Section 3(b) or 3(c), in no event may the Administrator, without prior stockholder approval, exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or effect repricing through cancellation and re-grants or cancellation of Stock Options or Stock Appreciation Rights in exchange for cash or other Awards. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by Company stockholders. Nothing in this Section 16 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(b) or 3(c).
SECTION 17. STATUS OF PLAN
With respect to the portion of any Award that has not been exercised or settled and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator otherwise expressly determines in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.
SECTION 18. GENERAL PROVISIONS
(a)    No Distribution. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.
(b)    Issuance of Stock. To the extent certificated, stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company has mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company or any Affiliate. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company has given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company or any Affiliate, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any evidence of book entry or certificates evidencing shares of Stock pursuant to the exercise or settlement of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. Any Stock issued pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation systems on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate or notations on any book entry to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.
(c)    No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award, and the Administrator shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional shares, or whether such fractional shares or any rights thereto shall be cancelled, terminated or otherwise eliminated.
(d)    Stockholder Rights. Until Stock is deemed delivered in accordance with Section 18(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or Stock Appreciation Right or any other action by the grantee with respect to an Award.
(e)    Other Compensation Arrangements; No Rights to Continued Service Relationship. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any grantee any right to continued employment or service with the Company or any Affiliate.
(f)    Trading Policy Restrictions. Awards under the Plan are subject to the Company’s insider trading policies and procedures, as in effect from time to time.
(g)    Clawback Policy. A grantee’s rights with respect to any Award hereunder shall in all events be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any right that the Company may have under any Company clawback, forfeiture or recoupment policy as in effect from time to time or other agreement or arrangement with a grantee or (ii) applicable law.
(h)    Misconduct. Notwithstanding anything to the contrary in the Plan, if the Administrator finds, after consideration of the facts presented on behalf of the Company and the involved grantee, that the grantee has been engaged in fraud, embezzlement, theft, commission of a felony, or dishonesty in the course of the grantee’s employment by or service with the Company or any Affiliate, or that the grantee has disclosed trade secrets of the Company or its Affiliates and that such actions have damaged the Company or any Affiliate in any significant manner, in the discretion of the Administrator, then the Administrator may require that the grantee forfeit all rights to all unexercised or unsettled Awards (whether vested or unvested) held by such grantee, all of which Awards and rights shall be automatically canceled.

SECTION 19. EFFECTIVE DATE OF PLAN
This Plan shall become effective upon stockholder approval in accordance with applicable state law, the Company’s bylaws and articles of incorporation, and applicable stock exchange rules. No grants of Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.
SECTION 20. GOVERNING LAW
The validity, construction, interpretation and effect of the Plan and Award Agreements issued under the Plan shall exclusively be governed by and determined in accordance with the law of the Commonwealth of Pennsylvania.

DATE APPROVED BY BOARD OF DIRECTORS:	March 12, 2025
DATE APPROVED BY STOCKHOLDERS:

Annex B
Non-GAAP Financial Measures
The Company’s accounting and reporting policies are in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). and follow accounting and reporting guidelines prescribed by bank regulatory authorities and general practices within the financial services industry in which it operates. However, certain non-GAAP measures are used by management to assist with understanding the effect on financial results from non-recurring charges and evaluate the Company's performance. These include adjusted net income and adjusted return on average equity. Management believes that the use of these non-GAAP measures provides meaningful information about operating performance by enhancing comparability with other financial periods and other financial institutions. The non-GAAP measures used by management enhance comparability by excluding the effects of items that do not reflect ongoing operating performance. This supplemental presentation should not be construed as an inference that our future results will be unaffected by similar adjustments to be determined in accordance with GAAP.
A reconciliation of the non-GAAP financial measures used by the Compensation Committee to evaluate and measure the Company's performance in making its compensation decisions to the most directly comparable GAAP financial measures is presented below.

(dollars in thousands)	December 31, 2024
Net income (A) - most directly comparable GAAP-based measure	$22,050
Plus: Merger-related expenses (B)	22,671
Plus: Provision for credit losses on non-PCD loans (B)	15,504
Less: Related tax effect (C)	(8,250)
Adjusted net income (D = A+B-C) - Non-GAAP measure	$51,975

Average equity (F)	$392,280
Return on average equity (=A / F) - most directly comparable GAAP-based measure	5.62%
Return on average equity, adjusted (=D / F) - Non-GAAP Measure	13.25%

B-1

V64686-P27278

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

ORRSTOWN FINANCIAL SERVICES, INC.

The undersigned hereby appoints Joel R. Zullinger and Robert G. Coradi, or either of them, each with full power of substitution as attorneys and proxies of the undersigned, to vote, as designated on the other side of this proxy, all shares of Orrstown Financial Services, Inc. (the "Company") common stock of the undersigned at the Annual Meeting of Shareholders of the Company to be held virtually on May 6, 2025, at 9:00 A.M. ET, via live webcast at www.virtualshareholdermeeting.com/ORRF2025, and at any adjournment of such meeting, as fully and effectually as the undersigned could do if personally present, and hereby revokes all previous proxies for said meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ALL NOMINEES AND ALL PROPOSALS.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS SIGNED PROXY WILL BE VOTED "FOR" ALL NOMINEES AND ALL PROPOSALS. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS SIGNED PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN ACCORDANCE WITH THE DIRECTION PROVIDED BY THE COMPANY'S BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

(Continued, and to be marked, dated and signed, on the other side)

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ORRF2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V64685-P27278

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ORRSTOWN FINANCIAL SERVICES, INC.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE FOLLOWING PROPOSALS:

Nominees:	**For**	**Withhold**
1a. Barbara E. Brobst	☐	☐
1b. Mark K. Keller	☐	☐
1c. J. Rodney Messick	☐	☐
1d. Thomas R. Quinn, Jr.	☐	☐
1e. Michael J. Rice	☐	☐

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date